UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 11-K

(Mark One)

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2010

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________ to ____________

Commission File Number: 1-4423

A.	Full title of the plan and address of the plan, if different from that of the issuer named below:

HEWLETT-PACKARD COMPANY 401(k) PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

HEWLETT-PACKARD COMPANY 3000 HANOVER STREET PALO ALTO, CALIFORNIA 94304

Hewlett-Packard Company 401(k) Plan
Financial Statements and Supplemental Schedule

December 31, 2010 and 2009,
and for the Year Ended December 31, 2010

Report of Independent Registered Public Accounting Firm

Plan Administrator
Hewlett-Packard Company 401(k) Plan

We have audited the accompanying statements of net assets available for benefits of Hewlett-Packard Company 401(k) Plan as of December 31, 2010 and 2009, and the related statement of changes in net assets available for benefits for the year ended December 31, 2010. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2010 and 2009, and the changes in its net assets available for benefits for the year ended December 31, 2010, in conformity with US generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2010, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Ernst & Young LLP
San Jose, California
June 29, 2011

Hewlett-Packard Company 401(k) Plan

Statements of Net Assets Available for Benefits

	December 31
	2010	2009
Assets
Cash	$95,996,407	$4,315,148
Investments, at fair value	12,394,759,301	10,052,618,179
Receivables:
Notes receivable from participants	216,675,830	133,064,572
Company contribution	40,192,858	25,982,745
Amount due from brokers for securities sold	29,530,187,605	201,906,549
Forward foreign currency contracts	4,349,106	68,874,951
Interest, dividends and other	6,319,563	8,111,837
Total receivables	29,797,724,962	437,940,654
Total assets	42,288,480,670	10,494,873,981

Liabilities
Amount due to brokers for securities purchased	27,596,895,765	196,379,984
Forward foreign currency contracts payable	4,309,996	69,385,734
Administrative expenses and other payables	4,184,902	8,076,020
Total liabilities	27,605,390,663	273,841,738

Net assets reflecting investments, at fair value	14,683,090,007	10,221,032,243

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	1,786,962	16,921,697

Net assets available for benefits	$14,684,876,969	$10,237,953,940

See accompanying notes.

Hewlett-Packard Company 401(k) Plan

Statement of Changes in Net Assets Available for Benefits

Year Ended December 31, 2010

Additions
Investment income:
Interest and dividends	$169,280,638
Net realized and unrealized appreciation in fair value of investments	722,494,689
891,775,327

Interest income on notes receivable from participants	7,462,589

Contributions:
Participants	413,972,578
Company	158,141,680
Rollover	97,116,854
Total contributions	669,231,112
Transfers from other plans	3,858,652,097

Total additions	5,427,121,125

Deductions
Benefits paid directly to participants	963,413,406
Investment management fees	10,358,095
Administrative expenses and fees	6,426,595
Total deductions	980,198,096

Net increase	4,446,923,029

Net assets available for benefits:
Beginning of year	10,237,953,940
End of year	$14,684,876,969

See accompanying notes.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements

December 31, 2010

1. Description of the Plan

The following brief description of the Hewlett-Packard Company 401(k) Plan (the Plan) provides only general information. Participants should refer to the plan document for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering employees of Hewlett-Packard Company (the Company or HP) and designated domestic subsidiaries who are on the U.S. payroll and who are employed as regular full-time or regular part-time or limited-term employees. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Assets of the Plan are invested in a three-tier investment structure. Tier 1 includes one ready-made portfolio (the Conservative Portfolio), and nine Birth Date Funds. The Birth Date Funds’ investment strategy is designed to apply over a participant’s entire investment horizon, including the years after retirement, and is designed to become more conservative as participants grow older. Tier 2 includes 15 institutional funds in a range of asset classes. Tier 3 includes 13 brand-name mutual funds spanning several investment categories. Additionally, the Plan offers Company common stock as an investment option. All investments are participant-directed.

Effective December 31, 2010, the Plan offered new investment options designed to help streamline participant’s investment choices and provide new diversification opportunities and lower costs. Assets of the Plan are invested in a five-tier investment structure. The 1990 Birth Date Fund was added to Tier 1, for a total of 10 Birth Date Funds. Tier 2 includes six actively managed institutional funds from the main asset classes – stocks, bonds and short-term investments. Tier 3 includes six index funds that try to mirror a specific market index by investing in the same list of equities and bonds. Tier 4 includes six funds from specialty asset classes, such as real-return income, commodities and real estate. The Company common stock is also included in Tier 4. Tier 5 is a self-directed Mutual Fund Brokerage Window that offers more than 8,500 brand-name mutual funds through Fidelity.

In November 2010, HP approved the merger of the EDS 401(k) Plan into the Plan effective December 31, 2010. A brief blackout period started on December 30, 2010, and ended on January 3, 2011. At the date of the merger, the EDS 401(k) Plan transferred net assets to the Plan amounting to $3,858,652,097. Included in the Company contribution receivable on the statement of net assets available for benefits as of December 31, 2010, were $13,332,342 of employer

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

1. Description of the Plan (continued)

contributions related to the previous EDS 401(k) Plan participants. During the blackout period, the Plan and EDS 401(k) Plan investments were automatically mapped or moved to the new fund options in the Plan that most closely align with the asset allocation and risk-and-return potential of the existing Plan and EDS 401(k) Plan investment elections. The blackout period was necessary to implement the changes, such as moving assets and establishing the new investment options described above.  The financial statement captions “amount due from brokers for securities sold” and “amount due to brokers for securities purchased” reflect the transactions related to these changes in the investment options.

The Plan includes a non-leveraged employee stock ownership plan feature (the ESOP) within the meaning of Internal Revenue Code (the Code) Section 4975(e)(7). The ESOP is maintained as part of the Plan and is designed to invest primarily in the Company’s common stock. The purpose of the ESOP is to permit participants the option of having dividends on the Company’s common stock re-invested in the Plan or paid directly to them in cash. Participants in the Plan who were formerly participants in the Compaq Computer Corporation 401(k) Investment Plan, but who did not become employees of the Company subsequent to the acquisition of Compaq Computer Corporation in May 2002, and participants who were formerly participants in the EDS 401(k) Plan but who did not become employees of the Company subsequent to the acquisition of EDS in August 2008, are not eligible to participate in the ESOP.

Effective January 1, 2010, new guidelines were imposed on participants’ ability to invest in the Company common stock, with a goal of limiting investments in Company common stock to a maximum of 20% of a participant’s portfolio. Under the new guidelines, if a participant’s account currently has more than 20% invested in the Company common stock fund, the participant will not be forced to reduce his or her holdings; however, the investment election for ongoing contributions and loan repayments will be limited to a maximum of 20% in the Company common stock fund, and any percentage above the 20% limit for ongoing contributions will automatically be directed to the appropriate Birth Date Fund based on the year the participant was born. In addition, the new guidelines provide that future requested exchanges into the Company common stock fund will be blocked if the requested change will cause the participant to exceed the 20% limit or if the participant is already at or above the 20% limit of the Company common stock fund to the participant’s overall portfolio balance. Finally, the new guidelines provide that if the participant chooses to rebalance his or her portfolio, the respective holdings in the Company common stock fund will be limited to a maximum of 20% regardless of the current investments in the Company common stock fund.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

1. Description of the Plan (continued)

Contributions

As soon as administratively feasible, normally about 15 days after the employee’s employment start date, and effective December 31, 2009, employees are automatically enrolled in the Plan at a 3% contribution rate in the appropriate Birth Date Funds based on the year employees were born.

Participants may annually contribute, on a pretax basis, up to 50% of their eligible compensation, as defined by the Plan. Contributions are subject to annual deductibility limits specified under the Code. The annual limitation was $16,500 for 2010. Contributions can be made as whole or fractional percentages of pay. Employees can choose pre-tax contributions, after-tax Roth 401(k) contributions, or a combination of the two. The Plan also accepts rollover contributions from a Roth deferral account to the Plan as described in Code section 402A(e)(1) and only to the extent the rollover is permitted under the rules of section 402(c) of the Code. After-tax Roth 401(k) contributions shall be treated as deferred contributions for all purposes under the Plan, including Company matching contributions.

Participants who are age 50 or older by the end of the plan year can contribute an additional $5,500 above the annual limitation. Catch-up contributions can be pre-tax contributions, after-tax Roth 401(k) contributions, or a combination of the two. These catch-up contributions are not eligible for the Company match. Participants may also make rollover contributions of amounts representing distributions from other qualified defined benefit or defined contribution plans.

The Company matching contribution is a quarterly discretionary performance-based match, determined each fiscal quarter based on business results, up to a maximum of 100% of the first 4% of the eligible compensation for all eligible U.S. employees.

For the 2010 plan year, the discretionary Company matching contribution was funded at 100%, up to 4% of eligible earnings. Effective November 1, 2010, the Company matching contribution was reinstated as a fixed benefit rather than as a discretionary performance-based match, i.e., 100% Company matching contribution of the first 4% of eligible pay contributed each pay period.

Employees of Palm, Inc. (Palm), who began participating in the Plan in August 2010, following the Company’s July 1, 2010 acquisition of Palm, are eligible for matching contributions of 50% of the first 6% of eligible pay contributed each pay period.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

1. Description of the Plan (continued)

Vesting

Participants are fully vested at all times with regard to their contributions and earnings thereon.

Effective January 1, 2006, all new employees are subject to a three-year cliff vesting schedule with regard to Company matching contributions. As a result, participants with no prior HP service who enter the Plan on or after January 1, 2006, do not vest in Company matching contributions until the earlier of earning three years of credited service, attaining age 65, death before termination of employment, or becoming eligible for disability benefits under the Company’s long-term disability benefits program, at which time they will become 100% vested in their Company matching contributions and earnings thereon.

Participants who are employees of Palm are subject to a three-year graded vesting schedule, with their Company matching contributions becoming 33% vested after one full year of service, 66% vested after two full years of service, and 100% vested after three or more years of service.

Participant Accounts

Each participant’s account is credited with the participant’s contributions and allocations of (i) Company contributions and (ii) Plan earnings and losses. Allocations are determined in accordance with the provisions of the plan document. The benefit to which a participant is entitled is the benefit that can be provided from the vested portion of the participant’s account.

Notes Receivable from Participants

The Plan offers two types of loans, namely general-purpose loans and primary residence loans. The repayment period for a general-purpose loan may not exceed five years, and the repayment period for a primary residence loan may not exceed 15 years.

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balances. Loans are secured by the participant’s account and bear interest at a rate equal to the prevailing prime rate plus 1%. Principal and interest are paid ratably through payroll deductions.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

1. Description of the Plan (continued)

Forfeitures

Upon termination of employment, participants forfeit their nonvested balances. Forfeited balances of terminated participants’ nonvested accounts are used to reduce future Company matching contributions, restore previously forfeited balances, or pay eligible Plan expenses. Unallocated forfeiture balances as of December 31, 2010 and 2009, were approximately $2,300,000 and $5,100,000, respectively, and forfeitures used to reduce Company matching contributions for 2010 were $9,957,000.  Additionally, the unallocated EDS 401(k) Plan forfeiture balance as of December 31, 2010, was approximately $2,900,000 and was applied to the Company match made in 2011.

Payment of Benefits

On termination of service, death, or retirement, participants may elect to receive a lump-sum amount equal to the value of their account. Lump-sum payments may be made in cash or shares of stock for distribution from the Company common stock fund. Hardship distributions and in-service withdrawals are permitted if certain criteria are met. Participants may also, at any time, withdraw all or part of their rollover accounts.

Administrative and Investment Management Expenses

Certain fees and expenses of the Plan for legal and other administrative services are paid directly by the Company on behalf of the Plan. Starting with the Company’s fiscal quarter ended October 31, 2009, each participant was charged a fixed fee of $9.75 per fiscal quarter for recordkeeping expense. Certain administrative and investment management fees related to Tier 1 and 2 investment options are paid directly to the Plan’s investment managers and are reported separately on the statement of changes in net assets available for benefits. Investment management fees charged by the previous Tier 3 mutual funds were deducted from the net asset values of the mutual funds and were, therefore, recorded as a component of the net realized and unrealized appreciation in fair value of the Plan’s investments. For the new investment options offered effective December 31, 2010, the investment management fees related to Tiers 1 through 4 are paid directly to the Plan’s investment managers and are reported separately on the statement of changes in net assets available for benefits. There were no fees charged related to the Tier 5 investments for the year ended December 31, 2010.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

1. Description of the Plan (continued)

Plan Termination

Although it has not expressed any intent to do so, the Company has the right to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting.

Reclassifications

Certain prior year amounts in the statement of net assets available for benefits have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes and supplemental schedule. Actual results could differ from those estimates.

New Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update 2010-06, Improving Disclosures about Fair Value Measurements (ASU 2010-06). ASU 2010-06 amended ASC 820 to clarify certain existing fair value disclosures and require a number of additional disclosures. The guidance in ASU 2010-06 clarified that disclosures should be presented separately for each “class” of assets and liabilities measured at fair value and provided guidance on how to determine the appropriate classes of assets and liabilities to be presented. ASU 2010-06 also clarified the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. In addition, ASU 2010-06 introduced new requirements to disclose the amounts (on a gross basis) and reasons for any significant transfers between Levels 1, 2, and 3 of the fair value hierarchy and present information regarding the purchases,

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

sales, issuances, and settlements of Level 3 assets and liabilities on a gross basis. With the exception of the requirement to present changes in Level 3 measurements on a gross basis, which is delayed until 2011, the guidance in ASU 2010-06 became effective for reporting periods beginning after December 15, 2009. Since ASU 2010-06 only affects fair value measurement disclosures, adoption of ASU 2010-06 did not affect the Plan’s net assets available for benefits or its changes in net assets available for benefits.

In September 2010, the FASB issued Accounting Standards Update 2010-25, Reporting Loans to Participants by Defined Contribution Pension Plans (ASU 2010-25). ASU 2010-25 requires participant loans to be measured at their unpaid principal balance plus any accrued but unpaid interest and classified as notes receivable from participants. Previously loans were measured at fair value and classified as investments. ASU 2010-25 is effective for fiscal years ended after December 15, 2010, and is required to be applied retrospectively. Adoption of ASU 2010-25 did not change the value of participant loans from the amount previously reported as of December 31, 2009. Participant loans have been reclassified to notes receivable from participants as of December 31, 2009.

In May 2011, the FASB issued Accounting Standards Update 2011-04, Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs (ASU 2011-04). ASU 2011-04 amended ASC 820 to converge the fair value measurement guidance in U.S. generally accepted accounting principles (GAAP) and International Financial Reporting Standards (IFRSs). Some of the amendments clarify the application of existing fair value measurement requirements, while other amendments change a particular principle in ASC 820. In addition, ASU 2011-04 requires additional fair value disclosures. The amendments are to be applied prospectively and are effective for annual periods beginning after December 15, 2011. Plan management is currently evaluating the effect that the provisions of ASU 2011-04 will have on the Plan’s financial statements.

Derivative Contracts

In the normal course of business, the Plan enters into derivative contracts (derivatives) for trading purposes. Derivatives are either exchange-traded or over-the-counter (OTC) contracts. Exchange-traded derivatives are standard contracts traded on a regulated exchange. OTC contracts are private contracts negotiated with counterparties. The Plan has entered into derivatives that include foreign-currency exchange contracts, option contracts, futures and swaps agreements.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Derivatives are recorded at fair value. The Plan values derivatives at independent values when available; otherwise, fair values are based on pricing models that incorporate the time value of money, volatility, credit spreads, liquidity, and the current market and contractual prices of the underlying financial instruments.

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). See Note 4 for further discussion of fair value measurements.

Investment contracts held by a defined contribution plan are required to be reported at fair value (see Note 4). However, contract value is the relevant measurement attribute for that portion of net assets available for benefits of the Plan attributable to fully benefit-responsive contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in fully benefit-responsive guaranteed investment contracts (GICs) and synthetic investment contracts (synthetic GICs). The statements of net assets available for benefits present the fair value of the investment contracts, as well as an adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The fair value of the GICs is calculated by discounting the related cash flows based on current yields of similar instruments with comparable durations. The underlying investments of the synthetic GICs are valued at quoted redemption values on the last business day of the Plan’s year-end. Wrapper contracts are valued using a replacement cost methodology as of the last day of the plan year. The contract value of the fully benefit-responsive investment contracts represents contributions plus earnings, less participant withdrawals and administrative expenses.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Assets and liabilities measured at fair value are categorized into the following fair value hierarchy:

Level 1 – Fair value is based on unadjusted quoted prices for identical assets or liabilities in an active market that the Plan has the ability to access at the measurement date.

Level 2 – Fair value is based on quoted prices in markets that are not active, quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability. Pricing models are utilized to estimate fair value for certain financial assets and liabilities categorized in Level 2.

Level 3 – Fair value is based on prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable. These inputs reflect management’s judgment about the assumptions that a market participant would use in pricing the investment and are based on the best available information, some of which may be internally developed.

The level in the fair value hierarchy with which the fair value measurement is classified is determined based on the lowest level input that is significant to the fair value measure in its entirety.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded as earned. Dividends are recorded on the ex-dividend date. Net appreciation in the fair value of investments includes the Plan’s gains and losses on investments bought and sold, as well as held during the year.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

3. Investments

The fair values of individual investments that represent 5% or more of the fair value of the Plan’s net assets are as follows:

	December 31
	2010	2009

HP Common Stock	$926,242,647	$1,238,052,019
Vanguard PRIMECAP ADM Fund	820,106,528	688,218,529
Vanguard Employee Benefit Index Fund	*	813,298,960
Dwight Target 2 Fund	*	635,253,443
Fidelity Contrafund	*	572,514,247

*Less than 5% of the fair value of the Plan’s net assets as of year-end.

For the year ended December 31, 2010, the Plan’s investments (including investments purchased, sold, as well as held during the year) appreciated in fair value as follows:

Registered investment companies	$467,808,465
Common stock	278,951,385
Common collective trust funds	178,448,029
Company common stock	(209,729,989)
Corporate debt	7,016,799
Total net realized and unrealized appreciation in fair value of investments	$722,494,689

4. Fair Value Measurements

The following is a description of the valuation methodologies used for assets measured at fair value.

Common collective trusts and privately held mutual funds: Valued at the NAV established by the funds’ sponsor on the last business day of the plan year, based on the fair value of the assets underlying the funds. There are no redemption restrictions on the Plan’s investments in common collective trusts.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

4. Fair Value Measurements (continued)

Publicly traded mutual funds, common stocks, corporate debt and U.S. government securities: Valued at the closing price reported on the active market on which the individual securities are traded.

Money market funds: Valued at the NAV of units held by the Plan at year-end.

Short-term investments: Valued at cost plus accrued interest, which approximates fair value.

Synthetic GICs: Valued at fair value of the underlying investments, which consist of mutual funds, short-term investments, corporate debt, and U.S. government securities (see Note 5).

Traditional GICs: Value is determined using the present value of the contracts’ future cash flow values discounted by comparable duration Wall Street Journal GIC index rates.

Wrappers: Value is determined by a present value discounting of the difference between the contractual wrap rate fee and the rebid rate.

Derivative instruments: Listed derivatives, such as futures and exchange-traded options, are valued based on quoted prices from the exchange and are categorized in Level 1 of the fair value hierarchy to the extent that these instruments are actively traded and valuation adjustments are not applied. If valuation adjustments are applied to listed derivatives, they are categorized in Level 2. OTC derivative contracts are privately negotiated contracts with counterparties including forwards, credit default swaps and total return swaps. Depending on the product and the terms of the transaction, the fair value for the OTC derivative products can be modeled taking into account the counterparties’ creditworthiness and using a series of techniques, including simulation models. Many pricing models do not entail material subjectivity because the methodologies employed do not necessitate significant judgments and the pricing inputs are observed from actively quoted markets. Such contracts are categorized in Level 2.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

4. Fair Value Measurements (continued)

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets and liabilities as of December 31, 2010 and 2009:

	Fair Value Measurements as of December 31, 2010
	Level 1	Level 2	Level 3	Total
Assets
Mutual funds:
Index funds	$806,641,582	$–	$–	$806,641,582
Growth funds	2,210,429,275	25,476,458	–	2,235,905,733
Fixed income funds	753,159,454	290,511,997	–	1,043,671,451
Value funds	99,872,623	–	–	99,872,623
Other funds	25,000,000	–	–	25,000,000
Total mutual funds	3,895,102,934	315,988,455	–	4,211,091,389

Common collective trusts:
Benefit responsive	–	109,898,140	–	109,898,140
Growth funds	–	291,331,604	–	291,331,604
Fixed income funds	–	747,873,726	–	747,873,726
Other funds	–	25,000,000	–	25,000,000
Total common collective trusts	–	1,174,103,470	–	1,174,103,470

HP Common Stock	926,242,647	–	–	926,242,647
Money market funds	–	409,204,895	–	409,204,895
Managed accounts:
Short-term investments	–	95,202,013	–	95,202,013
Common and preferred stocks:
Automobiles and components	52,692,030	–	–	52,692,030
Banks, insurance and other financial institutions	1,118,421,099	–	–	1,118,421,099
Consumer and capital goods	1,268,013,574	–	–	1,268,013,574
Health care and pharmaceuticals	505,015,477	–	–	505,015,477
Telecommunications and media	221,717,033	–	–	221,717,033
Technology, hardware and software	831,193,141	–	–	831,193,141
Energy, transportation and other utilities	648,391,939	–	–	648,391,939
Hospitality and real estate	366,020,304	–	–	366,020,304
Other	2,480,935	–	–	2,480,935
Total common and preferred stocks	5,013,945,532	–	–	5,013,945,532

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

4. Fair Value Measurements (continued)

	Fair Value Measurements as of December 31, 2010
	Level 1	Level 2	Level 3	Total
Corporate debt:
Banks, insurance and other financial institutions	$–	$98,166,806	$–	$98,166,806
Consumer and capital goods	–	22,859,762	–	22,859,762
Health care, pharmaceuticals, and biotechnology	–	13,128,645	–	13,128,645
Technology, hardware and equipment	–	10,454,278	–	10,454,278
Telecommunications and media	–	32,727,305	–	32,727,305
Energy, transportation and other utilities	–	18,307,452	–	18,307,452
Real estate	–	2,668,102	–	2,668,102
Other	–	4,157,969	–	4,157,969
Total corporate debt	–	202,470,319	–	202,470,319

Foreign obligations	–	1,591,455	–	1,591,455

U.S. government securities:
Federal	–	331,108,147	–	331,108,147
State	–	15,168,992	–	15,168,992
Municipal	–	3,362,833	–	3,362,833
Total U.S. government securities	–	349,639,972	–	349,639,972

Guaranteed investment contracts	–	11,267,609	–	11,267,609
Total investments	9,835,291,113	2,559,468,188	–	12,394,759,301

Derivative assets	28,949	4,394,519	–	4,423,468
Amount due from brokers for securities sold	29,530,187,605	–	–	29,530,187,605
Total assets measured at fair value	$39,365,507,667	$2,563,862,707	$–	$41,929,370,374

Liabilities
Derivative liabilities	$33,869	$4,310,164	$–	$4,344,033
Amount due to brokers for securities purchased	27,596,895,765	–	–	27,596,895,765
Total liabilities measured at fair value	$27,596,929,634	$4,310,164	$–	$27,601,239,798

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

4. Fair Value Measurements (continued)

	Fair Value Measurements as of December 31, 2009
	Level 1	Level 2	Level 3	Total
Assets
Mutual funds:
Index funds	$350,469,034	$–	$–	$350,469,034
Growth funds	2,563,953,433	293,276,700	–	2,857,230,133
Fixed income funds	253,519,451	8,697,378	–	262,216,829
Value funds	221,899,884	–	–	221,899,884
Other funds	17,533,885	–	–	17,533,885
Total mutual funds	3,407,375,687	301,974,078	–	3,709,349,765

Common collective trusts:
Index funds	–	813,298,960	–	813,298,960
Growth funds	–	382,720,689	–	382,720,689
Fixed income funds	–	1,170,003,695	–	1,170,003,695
Other funds	–	105,247,081	–	105,247,081
Total common collective trusts	–	2,471,270,425	–	2,471,270,425

HP Common Stock	1,238,052,019	–	–	1,238,052,019
Money market funds	–	209,735,873	–	209,735,873
Managed accounts:
Short-term investments	–	152,755,663	–	152,755,663
Common and preferred stocks:
Banks, insurance and other financial institutions	182,426,919	–	–	182,426,919
Consumer and capital goods	457,870,702	–	–	457,870,702
Health care, pharmaceuticals, and biotechnology	279,411,192	–	–	279,411,192
Technology, hardware and software	444,502,280	–	–	444,502,280
Energy, transportation and other utilities	280,790,968	–	–	280,790,968
Hospitality and real estate	182,945,424	–	–	182,945,424
Other	609,238	–	–	609,238
Total common and preferred stocks	1,828,556,723	–	–	1,828,556,723

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

4. Fair Value Measurements (continued)

	Fair Value Measurements as of December 31, 2009
	Level 1	Level 2	Level 3	Total
Corporate debt:
Banks, insurance and other financial institutions	$–	$68,537,872	$–	$68,537,872
Consumer and capital goods	–	23,391,435	–	23,391,435
Health care, pharmaceuticals, and biotechnology	–	19,320,084	–	19,320,084
Technology, hardware and software	–	9,004,335	–	9,004,335
Energy, transportation and other utilities	–	55,824,306	–	55,824,306
Hospitality and real estate	–	3,484,710	–	3,484,710
Other	–	593,680	–	593,680
Total corporate debt	–	180,156,422	–	180,156,422

U.S. government securities:
Federal	–	234,707,407	–	234,707,407
State	–	7,173,879	–	7,173,879
Municipal	–	2,257,999	–	2,257,999
Total U.S. government securities	–	244,139,285	–	244,139,285
Guaranteed investment contracts	–	17,749,665	–	17,749,665
Wrapper contracts	–	–	852,339	852,339
Total investments	6,473,984,429	3,577,781,411	852,339	10,052,618,179

Derivative assets	–	69,005,522	–	69,005,522
Amount due from brokers for securities sold	201,906,549	–	–	201,906,549
Total assets measured at fair value	$6,675,890,978	$3,646,786,933	$852,339	$10,323,530,250

Liabilities
Derivative liabilities	$74,346	$69,396,090	$–	$69,470,436
Amount due to brokers for securities purchased	196,379,984	–	–	196,379,984
Total liabilities measured at fair value	$196,454,330	$69,396,090	$–	$265,850,420

Certain prior year amounts in the fair value hierarchy table have been reclassified to conform to the current year presentation.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

4. Fair Value Measurements (continued)

Level 3 Gains and Losses

The table below sets forth a summary of changes in the fair value of the Plan’s Level 3 assets for the year ended December 31, 2010.

Wrapper Contracts

Balance, beginning of year	$852,339
Purchases, sales, issuances and settlements (net)	(852,339)
Balance, end of year	$–

5. Guaranteed Investment Contracts

Prior to December 31, 2010, the Plan offered a Stable Value Fund, which invested in GICs and synthetic GICs, to provide participants with a stable, fixed-rate return and protection of principal from market changes. There are no reserves against contract value for credit risk of the contract issuers or otherwise. The crediting interest rates are based on a formula agreed upon with the issuer. The interest rate paid by the issuer or contract rate may be fixed over the life of the contract or adjusted periodically, but cannot fall below 0%.

Certain events limit the ability of the Plan to transact at contract value with the issuer. Such events include amendments to the plan document, changes to the Plan’s prohibition of competing investment options, complete or partial termination of the Plan, the failure of the Plan or its trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA, the redemption of all or a portion of the Plan’s interest in the investment at the direction of the Company, or delivery of any communication to participants designed to influence participants not to invest in the Stable Value Fund. The Company does not believe that the occurrence of any such events, which would limit the Plan’s ability to transact at contract value with participants, is probable.

GICs generally do not permit issuers to terminate the contract prior to the scheduled maturity date. Wrapper contracts, a component of synthetic GICs, generally allow the issuer to terminate upon notice at any time for market value. Wrapper contracts generally also contain provisions to allow the Plan to elect to convert the wrapped portfolio to a declining direction strategy upon termination by the issuer. Such provisions are intended to result in contract value equaling market value by the ultimate maturity date.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

5. Guaranteed Investment Contracts (continued)

As of December 31, 2010, the Plan terminated its investment in synthetic GICs and the related wrapper contracts.

Average yields earned on the Stable Value Fund are as follows:

	Year Ended December 31
	2010	2009

Based on actual earnings	1.27%	3.22%
Based on interest rate credited to participants	1.32%	2.93%

As of December 31, 2010, the Plan holds a common collective trust fund that invests in fully benefit responsive GICs and a traditional GIC. All other investments that comprised the Stable Value Fund prior to December 31, 2010, were liquidated in preparation for the new investment option line up described above.

6. Derivatives

As the Plan holds investments denominated in foreign currencies, forward foreign currency contracts are generally utilized to hedge a portion of the currency exposure that results in those investments denominated in foreign currencies. The forward foreign currency contracts are not designated as hedging instruments.

Forward foreign currency contracts are generally marked-to-market at the prevailing forward exchange rate of the underlying currencies, and the difference between contract value and market value is recorded as unrealized appreciation (depreciation) in fair value of investments. When the forward foreign currency contract is closed, the Plan transfers the unrealized appreciation (depreciation) to a realized gain (loss) equal to the change in the value of the forward foreign currency contract when it was opened and the value at the time it was closed or offset.

Certain risks may arise upon entering into a forward foreign currency contract from the potential inability of the counterparties to meet the terms of their contracts. Additionally, when utilizing forward foreign currency contracts to hedge, the Plan gives up the opportunity to profit from favorable exchange rate movements during the term of the contract. As of December 31, 2010 and 2009, the value of currencies under forward foreign currency contracts represented less than 1% of net assets available for benefits.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

 6. Derivatives (continued)

Total gross notional amounts for outstanding derivatives (recorded at fair value) were as follows:

	December 31
	2010	2009

Forward foreign currency exchange	$1,178,178	$63,984,617
Financial futures	135,000,000	24,500,000
Interest rate swaps	3,121,615	11,000,000
Financial options	(28,800,000)	9,400,000
Credit default swaps	134,155	–
Total	$110,633,948	$108,884,617

Total gross notional amounts for forward foreign currency exchange contracts by currency were as follows:

	December 31
	2010	2009

South Korean won	$203,163	$99,613
Philippine peso	100,479	–
Chinese yuan	422,615	253,202
Mexican peso	197,982	205,003
Singapore dollar	364,817	52,449
British pound	(3,712)	17,951,934
Japanese yen	(1,834)	10,969,135
Australian dollar	(57)	8,655,624
Canadian dollar	(103,658)	7,192,366
Euro	(1,617)	5,904,548
Norwegian krone	–	4,456,546
Swedish krona	–	4,374,092
Swiss franc	–	3,870,105
Total	$1,178,178	$63,984,617

None of the derivative instruments contain credit-risk-related contingent features. Credit ratings are not applicable to the Plan investment accounts.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

6. Derivatives (continued)

The fair values of the derivatives instruments included in the net assets available for benefits were as follows:

	December 31, 2010		December 31, 2009
	Derivative Asset	Derivative Liability	Derivative Asset	Derivative Liability
Forward foreign currency exchange	$4,349,106	$4,309,996	$68,874,951	$69,385,734
Financial futures	22,125	–	–	–
Interest rate swaps	45,413	–	130,571	10,356
Financial options	6,824	33,869	–	74,346
Credit default swap	–	168	–	–
Total	$4,423,468	$4,344,033	$69,005,522	$69,470,436

All income from derivatives was recorded as net realized and unrealized appreciation (depreciation) in fair value of investments. The effects of derivatives on the net realized and unrealized appreciation (depreciation) in fair value of investments for the year ended December 31, 2010, were as follows:

Forward foreign currency exchange	$49,912
Interest rate swaps	8,163
Financial options	(1,394)
Credit default swap	(168)
Total	$56,513

7. Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service (IRS) dated October 24, 2009, stating that the Plan is qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualified status. The plan administrator believes that the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes the Plan, as amended, is qualified and the related trust is tax-exempt.  The plan administrator has indicated that it will take any steps necessary to maintain the tax qualified status of the Plan.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

7. Income Tax Status (continued)

Plan management evaluates any uncertain tax positions taken by the Plan. The financial statement effects of a tax position are recognized when the position is more likely than not, based on the technical merits, to be sustained upon examination by the IRS. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2010, there are no uncertain positions taken or expected to be taken. The Plan has recognized no interest or penalties related to uncertain tax positions. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The plan administrator believes it is no longer subject to income tax examinations for years prior to 2007.

8. Related-Party Transactions

Transactions in shares of the Company’s common stock qualify as party-in-interest transactions under the provisions of ERISA. During 2010, the Plan made purchases of approximately $21,229,235 and sales of approximately $138,622,764 of the Company’s common stock.

9. Risk and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

10. Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	December 31
	2010	2009
Net assets available for benefits per the financial statements	$14,684,876,969	$10,237,953,940
Less: Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(1,786,962)	(16,921,697)
Net assets available for benefits per the Form 5500	$14,683,090,007	$10,221,032,243

The following is a reconciliation of the net investment gain per the financial statements for the year ended December 31, 2010, to the Form 5500:

Net investment gain per the financial statements	$891,775,327
Less: Current year adjustment from fair value to contract value for fully benefit-responsive investment contracts	(1,786,962)
Add: Prior year adjustment from fair value to contract value for fully benefit-responsive investment contracts	16,921,697
Net investment gain per the Form 5500	$906,910,062

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year)

December 31, 2010

	(c)
	Description of Investment,
(b)	Including Maturity Date,		(e)
Identity of Issue, Borrower,	Rate of Interest, Collateral,		Current
(a) Lessor, or Similar Party	Par, or Maturity Value		Value

Money market funds:
* FIDELITY INSTITUTIONAL CASH PORTFOLIO	409,204,895	shares	$409,204,895

Short-term investments:
DREYFUS TREASURY CASH MGMT	60,777,248	shares	60,777,248
WACHOVIA BK NA BN 6% 11/15/17	725,000	shares	804,362
STATE STREET SHORT TERM INVESTMENT	7,123,478	shares	7,123,478
INTEREST-BEARING CASH	26,496,925	units	26,496,925
			95,202,013

Registered investment companies:
CRM MID CAP VALUE FD INSTL	3,483,524	shares	99,872,623
DODGE & COX INTL STOCK FD	13,852,471	shares	494,671,752
DODGE & COX STOCK FD	2,085,785	shares	224,764,202
FIDELITY LOW PRICED STOCK FUND	7,431,128	shares	285,206,675
HIGH YIELD PORTFOLIO INSTL CL	1,094,347	shares	8,623,458
HIGHBRIDGE DYNA COMM STR FD R5	1,289,990	shares	25,000,000
LAZARD EMERGING MKTS PORT FD	9,462,500	shares	206,093,257
MFS INTL NEW DISCOVERY FD I	7,495,578	shares	168,575,560
PIMCO ASSET BACK SECS PORT-UNL	964,280	shares	10,279,222
PIMCO EMMERG MKTS FD INST CL	1,060,819	shares	11,011,301
PIMCO HIGH YIELD FUND	30,689,713	shares	285,414,328
PIMCO INTL PORT FUND (UNLISTED)	5,699,431	shares	25,476,458
PIMCO INV GRD CORP PORT (UNLST)	6,833,524	shares	72,230,346
PIMCO MTG PORT INSTL CL(UNLST)	19,223,884	shares	208,002,429
PIMCO MUNI SECTR PORT INSTL CL	1,204,933	shares	9,398,477
PIMCO REAL RETRN BD FD INST CL	1,558,318	shares	14,102,776
PIMCO REAL RETURN BD FD I CL	31,607,835	shares	359,065,001
PIMCO SHORT TERM PORT INSTL CL	1,245,714	shares	11,398,285
PIMCO US GOVT SECTOR PORT INST	7,362,387	shares	65,157,129
VANGUARD PRIMECAP ADMIRAL SHS	12,012,693	shares	820,106,528
SPDR S&P 500 ETF TRUST	4,794,280	shares	603,024,538
ISHARES TR RUSSELL 2000 INDEX	2,602,800	shares	203,617,044
			4,211,091,389

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock:
1ST UNITED BANCORP INC	2,849	shares	$19,687
3D SYSTEMS CORP DEL	2,374	shares	74,757
3I GROUP PLC	20,363	shares	104,362
3M CO	104,840	shares	9,047,692
8X8 INC	7,269	shares	17,300
99 CENTS ONLY STORES	6,051	shares	96,453
A123 SYSTEM INC	10,552	shares	100,666
A2A SPA	19,790	shares	27,227
AALBERTS INDUSTRIES NV	3,078	shares	64,919
AAON INC	1,537	shares	43,359
AAR CORP	89,772	shares	2,466,037
AARONS INC A	9,423	shares	192,135
ABAXIS INC	2,887	shares	77,516
ABBOTT LABORATORIES	292,196	shares	13,999,110
ABERCROMBIE & FITCH CO CL A	12,883	shares	742,447
ABINGTON BANCORP INC	2,242	shares	26,747
ABIOMED INC	3,417	shares	32,837
ABM INDUSTRIES INC	6,070	shares	159,641
ABOVENET INC	3,304	shares	193,152
ABRAXAS PETROLEUM CORP	9,868	shares	45,097
ACACIA RESEARCH - ACACIA TECH	3,827	shares	99,272
ACADIA REALTY TRUST	27,478	shares	501,199
ACCELRYS INC	7,193	shares	59,702
ACCENTURE PLC CL A	97,450	shares	4,725,351
ACCO BRANDS CORP	7,091	shares	60,415
ACCRETIVE HEALTH INC	1,411	shares	22,929
ACCURAY INC	6,092	shares	41,121
ACE LTD	65,966	shares	4,106,384
ACETO CORP	3,287	shares	29,583
ACHILLION PHARMACEUTICALS INC	5,728	shares	23,771
ACI WORLDWIDE INC	4,289	shares	115,245
ACME PACKET INC	6,234	shares	331,399
ACORDA THERAPEUTICS INC	5,048	shares	137,608
ACTIVE POWER INC	10,301	shares	25,340
ACTIVISION BLIZZARD INC	66,982	shares	833,256
ACTUANT CORP CL A	33,767	shares	898,878
ACTUATE CORP	5,803	shares	33,077
ACUITY BRANDS INC	5,561	shares	320,703
ACXIOM CORP	10,360	shares	177,674

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
ADA-ES INC	968	shares	$10,803
ADMINISTAFF INC	2,887	shares	84,589
ADMIRAL GROUP PLC	101,469	shares	2,398,349
ADOBE SYSTEMS INC	74,607	shares	2,296,403
ADTRAN INC	34,617	shares	1,253,482
ADVANCE AMER CASH ADV CTRS INC	6,662	shares	37,574
ADVANCE AUTO PARTS INC	57,878	shares	3,828,630
ADVANCE RESID INV CRP NEW REIT	50	shares	111,925
ADVANCED ANALOGIC TECH INC	5,452	shares	21,863
ADVANCED BATTERY TECH INC	7,709	shares	29,680
ADVANCED ENERGY INDUSTRIES INC	4,980	shares	67,927
ADVANCED MICRO DEVICES INC	83,988	shares	687,022
ADVENT SOFTWARE	2,064	shares	119,547
ADVISORY BOARD CO	57,015	shares	2,715,624
AECOM TECHNOLOGY CORP	15,310	shares	428,221
AEON CO LTD	36,700	shares	459,117
AEON CREDIT SERVICE LTD	7,200	shares	101,774
AEP INDUSTRIES INC	641	shares	16,634
AERCAP HOLDINGS NV	275,000	shares	3,883,000
AEROPOSTALE INC	88,742	shares	2,186,603
AEROVIRONMENT INC	1,941	shares	52,077
AES CORP	97,088	shares	1,182,532
AETNA INC	163,833	shares	4,998,545
AFC ENTERPRISES INC	52,761	shares	733,378
AFFILIATED MANAGERS GROUP	21,004	shares	2,084,017
AFFYMAX INC	2,728	shares	18,141
AFFYMETRIX INC	9,124	shares	45,894
AFLAC INC	112,070	shares	6,324,110
AFREN PLC	587,100	shares	1,351,963
AGCO CORP	12,018	shares	608,832
AGEAS (BELG)	36,143	shares	82,633
AGGREKO PLC	40,900	shares	945,666
AGILE PROPERTY HOLDINGS LTD	348,000	shares	512,206
AGILENT TECHNOLOGIES INC	318,695	shares	13,203,534
AGILYSYS INC	2,529	shares	14,238
AGL RESOURCES INC	10,080	shares	361,368
AGNICO-EAGLE MINES LTD (CANA)	17,100	shares	1,311,570
AGREE REALTY CORP	1,122	shares	29,385
AGRICULTURAL BANK OF CHINA H	228,000	shares	114,403

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
AGRIUM INC	11,400	shares	$1,045,924
AH BELO CORP CL A	2,398	shares	20,863
AHOLD NV, KONINKLIJKE	39,000	shares	514,964
AIA GROUP LTD	686,400	shares	1,929,603
AIFUL CORP	33,150	shares	30,613
AIR GAS INC	10,974	shares	685,436
AIR LIQUIDE SA	4,549	shares	575,602
AIR METHODS CORP	1,441	shares	81,085
AIR PRODUCTS & CHEMICALS	46,946	shares	4,269,739
AIR TRANSPORT SERVICES GROUP	8,237	shares	65,072
AIRCASTLE LTD	5,953	shares	62,209
AIRTRAN HLDGS INC	17,499	shares	129,318
AISIN SEIKI CO LTD	2,300	shares	81,363
AK STEEL HLDG CORP	16,132	shares	264,081
AKAMAI TECHNOLOGIES INC	26,742	shares	1,258,211
AKORN INC	7,749	shares	47,036
ALAMO GROUP INC	961	shares	26,735
ALASKA AIR GROUP INC	4,756	shares	269,618
ALASKA COMM SYS GROUP INC	5,768	shares	64,025
ALBANY INTERNATIONAL CORP CL A	3,581	shares	84,834
ALBANY MOLECULAR RESEARCH INC	2,618	shares	14,713
ALBEMARLE CORP	11,827	shares	659,710
ALBERTO CULVER CO NEW	11,086	shares	410,625
ALCOA INC	149,804	shares	2,305,484
ALERE INC	10,953	shares	400,880
ALEXANDER & BALDWIN INC	5,330	shares	213,360
ALEXANDER'S INC	264	shares	108,842
ALEXANDRIA REAL ESTATE EQ INC REIT	48,848	shares	3,578,604
ALEXION PHARMACEUTICALS INC	11,641	shares	937,683
ALFA LAVAL AB	2,936	shares	61,917
ALIGN TECHNOLOGY INC	8,772	shares	171,405
ALKERMES INC	41,698	shares	512,051
ALL NIPPON AIRWAYS CO LTD	12,000	shares	44,622
ALLEGHANY CORP DEL	901	shares	276,039
ALLEGHENY ENERGY INC	24,923	shares	604,134
ALLEGHENY TECHNOLOGIES INC	14,460	shares	797,903
ALLEGIANT TRAVEL CO	71,290	shares	3,510,320
ALLERGAN INC	143,365	shares	9,844,875
ALLETE INC	4,023	shares	149,897

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
ALLIANCE DATA SYSTEMS CORP	105,716	shares	$7,509,007
ALLIANCE FINANCIAL CORP	607	shares	19,636
ALLIANCE HEALTHCARE SVCS INC	6,823	shares	28,930
ALLIANCE ONE INTERNATIONAL INC	11,248	shares	47,692
ALLIANT ENERGY CORPORATION	14,318	shares	526,473
ALLIANT TECHSYSTEMS INC	4,301	shares	320,123
ALLIANZ SE (REGD)	18,617	shares	2,213,550
ALLIED HEALTHCARE INTL INC	5,687	shares	14,274
ALLIED NV GOLD CORP	9,994	shares	262,942
ALLIED WRLD ASSURNCE HLDGS LTD	5,457	shares	324,364
ALLIS-CHALMER ENERGY INC	5,052	shares	35,819
ALLOS THERAPEUTICS INC	9,525	shares	43,910
ALLSCRIPTS HLTHCARE SOLS INC	53,139	shares	1,023,989
ALLSTATE CORPORATION	185,900	shares	5,926,492
ALMOST FAMILY INC	1,062	shares	40,802
ALNYLAM PHARMACEUTICALS INC	4,742	shares	46,756
ALPHA NAT RES INC	32,626	shares	1,958,539
ALPHATEC HOLDINGS INC	7,093	shares	19,151
ALPS ELECTRIC CO LTD	19,400	shares	225,018
ALSTRIA OFFICE REIT-AG	16,236	shares	227,929
ALTERA CORP	277,346	shares	9,867,971
ALTERRA CAPITAL HOLDINGS LTD	139,614	shares	3,021,247
ALTRA HOLDINGS INC	3,456	shares	68,636
ALTRIA GROUP INC	457,757	shares	11,269,977
ALUMINA LTD	59,886	shares	151,740
AMADEUS IT HOLDING SA CL A	28,652	shares	600,665
AMAG PHARMACEUTICALS INC	2,727	shares	49,359
AMAZON.COM INC	191,770	shares	34,518,600
AMB PROPERTY CORP REIT	82,553	shares	2,617,756
AMBASSADORS GROUP INC	2,450	shares	28,175
AMCOL INTERNATIONAL CORP	3,255	shares	100,905
AMDOCS LTD	164,000	shares	4,505,080
AMEC PLC ORD	111,600	shares	2,002,297
AMEDISYS INC	3,749	shares	125,592
AMERCO INC	886	shares	85,091
AMEREN CORP	35,173	shares	991,527
AMERESCO INC-CL A	1,168	shares	16,772
AMERICA MOVIL SPON ADR SER L	16,300	shares	934,642
AMERICA SERVICE GROUP INC	1,201	shares	18,183

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
AMERICAN AXLE & MFG HLDGS INC	7,655	shares	$98,443
AMERICAN CAMPUS CMNTY INC REIT	10,873	shares	345,326
AMERICAN DENTAL PARTNERS INC	2,034	shares	27,479
AMERICAN EAGLE OUTFITTERS INC	25,275	shares	369,773
AMERICAN ELECTRIC POWER CO INC	70,436	shares	2,534,287
AMERICAN EQY INVT LIFE HLD CO	7,561	shares	94,891
AMERICAN EXPRESS CO	153,592	shares	6,592,169
AMERICAN FINL GROUP INC OHIO	10,160	shares	328,066
AMERICAN GREETINGS CORP CL A	5,176	shares	114,700
AMERICAN INTERNATIONAL GROUP	20,536	shares	1,183,284
AMERICAN MEDICAL SYS HLDGS INC	144,177	shares	2,719,178
AMERICAN NATIONAL INSURANCE	1,108	shares	94,867
AMERICAN NATL BANKSHARES INC	791	shares	18,628
AMERICAN PUBLIC EDUCATION INC	2,321	shares	86,434
AMERICAN RAILCAR INDS INC	1,238	shares	27,397
AMERICAN REPROGRAPHICS CO	4,725	shares	35,863
AMERICAN SAFETY INS GRP LTD	1,324	shares	28,307
AMERICAN SCIENCE & ENGR INC	1,161	shares	98,952
AMERICAN SOFTWARE INC CL A	2,887	shares	19,545
AMERICAN STATES WATER CO	2,405	shares	82,900
AMERICAN SUPERCONDUCTOR CORP	5,757	shares	164,593
AMERICAN TOWER CORP CL A	190,546	shares	9,839,795
AMERICAN VANGUARD CORP	2,766	shares	23,622
AMERICAN WATER WRKS COMPANY	22,587	shares	571,225
AMERICAN WOODMARK	1,343	shares	32,957
AMERICAS CAR MART INC	1,234	shares	33,417
AMERIGON INC	2,816	shares	30,638
AMERIGROUP CORP	6,403	shares	281,220
AMERIPRISE FINANCIAL INC	65,256	shares	3,755,483
AMERIS BANCORP	3,051	shares	32,158
AMERISAFE INC	2,381	shares	41,668
AMERISOURCEBERGEN CORP	40,529	shares	1,382,849
AMERISTAR CASINO	3,371	shares	52,689
AMERON INTL CORP DEL	1,195	shares	91,262
AMES NATIONAL CORP	1,023	shares	22,168
AMETEK INC NEW	20,672	shares	811,376
AMGEN INC	163,525	shares	8,977,523
AMKOR TECHNOLOGY INC	16,342	shares	120,767
AMLIN PLC	13,929	shares	88,859

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
AMN HEALTHCARE SERVICES INC	5,050	shares	$31,007
AMPCO-PITTSBURG CORP	1,139	shares	31,949
AMPHENOL CORPORATION CL A	121,338	shares	6,404,220
AMR CORP	43,048	shares	335,344
AMSURG CORP	3,995	shares	83,695
AMTECH SYSTEMS INC	1,071	shares	26,936
AMTRUST FINANCIAL SERVICES INC	3,073	shares	53,778
AMYLIN PHARMACEUTICALS	90,660	shares	1,333,609
AMYRIS INC	679	shares	18,116
ANADARKO PETROLEUM CORP	161,433	shares	12,294,737
ANADIGICS INC	8,436	shares	58,461
ANALOG DEVICES INC	150,900	shares	5,684,403
ANALOGIC CORP	1,655	shares	81,939
ANAREN INC	1,925	shares	40,136
ANCESTRY.COM INC	2,150	shares	60,888
ANDERSONS INC	2,377	shares	86,404
ANDRITZ AG	8,363	shares	769,164
ANGIODYNAMICS INC	3,218	shares	49,461
ANGLO AMER PLC (UK)	12,720	shares	661,934
ANHEUSER BUSCH INBEV NV	40,965	shares	2,344,165
ANHEUSER BUSCH IV SA NV SP ADR	138,540	shares	7,909,249
ANIXTER INTL INC	65,405	shares	3,906,641
ANN TAYLOR STORES CORP	7,487	shares	205,069
ANSYS INC	31,980	shares	1,665,199
ANTARES PHARMA INC	9,197	shares	15,635
ANTHERA PHARMACEUTICALS INC	2,035	shares	9,931
ANTIGENICS INC DEL	10,393	shares	10,393
AOL INC	13,787	shares	326,890
AON CORP	92,494	shares	4,255,649
AOZORA BANK LTD	63,000	shares	130,321
APAC CUSTOMER SVCS INC	4,352	shares	26,417
APACHE CORP	159,502	shares	19,017,423
APARTMENT INV & MGMT CO A REIT	60,644	shares	1,567,041
APOGEE ENTERPRISES INC	3,630	shares	48,896
APOLLO GROUP INC CL A	18,642	shares	736,173
APOLLO INVT CORP	25,192	shares	278,875
APPLE INC	288,562	shares	93,078,559
APPLIED ENERGETICS INC	11,702	shares	9,957
APPLIED INDUSTRIAL TECH INC	4,877	shares	158,405

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
APPLIED MATERIALS INC	195,945	shares	$2,753,027
APPLIED MICRO CIRCUITS COR NEW	7,249	shares	77,419
APPLIED SIGNAL TECHNOLOGY INC	1,730	shares	65,550
APPROACH RESOURCES INC	3,524	shares	81,404
APTARGROUP INC	37,611	shares	1,789,155
AQUA AMERICA INC	17,765	shares	399,357
ARBITRON INC	3,480	shares	144,490
ARCELORMITTAL CL A (NY REG)	39,040	shares	1,488,595
ARCH CAPITAL GROUP LTD	23,000	shares	2,025,150
ARCH CHEMICALS INC	3,246	shares	123,121
ARCH COAL INC	20,986	shares	735,769
ARCHER DANIELS MIDLAND CO	93,699	shares	2,818,466
ARCHIPELAGO LEARNING INC	1,123	shares	11,017
ARCTIC CAT INC	1,577	shares	23,087
ARDEA BIOSCIENCES INC	8,439	shares	219,414
ARDEN GROUP INC CL A	159	shares	13,118
ARENA PHARMACEUTICALS INC	15,682	shares	26,973
ARES CAPITAL CORP	18,615	shares	306,775
ARGAN INC	1,264	shares	11,717
ARGO GROUP INTL	4,013	shares	150,287
ARIAD PHARMACEUTICALS INC	16,389	shares	83,584
ARIBA INC	10,158	shares	238,611
ARKANSAS BEST CORP	3,270	shares	89,663
ARKEMA	9,800	shares	705,837
ARLINGTON ASSET INVT CORP	994	shares	23,846
ARM HOLDINGS PLC	31,582	shares	208,571
ARMSTRONG WORLD INDUSTIRES INC	2,690	shares	115,670
ARQULE INC	4,819	shares	28,288
ARRAY BIOPHARMA INC	6,907	shares	20,652
ARRIS GROUP INC	15,957	shares	179,038
ARROW ELECTRONICS INC	14,957	shares	512,277
ARROW FINANCIAL CORP	1,451	shares	39,917
ART TECHNOLOGY GROUP INC	20,469	shares	122,405
ARTESIAN RES CORP CL A	851	shares	16,126
ARTHROCARE CORP	3,488	shares	108,337
ARTHUR J GALLAGHAR AND CO	13,692	shares	398,163
ARTIO GLOBAL INVESTORS CL A	6,225	shares	91,819
ARUBA NETWORKS INC	30,107	shares	628,634
ARVINMERITOR INC	12,159	shares	249,503

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
ASAHI BREWERIES LTD	43,000	shares	$832,839
ASAHI DIAMOND INDL CO LTD	2,000	shares	37,875
ASAHI GLASS CO LTD	90,000	shares	1,051,653
ASAHI KASEI CORP	20,000	shares	130,518
ASBURY AUTOMOTIVE GROUP INC	4,228	shares	78,133
ASCENT MEDIA CORP	1,846	shares	71,551
ASHFORD HOSPITALITY TR INC	5,019	shares	48,433
ASHLAND INC	10,185	shares	518,009
ASML HLDG NV (NY REG SHS)	8,200	shares	314,388
ASML HOLDING NV (NETH)	34,819	shares	1,345,382
ASPEN INSURANCE HLDGS LTD	9,899	shares	283,309
ASPEN PHARMACARE HOLDINGS PLC	37,412	shares	519,589
ASPEN TECHNOLOGIES	8,039	shares	102,095
ASSA ABLOY AB SER B	28,392	shares	800,733
ASSET ACCEPTANCE CAP CORP	1,938	shares	11,492
ASSICURAZI DI MILANO, CIA DI	21,622	shares	34,199
ASSISTED LIVING CON CL A	8,655	shares	281,547
ASSOCIATED BANC CORP	22,352	shares	338,633
ASSOCIATED BRITISH FOODS PLC	2,166	shares	39,909
ASSOCIATED ESTATES REALTY-REIT	5,343	shares	81,694
ASSURANT INC	15,627	shares	601,952
ASSURED GUARANTY LTD	15,426	shares	273,040
ASTA FUNDING INC	1,490	shares	12,069
ASTEC INDUSTRIES INC	2,571	shares	83,326
ASTELLAS PHARMA INC	16,200	shares	617,361
ASTORIA FINANCIAL CORP	10,619	shares	147,710
ASTRAZENECA PLC (UK)	122,138	shares	5,567,976
ASTRONICS CORP	1,003	shares	21,063
AT&T INC	1,085,232	shares	31,884,116
ATHENAHEALTH INC	4,426	shares	181,377
ATHEROS COMMUNICATIONS INC	177,953	shares	6,392,072
ATLANTIC TELE-NETWORK INC	1,172	shares	44,934
ATLAS AIR WORLD	57,936	shares	3,234,567
ATLAS COPCO AB SER A	9,435	shares	238,290
ATLAS COPCO AB SER B	5,639	shares	127,648
ATLAS ENERGY INC	10,127	shares	445,284
ATMEL CORP	145,436	shares	1,791,772
ATMI INC	4,054	shares	80,837
ATMOS ENERGY CORP	11,679	shares	364,385

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
ATP OIL & GAS CORP	5,165	shares	$86,462
ATRICURE INC	1,287	shares	13,179
ATRION CORPORATION	203	shares	36,430
ATRIUM EUROPEAN REAL ESTATE LT	9,648	shares	56,370
ATRIUM LJUNGBERG AB B	7,155	shares	92,110
ATWOOD OCEANICS INC	7,245	shares	270,746
AU OPTRONICS CORP SPON ADR	53,838	shares	560,992
AUDIOVOX CORP CL A	2,399	shares	20,703
AURUBIS AG	3,489	shares	206,091
AUSTRALIA & NZ BANKING GRP	30,285	shares	722,500
AUTODESK INC	33,349	shares	1,273,932
AUTOMATIC DATA PROCESSING INC	139,506	shares	6,456,338
AUTONATION INC	9,333	shares	263,191
AUTONOMY CORP PLC (UK)	16,417	shares	385,475
AUTOZONE INC	3,993	shares	1,088,452
AUXILIUM PHARMACEUTICALS INC	6,161	shares	129,997
AVAGO TECHNOLOGIES LTD	20,935	shares	596,019
AVALONBAY COMMUNITIES INC REIT	39,588	shares	4,455,629
AVANIR PHARMACEUTICALS CL A	11,924	shares	48,650
AVATAR HOLDINGS INC	1,415	shares	28,045
AVEO PHARMACEUTICALS INC	1,835	shares	26,828
AVERY DENNISON CORP	15,834	shares	670,412
AVEVA GROUP PLC	23,290	shares	586,461
AVI BIOPHARMA INC	13,015	shares	27,592
AVIAT NETWORKS INC	7,664	shares	38,856
AVID TECHNOLOGY INC	3,743	shares	65,353
AVIS BUDGET GROUP	13,286	shares	206,730
AVISTA CORP	7,309	shares	164,599
AVIVA PLC	162,100	shares	993,898
AVNET INC	19,627	shares	648,280
AVON PRODUCTS INC	62,943	shares	1,829,124
AVX CORP	6,150	shares	94,895
AXCELIS TECHNOLOGIES INC	13,532	shares	46,821
AXT INC	4,074	shares	42,533
AZZ INC	1,612	shares	64,496
B&G FOODS INC	6,153	shares	84,481
BABCOCK & WILCOX CO	15,012	shares	384,157
BADGER METER INC	1,942	shares	85,875
BAE SYSTEMS PLC	185,700	shares	956,076

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
BAIDU INC SPON ADR	90,667	shares	$8,752,086
BAKER HUGHES INC	63,250	shares	3,616,003
BAKER MICHAEL CORP	1,036	shares	32,220
BALCHEM CORP	3,684	shares	124,556
BALDOR ELEC CO	12,692	shares	800,104
BALDWIN & LYONS CL B	1,052	shares	24,754
BALL CORP	12,953	shares	881,452
BALLANTYNE STRONG INC	1,843	shares	14,320
BALLY TECHNOLOGIES INC	87,924	shares	3,709,514
BALTIC TRADING LTD	2,074	shares	21,176
BANCFIRST CORP	794	shares	32,705
BANCO BILBAO VIZ ARGENTARIA SA	32,469	shares	328,188
BANCO BRADES SA PFD SPON ADR	5,800	shares	117,682
BANCO POPULAR ESPANOL SA REG	29,737	shares	152,672
BANCO SANTANDER SA (SPAIN)	41,930	shares	444,447
BANCORP INC DEL	3,382	shares	34,395
BANCORP RHODE ISLAND INC	405	shares	11,781
BANCORPSOUTH INC	9,489	shares	151,350
BANK HAWAII CORP	6,228	shares	294,024
BANK MARIN BANCORP	592	shares	20,720
BANK MUTUAL CORP	5,908	shares	28,240
BANK OF AMERICA CORPORATION	1,999,233	shares	26,669,768
BANK OF CHINA HONG KONG LTD	95,500	shares	324,989
BANK OF CHINA LTD H	796,000	shares	419,891
BANK OF EAST ASIA LTD	73,400	shares	307,388
BANK OF MONTREAL	1,600	shares	92,217
BANK OF NEW YORK MELLON CORP	181,923	shares	5,494,075
BANK OF THE OZARKS INC	1,690	shares	73,262
BANK OF YOKOHAMA LTD	20,000	shares	103,675
BANKFINANCIAL CORP	2,339	shares	22,805
BANNER CORP	14,474	shares	33,580
BANPU PUB CO LTD - NVDR	24,000	shares	631,915
BAR HARBOR BANKSHARES	488	shares	14,240
BARCLAYS PLC ORD	665,610	shares	2,717,108
BARD C R INC	13,625	shares	1,250,366
BARNES & NOBLE	5,057	shares	71,557
BARNES GROUP INC	5,865	shares	121,230
BARRATT DEVELOPMENTS PLC	18,066	shares	24,987
BARRETT BUSINES SERVICES	975	shares	15,161

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
BARRICK GOLD CORP	48,250	shares	$2,566,312
BARRY (RG)	1,263	shares	14,045
BASF SE	1,630	shares	130,105
BASIC ENERGY SERVICES INC	2,984	shares	49,176
BAXTER INTL INC	85,462	shares	4,326,086
BAYER AG	35,256	shares	2,606,691
BB&T CORP	305,997	shares	8,044,661
BCE INC	83,403	shares	2,957,290
BE AEROSPACE INC	40,422	shares	1,496,827
BEACON ROOFING SUPPLY INC	5,896	shares	105,362
BEAZER HOMES USA INC	9,774	shares	52,682
BEBE STORES INC	4,117	shares	24,537
BECKMAN COULTER INC	8,944	shares	672,857
BECTON DICKINSON & CO	33,726	shares	2,850,522
BED BATH & BEYOND INC	38,001	shares	1,867,749
BEFIMMO SCA SICAFI	1,497	shares	122,691
BEKAERT SA	1,127	shares	129,434
BEL FUSE INC NV CL B	1,512	shares	36,137
BELDEN INC	6,063	shares	223,240
BELGACOM SA	5,106	shares	171,521
BELO CORP SER A	11,632	shares	82,355
BEMIS INC	15,867	shares	518,216
BENCHMARK ELECTRONICS INC	7,869	shares	142,901
BENEFICIAL MUTUAL BANCORP INC	4,396	shares	38,817
BENI STABILI SPA SIIQ	424,142	shares	358,960
BENIHANA INC CL A	1,998	shares	16,244
BERKLEY (WR) CORP	15,362	shares	420,612
BERKSHIRE HATHAWAY INC CL B	253,781	shares	20,330,396
BERKSHIRE HILLS BANCORP INC	1,813	shares	40,067
BERRY PETROLEUM CO CL A	6,020	shares	263,074
BEST BUY CO INC	48,428	shares	1,660,596
BG GROUP PLC	90,106	shares	1,821,902
BGC PARTNERS INC CL A	6,178	shares	51,339
BGP HOLDINGS PLC (UNLIST)	1,317,017	shares	18
BHARAT HEAVY ELECT LTD (DEMAT)	10,200	shares	530,092
BHP BILLITON LTD	7,100	shares	328,247
BHP BILLITON PLC	83,931	shares	3,340,406
BIG 5 SPORTING GOODS CORP	2,818	shares	43,031
BIG LOTS INC	99,380	shares	3,027,115

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
BIG YELLOW GROUP PLC	61,207	shares	$334,604
BIGBAND NETWORK INC	5,801	shares	16,243
BIGLARI HLDGS INC	185	shares	75,889
BILL BARRETT CORP	5,994	shares	246,533
BIO RAD LABS CL A	55,513	shares	5,765,025
BIO REFERENCE LABS INC	3,163	shares	70,155
BIOCRYST PHARMACEUTICALS INC	5,047	shares	26,093
BIOGEN IDEC INC	34,949	shares	2,343,330
BIOMARIN PHARMACEUTICAL INC	13,235	shares	356,419
BIOMED REALTY TRUST INC	21,735	shares	405,358
BIOMIMETICS THERAPEUTICS INC	2,515	shares	31,941
BIOSANTE PHARMACEUTICALS INC	9,195	shares	15,079
BIOSCRIP INC	6,931	shares	36,249
BIOSPECIFICS TECH CORP	551	shares	14,106
BIOTIME INC	3,381	shares	28,164
BJ'S RESTAURANTS INC	2,918	shares	103,385
BJS WHOLESALE CLUB INC	7,053	shares	337,839
BLACK BOX CORPORATION	2,285	shares	87,493
BLACK HILLS CORP	5,069	shares	152,070
BLACKBAUD INC	5,669	shares	146,827
BLACKBOARD INC	106,328	shares	4,391,346
BLACKROCK INC	28,829	shares	5,494,231
BLACKROCK KELSO CAPITAL CORP	5,832	shares	64,502
BLOCK H & R INC	45,247	shares	538,892
BLOUNT INTL INC	6,216	shares	97,964
BLUE COAT SYSTEMS INC	5,578	shares	166,615
BLUE NILE INC	1,858	shares	106,017
BLUELINX HOLDINGS INC	4,223	shares	15,456
BLUESCOPE STEEL LTD	51,670	shares	118,780
BLYTH INC	702	shares	24,205
BM&F BOVESPA SA	70,300	shares	556,198
BMC SOFTWARE INC	93,127	shares	4,390,007
BMP SUNSTONE CORP	4,085	shares	40,482
BMW AG (BAYER MTR WKS) (GERW)	40,806	shares	3,210,716
BNP PARIBAS (FRAN)	58,977	shares	3,754,156
BOARDWALK REIT UNIT	9,140	shares	378,046
BOB EVANS FARMS INC	3,926	shares	129,401
BOEING CO	242,658	shares	15,835,861
BOFI HOLDING INC	1,070	shares	16,596

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
BOISE INC	9,743	shares	$77,262
BOK FINANCIAL COMMON NEW	3,254	shares	173,764
BOLT TECHNOLOGY CORP	1,112	shares	14,645
BONGRAIN SA	258	shares	20,783
BON-TON STORES INC	1,699	shares	21,509
BOOZ ALLEN HAMILTON HLDG CL A	24,129	shares	468,826
BORAL LTD	54,200	shares	267,467
BORDERS GROUP INC	9,291	shares	8,364
BORGWARNER INC	14,693	shares	1,063,185
BOSTON BEER COMPANY CL A	1,175	shares	111,731
BOSTON PRIVATE FINL HLDG INC	9,878	shares	64,701
BOSTON PROPERTIES INC	63,848	shares	5,497,313
BOSTON SCIENTIFIC CORP	222,932	shares	1,687,595
BOTTOMLINE TECHNOLOGIES INC	4,172	shares	90,574
BOUYGUES ORD	59,749	shares	2,576,672
BOYD GAMING CORP	7,240	shares	76,744
BP PLC	379,560	shares	2,756,850
BP PLC SPON ADR	74,230	shares	3,278,739
BPZ RESOURCES INC	12,626	shares	60,100
BR MALLS PARTICIPACOES SA	26,700	shares	275,117
BR PROPERTIES SA	20,600	shares	225,420
BRADY CORPORATION CL A	6,790	shares	221,422
BRAMBLES LTD	24,308	shares	176,829
BRANDYWINE REALTY TRUST	17,367	shares	202,326
BRAVO BRIO RESTAURANT GROUP	1,293	shares	24,787
BRE PROPERTIES INC	29,058	shares	1,264,023
BRENNTAG AG	2,855	shares	291,247
BRIDGE BANCORP INC	704	shares	17,354
BRIDGEPOINT EDUCATION INC	2,472	shares	46,968
BRIGGS & STRATTON CORP	6,501	shares	128,005
BRIGHAM EXPLORATION CO	15,096	shares	411,215
BRIGHTPOINT INC	8,710	shares	76,038
BRINKER INTERNATIONAL INC	11,924	shares	248,973
BRINKS CO	5,993	shares	161,092
BRISTOL-MYERS SQUIBB CO	251,034	shares	6,647,380
BRISTOW GROUP INC	66,568	shares	3,151,995
BRITISH AMER TOBACCO PLC (UK)	85,361	shares	3,280,790
BRITISH LAND CO PLC	235,093	shares	1,923,763

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
BRITISH SKY BROADCAST GRP PLC	3,822	shares	$43,887
BROADCOM CORP CL A	295,509	shares	12,869,417
BROADRIDGE FINANCIAL SOL	16,148	shares	354,126
BROADSOFT INC	958	shares	22,877
BROADWIND ENERGY INC	11,749	shares	27,140
BROCADE COMMUNICATIONS SYS	58,562	shares	309,793
BRONCO DRILLING CO INC	3,122	shares	24,976
BROOKDALE SENIOR LIVING INC	201,763	shares	4,319,746
BROOKFIELD HOMES CORP	1,379	shares	12,963
BROOKFIELD PPTYS CORP	140,736	shares	2,467,102
BROOKLINE BANCORP INC	7,630	shares	82,786
BROOKS AUTOMATION INC	8,432	shares	76,478
BROWN & BROWN INC	15,108	shares	361,686
BROWN FORMAN CORP NON VTG CL B	15,221	shares	1,059,686
BROWN SHOE CO INC	5,666	shares	78,927
BRUKER CORP	167,364	shares	2,778,242
BRUNSWICK CORP	11,451	shares	214,592
BRUSH ENGINEERED MATERIALS INC	2,610	shares	100,850
BRYN MAWR BANK CORP	1,575	shares	27,484
BSQUARE CORP	1,322	shares	11,568
BT GROUP PLC	212,065	shares	598,183
BUCKEYE TECH INC	5,101	shares	107,172
BUCKLE INC (THE)	3,371	shares	127,323
BUCYRUS INTERNATIONAL INC	10,464	shares	935,482
BUFFALO WILD WINGS INC	12,234	shares	536,461
BUILD A BEAR WORKSHOP INC	2,055	shares	15,700
BUILDERS FIRSTSOURCE	7,758	shares	15,283
BULGARI SPA	5,550	shares	59,994
BUNGE LIMITED	18,714	shares	1,226,141
BURBERRY GROUP PLC	20,562	shares	360,577
C & C GROUP PLC (IREL)	20,391	shares	92,230
C N A FINANCIAL CORP	3,477	shares	94,053
C T S CORP	4,415	shares	48,830
CA INC	56,275	shares	1,375,361
CABELAS INC	5,175	shares	112,556
CABLE & WIRELESS WORLDWIDE	178,016	shares	182,470
CABLEVISION SYS CORP NY GRP A	35,203	shares	1,191,270
CABOT CORP	190,746	shares	7,181,587
CABOT MICROELECTRONICS CORP	75,263	shares	3,119,651

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
CABOT OIL & GAS CORP	53,023	shares	$2,006,921
CACI INTERNATIONAL INC CL A	3,917	shares	209,168
CADENCE DESIGN SYSTEMS INC	34,513	shares	285,077
CADENCE PHARMACEUTICALS INC	3,768	shares	28,448
CADIZ INC	1,767	shares	21,981
CAI INTERNATIONAL INC	1,458	shares	28,577
CAIRN ENERGY PLC	118,740	shares	778,059
CAL DIVE INTERNATIONAL INC	12,168	shares	68,993
CALAMOS ASSET MGMT INC CL A	2,570	shares	35,980
CALAMP CORP	3,634	shares	11,411
CALAVO GROWERS INC	1,552	shares	35,774
CALGON CARBON	7,274	shares	109,983
CALIFORNIA PIZZA KITCHEN INC	3,174	shares	54,847
CALIFORNIA WATER SVC GRP	2,687	shares	100,144
CALIPER LIFE SCIENCES INC	6,495	shares	41,178
CALIX NETWORKS INC	2,559	shares	43,247
CALLAWAY GOLF CO	8,318	shares	67,126
CALLIDUS SOFTWARE INC	4,165	shares	20,992
CALLON PETROLEUM CO	3,716	shares	21,999
CALLOWAY REAL EST INVT TR REIT	30,800	shares	721,745
CAL-MAINE FOODS INC	1,725	shares	54,476
CALPINE CORP	45,359	shares	605,089
CAMAC ENERGY INC	6,137	shares	12,213
CAMBIUM LEARNING GROUP INC	5,666	shares	19,491
CAMBREX CORP	3,801	shares	19,651
CAMDEN NATIONAL CORP	989	shares	35,831
CAMDEN PROPERTY TRUST - REIT	29,040	shares	1,567,579
CAMECO CORP	36,300	shares	1,466,851
CAMERON INTERNATIONAL CORP	35,574	shares	1,804,669
CAMPBELL SOUP CO	28,088	shares	976,058
CAMPUS CREST COMMUNITIES INC	3,963	shares	55,561
CANADIAN NATL RAILWAY CO	2,100	shares	139,712
CANADIAN NATL RESOURCES LTD	5,400	shares	240,138
CANADIAN PAC RAILWAY LTD	2,100	shares	136,069
CANADIAN REAL INVEST TR (REIT)	5,900	shares	183,691
CANON INC	15,100	shares	782,749
CANTEL MEDICAL CORP	1,651	shares	38,633
CAP GEMINI SA	23,492	shares	1,097,110
CAPE BANCORP INC	1,341	shares	11,399

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
CAPELLA EDUCATION CO	2,136	shares	$142,215
CAPITA GROUP PLC	273,700	shares	2,974,146
CAPITACOMMERCIAL TRUST REIT	1,063,000	shares	1,242,548
CAPITAL & REGIONAL PLC	256,455	shares	129,035
CAPITAL AND COUNTIES PROP PLC	26,854	shares	63,138
CAPITAL CITY BANK GROUP INC	1,566	shares	19,732
CAPITAL ONE FINANCIAL CORP	67,012	shares	2,852,031
CAPITAL SHOPPING CENTR GRP (UK	129,230	shares	841,958
CAPITAL SR LIVING CORP	9,147	shares	61,285
CAPITALAND LTD	1,781,500	shares	5,150,489
CAPITALSOURCE INC	41,753	shares	296,446
CAPITAMALL TRUST REIT	645,300	shares	980,584
CAPITAMALLS ASIA LTD	865,000	shares	1,307,695
CAPITOL FED FINL (2ND STEP CV)	2,867	shares	34,146
CAPLEASE INC	7,386	shares	42,987
CAPSTONE TURBINE CORP	31,708	shares	30,433
CARBO CERAMICS INC	2,447	shares	253,362
CARDINAL FINL CORP	3,715	shares	43,205
CARDINAL HEALTH INC	96,788	shares	3,707,948
CARDIONET INC	3,117	shares	14,588
CARDIOVASCULAR SYSTEMS INC	1,838	shares	21,449
CARDTRONICS INC	3,875	shares	68,588
CAREER EDUCATION CORP	8,501	shares	176,226
CAREFUSION CORP	32,696	shares	840,287
CARGOTEC CORP B	894	shares	46,652
CARIBOU COFFEE INC	2,588	shares	26,087
CARLISLE COS INC	90,877	shares	3,611,452
CARLSBERG AS CL B	1,329	shares	133,129
CARMAX INC	32,977	shares	1,051,307
CARMIKE CINEMAS INC	1,447	shares	11,171
CARNIVAL CORP PAIRED CTF	98,271	shares	4,531,276
CARPENTER TECHNOLOGY CORP	5,679	shares	228,523
CARRIZO OIL & GAS INC	4,510	shares	155,550
CARROLS RESTAURANT GROUP INC	1,648	shares	12,228
CARTERS INC	7,427	shares	219,171
CASCADE CORP	1,189	shares	56,216
CASELLA WASTE SYS INC CL A	3,380	shares	23,964
CASEY GENERAL STORES	4,888	shares	207,789
CASH AMERICA INTERNATIONAL INC	3,820	shares	141,073

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
CASINO GUICHARD PERRACHON ORD	1,952	shares	$190,387
CASS INFORMATION SYSTEMS INC	1,007	shares	38,206
CASTELLUM AB	26,458	shares	360,494
CASTLE (A.M.) & CO	2,164	shares	39,839
CASUAL MALE RETAIL GROUP NEW	5,423	shares	25,705
CATALYST HEALTH SOLUTIONS	106,824	shares	4,966,248
CATERPILLAR INC	98,997	shares	9,272,059
CATHAY GENERAL BANCORP	10,142	shares	169,371
CATHAY PACIFIC AIRWAYS LTD	25,000	shares	68,993
CATLIN GROUP LTD	7,894	shares	45,569
CATO CORP CL A	3,807	shares	104,350
CAVCO INDUSTRIES INC DEL	858	shares	40,060
CAVIUM NETWORKS INC	5,776	shares	217,640
CB RICHARD ELLIS GROUP INC A	42,620	shares	872,858
CBEYOND INC	3,982	shares	60,845
CBIZ INC	6,388	shares	39,861
CBL & ASSOCIATES PPTYS INC	17,834	shares	312,095
CBOE HOLDINGS INC	1,451	shares	33,170
CBS CORP CL B	167,229	shares	3,185,712
CDI CORP	1,672	shares	31,082
CEC ENTERTAINMENT INC	2,653	shares	103,016
CEDAR SHOPPING CTRS INC REIT	6,072	shares	38,193
CELADON GRP INC	2,881	shares	42,610
CELANESE CORP SER A	48,021	shares	1,977,025
CELERA CORP	10,590	shares	66,717
CELGENE CORP	263,800	shares	15,601,132
CELL THERAPEUTICS INC (USA)	105,235	shares	38,411
CELLDEX THERAPEUTICS INC	4,119	shares	16,970
CEL-SCI CORP	26,441	shares	21,750
CENOVUS ENERGY INC	19,100	shares	637,369
CENTENE CORP	95,604	shares	2,422,605
CENTER BANCORP INC	1,725	shares	13,990
CENTER FINANCIAL CORP	4,432	shares	33,595
CENTERPOINT ENERGY INC	62,063	shares	975,630
CENTERSTATE BANKS INC	3,339	shares	26,445
CENTRAL EURO DIST CORP (USA)	7,941	shares	181,849
CENTRAL GARDEN & PET CO CL A	7,090	shares	70,049
CENTRAL JAPAN RAILWAY CO	12	shares	100,474
CENTRAL VERMONT PUB SVC	1,693	shares	37,009

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
CENTRICA PLC	33,700	shares	$174,346
CENTURY ALUMINUM COMPANY	7,307	shares	113,478
CENTURY BANCORP INC CL A NVTG	450	shares	12,056
CENTURYLINK INC	44,474	shares	2,053,365
CENVEO INC	8,049	shares	42,982
CEPHALON INC	84,134	shares	5,192,750
CEPHEID INC	7,715	shares	175,516
CERADYNE INC CALIF	3,216	shares	101,400
CERNER CORP	10,450	shares	990,033
CERUS CORP	6,108	shares	15,026
CEVA INC	2,842	shares	58,261
CF INDUSTRIES HOLDINGS INC	10,432	shares	1,409,885
CFS RETAIL PROPERTY TRUST	345,091	shares	620,540
CH ENERGY GROUP INC	2,044	shares	99,931
CH ROBINSON WORLDWIDE INC	62,753	shares	5,032,163
CHAODA MODERN AGRIC(HLDGS)LTD	214,000	shares	160,517
CHARLES RIVER LABS INTL INC	7,455	shares	264,951
CHARMING SHOPPES INC	14,913	shares	52,941
CHART INDUSTRIES INC	3,707	shares	125,222
CHARTER HALL OFFICE REIT	33,941	shares	98,831
CHARTER INTERNATIONAL PLC	1,651	shares	21,753
CHASE CORP	798	shares	13,007
CHATHAM LODGING TRUST	1,189	shares	20,510
CHECKPOINT SYSTEMS INC	5,121	shares	105,237
CHEESECAKE FACTORY INC	113,004	shares	3,464,703
CHELSEA THERAPEUTICS INTL LTD	4,774	shares	35,805
CHEMED CORP	2,944	shares	186,973
CHEMICAL FINANCIAL CORP	3,543	shares	78,477
CHEMTURA CORP NEW	12,324	shares	196,938
CHENIERE ENERGY INC	7,445	shares	41,096
CHEROKEE INC DEL	1,000	shares	18,810
CHESAPEAKE ENERGY CORP	95,902	shares	2,484,821
CHESAPEAKE LODGING TRUST	2,381	shares	44,787
CHESAPEAKE UTILITIES CORP	1,228	shares	50,987
CHEUNG KONG HLDGS LTD	24,300	shares	374,856
CHEVRON CORP	349,276	shares	31,871,435
CHICAGO BRIDGE & IRON (NY REG)	166,995	shares	5,494,136
CHICOS FAS INC	22,939	shares	275,956
CHILDRENS PL RETAIL STORES INC	55,256	shares	2,742,908

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
CHINA GREEN (HOLDINGS) LTD	525,000	shares	$515,375
CHINA MERCHANTS HLD INT CO LTD	290,000	shares	1,145,449
CHINA OVERSEAS LAND & INV LTD	1,907,200	shares	3,528,535
CHINA RAILWAY CONS CORP LTD H	149,500	shares	180,035
CHINA RESOURCES LAND LTD	908,000	shares	1,658,874
CHINA SHENHUA ENERGY CO H	110,500	shares	463,467
CHINDEX INTL INC	1,439	shares	23,729
CHIPOTLE MEXICAN GRILL INC	3,997	shares	850,002
CHIQUITA BRANDS INTL INC	5,836	shares	81,821
CHOICE HOTELS INTL INC	3,695	shares	141,408
CHRISTOPHER & BANKS CORP	4,630	shares	28,475
CHUBB CORP	44,721	shares	2,667,160
CHURCH & DWIGHT CO INC	9,188	shares	634,156
CHURCHILL DOWNS INC	1,508	shares	65,447
CIBER INC	9,015	shares	42,190
CIENA CORP	12,086	shares	254,410
CIGNA CORP	39,733	shares	1,456,612
CIMAREX ENERGY CO	10,940	shares	968,518
CINCINNATI BELL INC	26,063	shares	72,976
CINCINNATI FINANCIAL CORP	23,867	shares	756,345
CINEMARK HOLDINGS INC	5,567	shares	95,975
CINTAS CORP	18,539	shares	518,350
CIR (CIE IND RIUNIT) ORD	30,633	shares	56,274
CIRCLE K SUNKUS CO LTD	2,400	shares	38,505
CIRCOR INTERNATIONAL INC	2,209	shares	93,397
CIRRUS LOGIC INC	8,929	shares	142,685
CISCO SYSTEMS INC	1,122,455	shares	22,707,265
CITI TRENDS INC	1,916	shares	47,038
CITIGROUP INC	4,260,454	shares	20,151,947
CITIZENS & NORTHERN CORP	1,567	shares	23,286
CITIZENS HOLDING CO	550	shares	11,572
CITIZENS INC CL A	5,583	shares	41,593
CITIZENS REPUBLIC BANCORP INC	51,286	shares	31,541
CITRIX SYSTEMS INC	27,538	shares	1,883,875
CITY DEVELOPEMENT LTD	84,500	shares	827,056
CITY HOLDING CO	2,002	shares	72,532
CITY NATIONAL CORP	54,991	shares	3,374,248
CITYCON OYJ	33,770	shares	139,064
CKX INC	6,973	shares	28,101

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
CLARCOR INC	59,208	shares	$2,539,431
CLARIANT AG (REG)	18,200	shares	368,948
CLARUS CORPORATION	1,797	shares	14,214
CLEAN ENERGY FUELS CORP	6,071	shares	84,023
CLEAN HARBORS INC	52,461	shares	4,410,921
CLEAR CHANNEL OUTDOOR CL A	5,056	shares	70,986
CLEARWATER PAPER CORP	1,483	shares	116,119
CLEARWIRE CORP CL A	48,431	shares	249,420
CLECO CORP	7,847	shares	241,374
CLEVELAND BIOLABS INC	2,624	shares	18,945
CLIFFS NATURAL RESOURCES INC	19,866	shares	1,549,747
CLIFTON SAVINGS BANCORP INC	1,215	shares	13,134
CLINICAL DATA INC	53,599	shares	852,760
CLOROX CO	20,450	shares	1,294,076
CLOUD PEAK ENERGY INC	4,066	shares	94,453
CLP HLDGS LTD	47,500	shares	385,622
CME GROUP INC CL A	9,828	shares	3,162,159
CMS ENERGY CORP	35,869	shares	667,163
CNA SURETY CORP	2,175	shares	51,504
CNB FINANCIAL CORP PA	1,579	shares	23,385
CNO FINANCIAL GROUP INC	32,425	shares	219,842
CNP ASSURANCES	1,189	shares	21,469
COACH INC	200,352	shares	11,081,469
COBALT INTL ENERGY INC	207,781	shares	2,537,006
COBHAM PLC	41,694	shares	132,375
COBIZ FINANCIAL INC	4,187	shares	25,457
COCA COLA AMATIL LTD	45,407	shares	503,821
COCA COLA BOTTLING CO CONSOLID	260	shares	14,451
COCA COLA CO	387,426	shares	25,481,008
COCA COLA ENTERPRISES INC NEW	49,686	shares	1,243,641
CODEXIS INC	3,271	shares	34,673
COEUR D'ALENE MINES CORP	11,536	shares	315,164
COGDELL SPENCER INC	6,461	shares	37,474
COGENT COMMUNICATIONS GROUP	5,920	shares	83,709
COGNEX CORP	5,171	shares	152,131
COGNIZANT TECH SOLUTIONS CL A	86,981	shares	6,374,837
COHEN & STEERS INC	2,202	shares	57,472
COHERENT INC	68,411	shares	3,088,073
COHU INC	3,083	shares	51,116

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
COINSTAR INC	12,542	shares	$707,870
COLDWATER CREEK INC	7,757	shares	24,590
COLFAX CORP	4,315	shares	79,439
COLGATE-PALMOLIVE CO	70,790	shares	5,689,392
COLLECTIVE BRANDS INC	8,315	shares	175,447
COLONIAL PROPERTY TRUST - REIT	10,847	shares	195,788
COLONY FINANCIAL INC	84	shares	1,682
COLRUYT NV NPV	3,257	shares	165,693
COLUMBIA BANKING SYSTEMS INC	130,781	shares	2,754,248
COLUMBIA LABORATORIES INC	7,410	shares	16,821
COLUMBIA SPORTSWEAR CO	1,485	shares	89,546
COLUMBUS MCKINNON CORP NY	2,470	shares	50,190
COMCAST CORP CL A	525,344	shares	11,541,808
COMERICA INC	25,884	shares	1,093,340
COMFORT SYSTEMS USA INC	4,891	shares	64,414
COMINAR REAL ESTAT INV TR UNIT	12,600	shares	263,169
COMMERCE BANCSHARES INC	10,016	shares	397,936
COMMERCIAL METALS CO	120,371	shares	1,996,955
COMMERCIAL VEHICLE GROUP INC	2,986	shares	48,523
COMMONWEALTH BK OF AUSTRALIA	11,161	shares	578,940
COMMONWEALTH PROP OFFICE UNITS	335,538	shares	284,540
COMMONWEALTH REIT	15,286	shares	389,946
COMMSCOPE INC	12,277	shares	383,288
COMMUNITY BANK SYSTEMS INC	4,284	shares	118,967
COMMUNITY HEALTH SYS INC NEW	11,953	shares	446,684
COMMUNITY TRUST BANCORP INC	1,968	shares	56,993
COMMVAULT SYSTEMS INC	5,562	shares	159,184
COMPASS GROUP PLC	17,309	shares	156,897
COMPASS MINERALS INTL INC	35,627	shares	3,180,422
COMPELLENT TECHNOLOGIES INC	3,004	shares	82,880
COMPLETE PRODUCTION SERVCS INC	25,276	shares	746,906
COMPUCREDIT HOLLDGS CORP	1,755	shares	12,250
COMPUTER PROGRAMS & SYSTEM INC	1,416	shares	66,325
COMPUTER SCIENCES CORP	22,656	shares	1,123,738
COMPUTER TASK GROUP INC	1,772	shares	19,279
COMPUWARE CORP	32,123	shares	374,875
COMSCORE INC	3,288	shares	73,355
COMSTOCK RESOURCES INC NEW	6,112	shares	150,111
COMTECH TELECOMMUNICATIONS NEW	3,571	shares	99,024

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
COMVERGE INC	3,264	shares	$22,554
CON WAY INC	25,573	shares	935,205
CONAGRA FOODS INC	64,489	shares	1,456,162
CONCEPTUS INC	4,014	shares	55,393
CONCHO RESOURCES INC	65,501	shares	5,742,473
CONCUR TECHNOLOGIES INC	21,282	shares	1,105,174
CONEXANT SYS INC	10,592	shares	17,265
CONMED CORP	3,632	shares	95,994
CONN WATER SVC IND	1,116	shares	31,114
CONNS INC	2,870	shares	13,432
CONOCOPHILLIPS	277,497	shares	18,897,546
CONSOL ENERGY INC	106,704	shares	5,200,753
CONSOLIDATED COMM HLDGS INC	3,197	shares	61,702
CONSOLIDATED EDISON INC	42,610	shares	2,112,178
CONSOLIDATED GRAPHICS INC	1,315	shares	63,685
CONSOLIDATED TOMOKA LAND CO	739	shares	21,357
CONSTANT CONTACT INC	3,265	shares	101,182
CONSTELLATION BRANDS INC CL A	26,147	shares	579,156
CONSTELLATION ENERGY GROUP	29,303	shares	897,551
CONTANGO OIL & GAS CO	1,659	shares	96,106
CONTINENTAL RES OKLA	5,927	shares	348,804
CONTINUCARE CORP	4,303	shares	20,138
CONVERGYS CORP	15,736	shares	207,243
CONVIO INC	1,510	shares	12,503
CONWERT IMMOBIL INVEST AG	2,824	shares	40,608
COOKSON GROUP PLC	7,903	shares	81,192
COOPER COMPANIES INC	54,170	shares	3,051,938
COOPER TIRE & RUBBER COMPANY	7,937	shares	187,154
COPART INC	9,024	shares	337,046
CORCEPT THERAPEUTICS INC	3,927	shares	15,158
CORE LABORATORIES NV	49,172	shares	4,378,767
CORELOGIC INC	13,451	shares	249,113
CORE-MARK HOLDING CO INC	1,394	shares	49,612
CORESITE REALTY CORP	14,749	shares	201,176
CORINTHIAN COLLEGES INC	10,899	shares	56,784
CORIO NV	18,086	shares	1,161,050
CORN PRODUCTS INTL INC	9,767	shares	449,282
CORNING INC	229,210	shares	4,428,337
CORPORATE EXECUTIVE BRD CO	4,431	shares	166,384

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
CORPORATE OFFICE PROPERTIES TR	8,640	shares	$301,968
CORRECTIONS CORP OF AMERICA	14,240	shares	356,854
CORVEL CORP	846	shares	40,904
COSCO CORP SINGAPORE LTD	84,000	shares	140,082
COSMO OIL CO LTD	49,000	shares	160,488
COST PLUS INC CA	2,282	shares	22,135
COSTAR GROUP INC	78,980	shares	4,546,089
COSTCO WHOLESALE CORP	188,398	shares	13,604,220
COURIER CORP	1,333	shares	20,688
COUSINS PROPERTIES INC	76,940	shares	641,680
COVANCE INC	8,376	shares	430,610
COVANTA HOLDING CORP	19,814	shares	340,603
COVENANT TRANSPORT GROUP CL A	1,052	shares	10,225
COVENTRY HEALTH CARE INC	21,777	shares	574,913
COVIDIEN PLC	105,783	shares	4,830,052
COWEN GROUP INC A	2,907	shares	13,547
CPI AEROSTRUCTURES INC	730	shares	10,271
CPI CORP	944	shares	21,287
CPI INTERNATIONAL INC	1,020	shares	19,737
CRA INTERNATIONAL INC	1,403	shares	32,985
CRACKER BARREL OLD CTRY ST INC	41,315	shares	2,262,823
CRANE CO	5,964	shares	244,941
CRAWFORD & CO CL B	3,471	shares	11,801
CRAY INC	4,044	shares	28,915
CREDIT ACCEPTANCE CORP	1,226	shares	76,956
CREDIT AGRICOLE SA	5,016	shares	63,738
CREDIT SAISON CO LTD	5,800	shares	95,340
CREDIT SUISSE GROUP AG	4,164	shares	167,888
CREE INC	14,009	shares	923,053
CREXUS INVT CO	5,860	shares	76,766
CRH PLC (IREL)	56,559	shares	1,172,100
CRH PLC (UK)	76,534	shares	1,601,401
CRIMSON EXPLORATION INC	2,890	shares	12,311
CROCS INC	55,000	shares	941,600
CROSS COUNTRY HEALTHCARE INC	4,017	shares	34,024
CROSSTEX ENERGY INC	5,268	shares	46,674
CROWN CASTLE INTL CORP	25,537	shares	1,119,287
CROWN HOLDINGS INC	20,548	shares	685,892
CROWN MEDIA HLDGS INC CL A	9,292	shares	24,345

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
CRYOLIFE INC	3,634	shares	$19,696
CSG SYSTEMS INTL INC	4,403	shares	83,393
CSK CORP	10,400	shares	47,765
CSL LIMITED	25,436	shares	943,103
CSM NV CVA	4,834	shares	169,267
CSS INDUSTRIES INC	1,077	shares	22,197
CSX CORP	54,877	shares	3,545,603
CUBIC CORP	2,037	shares	96,045
CUBIST PHARMACEUTICALS INC	7,659	shares	163,903
CULLEN FROST BANKERS INC	28,633	shares	1,750,049
CULP INC	1,183	shares	12,256
CUMBERLAND PHARMACEUTICALS INC	1,753	shares	10,500
CUMMINS INC	29,011	shares	3,191,500
CUMULUS MEDIA INC CL A	3,040	shares	13,102
CURIS INC	9,769	shares	19,343
CURTISS WRIGHT CORPORATION	75,155	shares	2,495,146
CUTERA INC	1,751	shares	14,516
CVB FINANCIAL CORP	306,085	shares	2,653,757
CVR ENERGY INC	4,015	shares	60,948
CVS CAREMARK CORP	343,625	shares	11,947,841
CYBERONICS INC	3,112	shares	96,534
CYMER INC	3,823	shares	172,303
CYNOSURE INC CL A	1,237	shares	12,655
CYPRESS BIOSCIENCES INC	4,984	shares	32,296
CYPRESS SEMICONDUCTOR CORP	68,871	shares	1,279,623
CYTEC INDUSTRIES INC	6,379	shares	338,470
CYTOKINETICS INC	6,917	shares	14,457
CYTORI THERAPEUTICS INC	5,611	shares	29,121
CYTRX CORP	14,095	shares	14,236
DAI NIPPON PRINTING CO LTD	3,000	shares	40,855
DAIEI INC	7,700	shares	30,434
DAIHATSU MOTOR CO	4,000	shares	61,368
DAIKYO INC	42,000	shares	85,329
DAILY MAIL & GEN TRUST ORD A	12,254	shares	109,738
DAIMLER AG (GERW)	36,038	shares	2,444,314
DAINIPPON SCREEN MFG CO LTD	17,000	shares	120,778
DAITO TRUST CONSTRUCTION	8,100	shares	554,528
DAKTRONICS	4,552	shares	72,468
DANA HOLDING CORP	18,240	shares	313,910

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
DANAHER CORP	123,744	shares	$5,837,004
DANONE NEW	28,639	shares	1,800,412
DANSKE BK AS	37,823	shares	970,099
DANVERS BANCORP INC	103,230	shares	1,824,074
DARDEN RESTAURANTS INC	20,300	shares	942,732
DARLING INTL INC	10,651	shares	141,445
DASSAULT SYSTEMES SA	2,436	shares	183,756
DAVITA INC	201,256	shares	13,985,279
DAWSON GEOPHYSICAL CO	1,021	shares	32,570
DBS GROUP HOLDINGS LTD	59,000	shares	658,391
DCC PLC (IREL)	4,678	shares	147,606
DCT INDUSTRIAL TRUST INC REIT	78,336	shares	415,964
DDI CORP	2,576	shares	30,294
DEALERTRACK HLDGS INC	5,245	shares	105,267
DEAN FOODS CO	26,718	shares	236,187
DEBENHAMS PLC	32,167	shares	35,531
DECKERS OUTDOOR CORP	4,978	shares	396,946
DEERE & CO	165,948	shares	13,781,981
DEL MONTE FOODS CO	25,020	shares	470,376
DELCATH SYSTEMS INC	5,540	shares	54,292
DELEK US HOLDINGS INC	1,826	shares	13,293
DELHAIZE GROUP	18,769	shares	1,386,954
DELL INC	246,291	shares	3,337,243
DELPHI FINANCIAL GROUP CL A	7,017	shares	202,370
DELTA AIR INC	101,898	shares	1,283,915
DELTA APPAREL INC	815	shares	11,003
DELTA NATURAL GAS CO. INC.	433	shares	13,585
DELTA PETROLEUM CORP	23,989	shares	18,232
DELTEK INC	6,478	shares	47,030
DELTIC TIMBER	1,387	shares	78,144
DELUXE CORP	6,626	shares	152,531
DEMANDTEC INC	3,936	shares	42,666
DENBURY RESOURCES INC	238,616	shares	4,555,179
DENDREON CORP	18,597	shares	649,407
DENKI KAGAKU KOGYO KK	12,000	shares	57,034
DENNYS CORP	12,877	shares	46,100
DENSO CORP	27,100	shares	934,978
DENTSPLY INTL INC	20,840	shares	712,103
DEPOMED INC	6,789	shares	43,178

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
DERWENT LONDON PLC	55,491	shares	$1,351,425
DESTINATION MATERNITY INC	730	shares	27,689
DEUTSCHE BANK AG (GERW)	6,221	shares	325,213
DEUTSCHE EUROSHOP AG	5,441	shares	210,818
DEUTSCHE POST AG	3,515	shares	59,684
DEVELOPERS DIVERSIFIED REALTY	94,573	shares	1,332,534
DEVELOPMENT SECURITIES PLC	23,564	shares	82,718
DEVON ENERGY CORP	63,342	shares	4,972,980
DEVRY INC	9,144	shares	438,729
DEX ONE CORP	4,459	shares	33,264
DEXCOM INC	7,952	shares	108,545
DEXIA SA (BELG)	40,734	shares	141,600
DEXUS PROPERTY GRP STAPLED UNT	1,511,427	shares	1,227,659
DG FASTCHANNEL INC	3,137	shares	90,597
DIAGEO PLC	38,571	shares	713,092
DIAMOND FOODS INC	2,838	shares	150,925
DIAMOND HILL INVEST GRP INC	310	shares	22,425
DIAMOND OFFSHORE DRILLING	10,195	shares	681,740
DIAMONDROCK HOSPITALITY CO	19,965	shares	239,580
DIC CORP	136,000	shares	304,771
DICE HOLDINGS INC	2,276	shares	32,661
DICKS SPORTING GOODS INC	34,237	shares	1,283,888
DIEBOLD INC	8,483	shares	271,880
DIGI INTERNATIONAL INC	3,243	shares	35,997
DIGIMARC CORP	957	shares	28,720
DIGITAL REALTY TRUST INC	24,274	shares	1,251,082
DIGITAL RIVER INC	5,127	shares	176,471
DIGITALGLOBE INC	5,943	shares	188,453
DILLARDS INC CL A	5,778	shares	219,217
DIME COMMUNITY BANCSHARES INC	3,573	shares	52,130
DINEEQUITY INC	2,002	shares	98,859
DIODES INC	74,043	shares	1,998,421
DIONEX CORP	2,250	shares	265,523
DIRECTV CL A	122,273	shares	4,882,361
DISCOVER FIN SVCS	79,869	shares	1,479,973
DISCOVERY COMM INC CL C NON-VO	9,000	shares	330,210
DISCOVERY COMMUNICATIONS CL A	41,697	shares	1,738,765
DISH NETWORK CORP A	25,752	shares	506,284
DISNEY (WALT) CO	787,392	shares	29,535,074

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
DIXONS RETAIL PLC	247,515	shares	$88,508
DNB NOR ASA	51,391	shares	722,450
DOLAN CO THE	3,941	shares	54,859
DOLBY LABORATORIES INC CL A	58,191	shares	3,881,340
DOLE FOOD CO INC	187,158	shares	2,528,505
DOLLAR FINANCIAL CORP	3,148	shares	90,127
DOLLAR GENERAL CORP	202,233	shares	6,202,486
DOLLAR THRIFTY AUTOMOT GRP INC	3,706	shares	175,146
DOLLAR TREE INC	16,174	shares	907,038
DOMINION RESOURCES INC VA	153,667	shares	6,564,654
DOMINOS PIZZA INC	6,669	shares	106,371
DOMTAR CORP	5,373	shares	407,918
DON QUIJOTE CO LTD	18,700	shares	569,416
DONALDSON CO INC	33,181	shares	1,933,789
DONEGAL GROUP INC CL A	1,189	shares	17,217
DONNELLEY R R & SONS CO	30,255	shares	528,555
DORAL FINANCIAL CORP	16,442	shares	22,690
DORMAN PRODUCTS INC	1,727	shares	62,586
DOT HILL SYS CORP	7,145	shares	12,432
DOUGLAS DYNAMICS INC	1,299	shares	19,680
DOUGLAS EMMETT INC REIT	25,991	shares	431,451
DOVER CORP	54,454	shares	3,182,836
DOW CHEMICAL CO	245,864	shares	8,393,797
DOWA HOLDINGS CO LTD	49,000	shares	321,579
DPL INC	15,363	shares	394,983
DR HORTON INC	41,155	shares	490,979
DR PEPPER SNAPPLE GROUP	33,305	shares	1,171,004
DRAX GROUP PLC	32,185	shares	184,936
DREAMS INC	4,147	shares	10,948
DREAMWORKS ANIMATION SKG CL A	9,251	shares	272,627
DRESS BARN INC	122,622	shares	3,239,673
DRESSER RAND GROUP INC	10,403	shares	443,064
DREW INDUSTRIES INC	2,469	shares	56,096
DRIL-QUIP INC	47,427	shares	3,686,026
DRUGSTORE.COM INC	9,995	shares	22,089
DSP GROUP	3,017	shares	24,558
DST SYSTEMS INC	4,599	shares	203,966
DSV DE SAMMENSLUT VOGN	23,850	shares	527,443
DSW INC CL A	1,933	shares	75,580

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
DTE ENERGY CO	24,802	shares	$1,124,027
DTS INC	2,214	shares	108,597
DUCOMMUN INC	1,356	shares	29,534
DUFF & PHELPS CORP	3,813	shares	64,287
DUKE ENERGY CORP	194,257	shares	3,459,717
DUKE REALTY CORP REIT	46,775	shares	582,817
DUN & BRADSTREET CORP DEL NEW	7,306	shares	599,750
DUPONT (EI) DE NEMOURS & CO	133,883	shares	6,678,084
DUPONT FABROS TECH INC	108,700	shares	2,312,049
DURECT CORP	11,223	shares	38,719
DXP ENTERPRISES INC	1,191	shares	28,584
DYAX CORP	12,709	shares	27,197
DYCOM INDUSTRIES INC	4,538	shares	66,936
DYNAMEX INC	1,256	shares	31,099
DYNAMIC MATERIALS CORP	1,705	shares	38,482
DYNAMICS RESEARCH CORP	1,154	shares	15,464
DYNAVAX TECHNOLOGIES CORP	12,799	shares	40,957
DYNEGY INC	13,274	shares	74,600
E TRADE FINANCIAL CORP	29,146	shares	466,336
E.ON AG	81,549	shares	2,500,626
EADS NV	4,737	shares	110,454
EAGLE BANCORP INC MD	2,134	shares	30,794
EAGLE BULK SHIPPING INC	8,045	shares	40,064
EAGLE MATERIALS INC	5,706	shares	161,195
EARTHLINK INC	13,989	shares	120,305
EAST JAPAN RAILWAY CO	7,500	shares	487,595
EAST WEST BANCORP INC	19,116	shares	373,718
EASTERN CO	792	shares	14,137
EASTERN INSURANCE HOLDINGS INC	1,011	shares	12,041
EASTGROUP PPTYS INC	3,485	shares	147,485
EASTMAN CHEMICAL CO	10,578	shares	889,398
EASTMAN KODAK CO	34,729	shares	186,147
EASYLINK SERVICES INTL CP CL A	3,217	shares	13,511
EATON CORP	24,683	shares	2,505,571
EATON VANCE CORP NON VTG	15,283	shares	462,005
EBAY INC	328,074	shares	9,130,299
EBIX INC	4,493	shares	106,349
ECHELON CORP	4,332	shares	44,143
ECHO GLOBAL LOGISTICS INC	1,693	shares	20,384

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
ECHOSTAR CORP CL A	4,842	shares	$120,905
ECOLAB INC	34,045	shares	1,716,549
ECOLOGY INC	2,365	shares	41,104
EDISON INTL	47,783	shares	1,844,424
EDUCATION MANAGEMENT CORP	4,742	shares	85,830
EDUCATION REALTY TR INC	7,536	shares	58,555
EDWARDS LIFESCIENCES CORP	14,748	shares	1,192,228
EHEALTH INC	2,867	shares	40,683
EISAI CO LTD	5,900	shares	213,581
EL PASO CORP	273,509	shares	3,763,484
EL PASO ELECTRIC CO	5,504	shares	151,525
ELAN CORP PLC ADR	208,400	shares	1,194,132
ELECTRIC POWER DEVELOP CO LTD	4,100	shares	128,581
ELECTRICITE DE FRANCE	21,000	shares	861,824
ELECTRO RENT CORP	2,415	shares	39,026
ELECTRO SCIENTIFIC INDS INC	3,082	shares	49,404
ELECTRONIC ARTS INC	48,666	shares	797,149
ELECTRONICS FOR IMAGING INC	5,948	shares	85,116
ELIZABETH ARDEN INC	3,054	shares	70,273
ELLIS (PERRY) INTL INC	1,294	shares	35,546
ELSTER GROUP SE ADR	76,300	shares	1,289,470
EMC CORP	302,174	shares	6,919,785
EMC INSURANCE GROUP INC	667	shares	15,101
EMCOR GROUP INC	47,183	shares	1,367,363
EMCORE CORP	10,991	shares	11,870
EMDEON INC-CLASS A	3,134	shares	42,434
EMERGENCY MEDICAL SVCS CL A	88,135	shares	5,694,402
EMERGENT BIOSOL	2,780	shares	65,219
EMERITUS CORP	3,318	shares	65,398
EMERSON ELEC CO	110,383	shares	6,310,596
EMPIRE DISTRICT ELECTRIC CO.	5,346	shares	118,681
EMPLOYERS HOLDINGS INC	5,145	shares	89,935
EMS TECHNOLOGIES INC	1,978	shares	39,125
EMULEX CORP	11,219	shares	130,814
ENCANA CORP	20,600	shares	600,876
ENCORE BANCSHARES INC	1,178	shares	12,086
ENCORE CAP GROUP INC	1,793	shares	42,046
ENCORE WIRE CORPORATION	2,458	shares	61,647
ENDEAVOR INTL CORP	2,690	shares	37,122

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
ENDO PHARMACEUTICALS HLDGS INC	14,930	shares	$533,150
ENDOLOGIX INC	5,571	shares	39,833
ENDURANCE SPECIALTY HLDGS LTD	5,292	shares	243,802
ENEL (ENTE NAZ ENERG ELET) SPA	280,858	shares	1,404,397
ENER1 INC	11,766	shares	44,593
ENERGEN CORP	9,285	shares	448,094
ENERGIZER HOLDINGS INC	9,117	shares	664,629
ENERGY CONVERSION DEVICES INC	6,441	shares	29,629
ENERGY PARTNERS LTD	4,660	shares	69,248
ENERGY RECOVERY INC	4,609	shares	16,869
ENERGY XXI (USA)	9,584	shares	265,189
ENERGYSOLUTIONS INC	9,605	shares	53,500
ENERNOC INC	2,318	shares	55,423
ENERSYS INC	6,342	shares	203,705
ENI SPA	173,806	shares	3,797,067
ENNIS INC	3,347	shares	57,234
ENPRO INDUSTRIES INC	47,160	shares	1,959,970
ENSIGN GROUP INC	1,691	shares	42,055
ENTEGRIS INC	17,036	shares	127,259
ENTERCOM COMM CORP CL A	2,924	shares	33,860
ENTERGY CORP	26,533	shares	1,879,332
ENTERPRISE BANCORP INC	850	shares	11,509
ENTERPRISE FINL SVCS CORP	1,708	shares	17,866
ENTERTAINMENT PPTYS TR REIT	84,211	shares	3,894,759
ENTRAVISION COMMUN CRP CL A	6,768	shares	17,394
ENTROPIC COMMUNICATIONS INC	57,943	shares	699,951
ENVESTNET INC	932	shares	15,900
ENZO BIOCHEM INC	4,426	shares	23,369
ENZON PHARMACEUTICALS INC	7,823	shares	95,206
EOG RESOURCES INC	77,548	shares	7,088,663
EPICOR SOFTWARE CORPORATION	5,974	shares	60,337
EPIQ SYSTEMS INC	4,218	shares	57,913
EPLUS INC	468	shares	11,064
EPOCH HLDG CORP	1,709	shares	26,541
EQT CORPORATION	21,874	shares	980,830
EQUIFAX INC	18,098	shares	644,289
EQUINIX INC	5,941	shares	482,766
EQUITY LIFESTYLE PPTYS INC	15,732	shares	879,891
EQUITY ONE INC REIT	5,956	shares	108,280

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
EQUITY RESIDENTIAL (REIT)	162,367	shares	$8,434,966
ERESEARCHTECHNOLOGY INC	5,576	shares	40,984
ERIE INDEMNITY CO CL A	3,197	shares	209,308
ERSTE GROUP BANK AG	2,799	shares	131,503
ESB FINANCIAL CORP	1,228	shares	19,943
ESCO TECHNOLOGIES INC	3,428	shares	129,716
ESPRIT HOLDINGS LTD	188,940	shares	899,425
ESSA BANCORP INC	1,493	shares	19,737
ESSEX PROPERTY TRUST INC	4,047	shares	462,248
ESSILOR INTERNATIONAL SA(FRAN)	1,494	shares	96,229
ESTEE LAUDER COS INC CL A	71,143	shares	5,741,240
ESTERLINE TECHNOLOGIES CORP	3,885	shares	266,472
ETHAN ALLEN INTERIORS INC	3,711	shares	74,257
EURASIAN NATURAL RESOURCES PLC	3,019	shares	49,362
EUROCOMMERCIAL CVA	17,006	shares	783,177
EURONET WORLDWIDE INC	6,564	shares	114,476
EVERCORE PARTNERS INC CL A	2,167	shares	73,678
EVEREST REINSURANCE GROUP LTD	7,066	shares	599,338
EVERGREEN SOLAR INC	23,176	shares	13,512
EVOLUTION PETROLEUM CORP	2,517	shares	16,411
EXACT SCIENCES CORP	6,520	shares	38,990
EXACTECH INC	1,018	shares	19,159
EXAMWORKS GROUP INC	1,405	shares	25,964
EXAR CORP	5,719	shares	39,919
EXCEL TRUST INC	2,023	shares	24,478
EXCO RESOURCES INC	21,424	shares	416,054
EXELIXIS INC	14,034	shares	115,219
EXELON CORP	97,001	shares	4,039,122
EXIDE TECHNOLOGIES	9,915	shares	93,300
EXLSERVICE HOLDINGS INC	1,970	shares	42,316
EXPEDIA INC DEL	29,662	shares	744,220
EXPEDITORS INTL OF WASH INC	88,902	shares	4,854,049
EXPERIAN PLC	45,000	shares	560,250
EXPONENT INC	1,792	shares	67,254
EXPRESS INC	2,063	shares	38,784
EXPRESS SCRIPTS INC	253,882	shares	13,722,322
EXTENDICARE REAL ESTATE INV TR	16,570	shares	152,524
EXTERRAN HLDGS INC	8,166	shares	195,576
EXTRA SPACE STORAGE INC	11,308	shares	196,759

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
EXTREME NETWORKS INC	11,760	shares	$36,338
EXXON MOBIL CORP	1,017,376	shares	74,390,533
EZCORP INC CL A NON VTG	6,433	shares	174,527
EZRA HOLDINGS LTD	74,000	shares	103,799
F5 NETWORKS INC	11,858	shares	1,543,437
FABRINET	1,483	shares	31,885
FACTSET RESEARCH SYSTEMS INC	5,988	shares	561,435
FAIR ISSAC CORP	5,152	shares	120,402
FAIRCHILD SEMICON INTL INC	15,996	shares	249,698
FALCONSTOR SOFTWARE INC	4,072	shares	13,641
FAMILY DOLLAR STORES INC	18,462	shares	917,746
FAMOUS DAVES AMERICA INC	1,111	shares	12,388
FANUC LTD	12,200	shares	1,873,225
FARMER BROTHERS CO	1,148	shares	20,434
FARO TECHNOLOGIES INC	2,088	shares	68,570
FAST RETAILING CO LTD	7,400	shares	1,178,132
FASTENAL CO	32,636	shares	1,955,223
FBL FINANCIAL GROUP INC CL A	1,874	shares	53,728
FBR CAPITAL MARKETS CORP	6,407	shares	24,475
FEDERAL AGRI MTG NON VTG CL C	1,328	shares	21,673
FEDERAL MOGUL CORP CL A	3,066	shares	63,313
FEDERAL REALTY INVESTMENT TR	28,306	shares	2,205,887
FEDERAL SIGNAL CORP	8,036	shares	55,127
FEDERATED INVS INC CL B NV	13,434	shares	351,568
FEDEX CORP	69,684	shares	6,481,309
FEI COMPANY	4,938	shares	130,413
FELCOR LODGING TRUST INC REIT	11,031	shares	77,658
FEMALE HEALTH COMPANY	2,592	shares	14,748
FERRO CORP	306,095	shares	4,481,231
FIAT SPA	4,940	shares	101,912
FIBERTOWER CORP	5,746	shares	25,627
FIDELITY NATL FINL INC NEW	29,317	shares	401,057
FIDELITY NATL INFORM SVCS INC	38,842	shares	1,063,882
FIFTH STREET FINANCE CORP	7,043	shares	85,502
FIFTH THIRD BANCORP	116,782	shares	1,714,360
FINANCIAL ENGINES INC	3,580	shares	70,991
FINANCIAL INSTITUTIONS INC	1,412	shares	26,786
FINISAR CORP	9,950	shares	295,416
FINISH LINE INC CL A	6,886	shares	118,370

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
FIRST AMERICAN FINANCIAL CORP	13,464	shares	$201,152
FIRST BANCORP INC ME	1,261	shares	19,911
FIRST BANCORP NC	1,951	shares	29,870
FIRST BANCORP P R	41,277	shares	18,987
FIRST BUSEY CORP	7,029	shares	33,036
FIRST CASH FINANCIAL SRVS INC	3,914	shares	121,295
FIRST CITIZEN BANCSHARES INC.	687	shares	129,877
FIRST COMMONWEALTH FINL CORP	12,186	shares	86,277
FIRST COMMUNITY BANCSHARES INC	1,935	shares	28,909
FIRST DEFIANCE FINL CORP	933	shares	11,103
FIRST FINANCIAL BANCORP	139,099	shares	2,570,550
FIRST FINANCIAL HOLDINGS INC	2,135	shares	24,574
FIRST FINANCIAL INDIANA	1,439	shares	50,566
FIRST FINL BANKSHARES INC	2,693	shares	137,828
FIRST HORIZON NATIONAL CORP	38,259	shares	450,691
FIRST INDUSTRIAL REALTY TRUST	8,237	shares	72,156
FIRST INTERSTATE BANCSYS/MT	2,487	shares	37,902
FIRST MARBLEHEAD CORP	7,684	shares	16,674
FIRST MERCHANTS CORP	3,301	shares	29,247
FIRST MERCURY FINANCIAL CORP	1,651	shares	27,076
FIRST MIDWEST BANCORP INC DEL	9,565	shares	110,189
FIRST NIAGARA FINL GROUP INC	27,007	shares	377,558
FIRST OF LONG ISLAND CORP	876	shares	25,325
FIRST POTOMAC RLTY TR REIT	6,573	shares	110,558
FIRST QUANTUM MINERALS INC	1,300	shares	140,780
FIRST SOLAR INC	7,920	shares	1,030,709
FIRST SOURCE CORP	1,688	shares	34,165
FIRSTENERGY CORP	44,707	shares	1,655,053
FIRSTGROUP PLC	72,962	shares	453,392
FIRSTMERIT CORP	14,053	shares	278,109
FISERV INC	21,811	shares	1,277,252
FISHER COMMUNICATIONS INC	840	shares	18,312
FIVE STAR QUALITY CARE INC	4,614	shares	32,621
FLAGSTAR BANCORP INC	21,564	shares	35,149
FLAGSTONE REINSURANCE HLDGS SA	5,743	shares	72,362
FLEETCOR TECHNOLOGIES INC	73,200	shares	2,263,344
FLETCHER BUILDING LTD	27,339	shares	163,052
FLEXSTEEL IND	683	shares	12,075
FLIR SYSTEMS INC	23,260	shares	691,985

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
FLOTEK INDUSTRIES INC	3,901	shares	$21,260
FLOW INTL CORP	6,090	shares	24,908
FLOWERS FOODS INC	84,285	shares	2,268,109
FLOWSERVE CORP	8,188	shares	976,173
FLUOR CORP	26,221	shares	1,737,403
FLUSHING FINANCIAL CORP	4,035	shares	56,490
FMC CORP NEW	29,073	shares	2,322,642
FMC TECHNOLOGIES INC	17,557	shares	1,560,993
FNB CORP PA	14,807	shares	145,405
FONCIERE DES REGIONS	3,968	shares	384,098
FONDIARIA SAI SPA	7,026	shares	58,852
FOOT LOCKER INC	20,107	shares	394,499
FORCE PROTECTION INC	9,076	shares	50,009
FORD MOTOR CO	549,479	shares	9,225,752
FOREST CITY ENTERPRISES CL A	94,191	shares	1,572,048
FOREST LABORATORIES INC	105,768	shares	3,382,461
FOREST OIL CORP	81,687	shares	3,101,655
FORESTAR GROUP INC	4,576	shares	88,317
FORMFACTOR INC	6,529	shares	57,978
FORRESTER RESEARCH INC	1,883	shares	66,451
FORTINET INC	5,437	shares	175,887
FORTUNE BRANDS INC	22,378	shares	1,348,275
FORWARD AIR CORP	3,748	shares	106,368
FOSSIL INC	6,637	shares	467,776
FOSTER L B CO CL A	1,323	shares	54,164
FOSTER WHEELER AG	16,471	shares	568,579
FPIC INSURANCE GROUP INC	1,187	shares	43,872
FRANCE TELECOM SA	65,200	shares	1,359,454
FRANKLIN COVEY CO	1,757	shares	15,093
FRANKLIN ELECTRIC CO. INC.	2,428	shares	94,498
FRANKLIN RESOURCES INC	21,353	shares	2,374,667
FRANKLIN STREET PPTYS CORP	8,971	shares	127,837
FRASER & NEAVE LTD	19,000	shares	94,907
FRASERS CENTREPOINT TRUST REIT	114,300	shares	133,606
FREDS INC CL A	5,065	shares	69,694
FREEPORT MCMORAN COPPER & GOLD	86,639	shares	10,404,478
FREIGHTCAR AMERICA INC	1,541	shares	44,597
FRESH DEL MONTE PRODUCE INC	5,225	shares	130,364
FROMAGERIES BEL SA	62	shares	12,641

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
FRONTIER COMMUNICATIONS CORP	248,929	shares	$2,422,079
FRONTIER OIL CORP	13,655	shares	245,927
FRONTIER REAL ESTATE INV CORP	28	shares	267,192
FRONTLINE LTD (NORW)	2,920	shares	75,432
FSI INTL INC	4,978	shares	22,003
FTI CONSULTING INC	68,399	shares	2,549,915
FUEL SYSTEMS SOLUTIONS INC	1,843	shares	54,147
FUEL TECH INC	2,314	shares	22,469
FUELCELL ENERGY INC	14,589	shares	33,701
FUJI ELECTRIC HOLDINGS CO LTD	53,000	shares	165,105
FUJI HEAVY INDUSTRIES LTD	22,000	shares	170,658
FUJI OIL CO LTD	4,700	shares	68,693
FULLER H B CO	6,326	shares	129,810
FULTON FINANCIAL CORP	75,997	shares	785,809
FUNAI ELECTRIC CO LTD	900	shares	31,361
FURIEX PHARMACEUTICALS INC	1,276	shares	18,438
FURMANITE CORP	4,746	shares	32,795
FURNITURE BRANDS INTL INC	6,040	shares	31,046
FURUKAWA ELECTRIC CO LTD	45,000	shares	202,241
FX ENERGY INC	5,607	shares	34,483
G & K SERVICES INC CL A	2,414	shares	74,617
G4S PLC	121,000	shares	480,629
GAIAM INC CL A	2,107	shares	16,224
GAMCO INVESTORS INC	669	shares	32,119
GAME GROUP PLC (THE)	24,039	shares	26,253
GAMESTOP CORP CL A	22,200	shares	507,936
GANNETT INC	35,040	shares	528,754
GAP INC	64,443	shares	1,426,768
GARDNER DENVER INC	45,778	shares	3,150,442
GARTNER INC	9,435	shares	313,242
GATX CORP	88,980	shares	3,139,214
GAYLORD ENTERTAINMENT CO	60,092	shares	2,159,706
GAZPROM O A O SPON ADR	64,331	shares	1,636,581
GDF SUEZ	12,494	shares	448,515
GECINA	1,281	shares	140,972
GEEKNET INC	678	shares	16,943
GEN PROBE INC	49,727	shares	2,901,570
GENCO SHIPPING & TRADING LTD	2,065	shares	29,736
GENCORP INC	7,620	shares	39,395

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
GENERAC HOLDINGS INC	3,314	shares	$53,587
GENERAL CABLE CORP DEL	6,731	shares	236,191
GENERAL COMMUNICATIONS CL A	5,033	shares	63,718
GENERAL DYNAMICS CORPORATION	75,169	shares	5,333,992
GENERAL ELECTRIC CO	1,562,605	shares	28,580,045
GENERAL GROWTH PPTYS INC NEW	157,840	shares	2,443,363
GENERAL MARITIME (NEW)	10,105	shares	32,841
GENERAL MILLS INC	186,716	shares	6,645,222
GENERAL MOLY INC	9,376	shares	60,756
GENERAL MOTORS CO	56,390	shares	2,078,535
GENESCO INC	3,106	shares	116,444
GENESEE & WYOMING INC CL A	77,155	shares	4,085,357
GENOMIC HEALTH INC	2,085	shares	44,598
GENON ENERGY INC	98,912	shares	376,855
GENOPTIX INC	2,274	shares	43,251
GENTEX CORP	164,629	shares	4,866,433
GENTIVA HEALTH SERVICES INC	100,531	shares	2,674,125
GENUINE PARTS CO	23,104	shares	1,186,159
GENWORTH FINANCIAL INC A	322,813	shares	4,241,763
GENZYME CORP	37,983	shares	2,704,390
GEO GROUP INC	8,324	shares	205,270
GEOEYE INC	2,854	shares	120,981
GEOKINETICS INC	2,012	shares	18,691
GEOPHYSIQUE VERITAS(CIE GEN D)	17,900	shares	545,058
GEORESOURCES INC.	1,452	shares	32,249
GEORGIA GULF CORP NEW	4,387	shares	105,551
GERBER SCIENTIFIC INC	3,245	shares	25,538
GERMAN AMERICAN BANCORP INC	1,434	shares	26,407
GERON CORP	13,250	shares	68,503
GETTY REALTY CORP	2,939	shares	91,932
GFI GROUP INC	8,998	shares	42,201
GIBRALTAR INDUSTRIES INC	3,913	shares	53,099
G-III APPAREL GROUP LTD	1,982	shares	69,667
GILDEMEISTER AG	3,425	shares	76,473
GILEAD SCIENCES INC	152,897	shares	5,540,987
GKN PLC	519,733	shares	1,801,734
GLACIER BANCORP INC	155,489	shares	2,349,439
GLADSTONE CAPITAL CORP	2,717	shares	31,300
GLADSTONE COMMERCIAL CORP	1,104	shares	20,788

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
GLADSTONE INVESTMENT CORP	2,852	shares	$21,818
GLATFELTER	5,923	shares	72,675
GLAXOSMITHKLINE PLC	186,418	shares	3,606,417
GLEACHER & CO INC	10,167	shares	24,096
GLIMCHER REALTY TRUST	10,713	shares	89,989
GLOBAL CASH ACCESS HLDGS INC	8,378	shares	26,726
GLOBAL CROSSING LTD	3,829	shares	49,471
GLOBAL INDEMNITY PLC	1,765	shares	36,094
GLOBAL INDUSTRIES LTD	12,948	shares	89,730
GLOBAL LOGISTIC PROPERTIES LTD	820,500	shares	1,381,087
GLOBAL PAYMENTS INC	171,291	shares	7,915,357
GLOBAL POWER EQUIPMENT GROUP	1,998	shares	46,354
GLOBAL TRAFFIC NETWORK INC	1,622	shares	15,004
GLOBALSTAR INC	11,829	shares	17,152
GLOBE SPECIALTY METALS INC	7,832	shares	133,849
GLOBECOMM SYSTEMS INC	2,858	shares	28,580
GMX RESOURCES INC	3,992	shares	22,036
GOLDEN AGRI-RESOURCES LTD	564,000	shares	351,607
GOLDEN OCEAN GROUP LTD	27,493	shares	38,319
GOLDMAN SACHS GROUP INC	180,131	shares	30,290,829
GOLUB CAPITAL BDC INC	1,075	shares	18,404
GOODMAN GROUP (STAPLE)	1,668,502	shares	1,108,061
GOODRICH CORP	18,388	shares	1,619,431
GOODRICH PETRO CORP	3,153	shares	55,619
GOODYEAR TIRE & RUBBER CO	35,625	shares	422,156
GOOGLE INC A	74,161	shares	44,049,409
GORMAN-RUPP CO	1,583	shares	51,163
GP STRATEGIES CORP	2,404	shares	24,617
GPT GROUP REIT STAPLED	774,084	shares	2,325,192
GRACE W R & CO	9,400	shares	330,222
GRACO INC	90,734	shares	3,579,456
GRAFTECH INTERNATIONAL LTD	40,436	shares	802,250
GRAHAM CORPORATION	1,277	shares	25,540
GRAHAM PACKAGING CO INC	2,924	shares	38,129
GRAINGER PLC	323,458	shares	533,408
GRAINGER W W INC	8,508	shares	1,175,040
GRAMERCY CAP CORP	5,676	shares	13,112
GRAND CANYON EDUCATION INC	138,284	shares	2,708,984
GRANITE CONSTRUCTION INC	83,582	shares	2,292,654

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
GRAPHIC PACKAGING HOLDING CO	10,208	shares	$39,709
GRAY TELEVISION INC	6,495	shares	12,146
GREAT EAGLE HOLDINGS LTD	62,600	shares	194,505
GREAT LAKES DREDGE & DOCK CORP	7,584	shares	55,894
GREAT NORTHERN IRON ORE PPTY	194	shares	27,255
GREAT PLAINS ENERGY INC	17,521	shares	339,732
GREAT PORTLAND ESTATES PLC	123,478	shares	695,060
GREAT SOUTHERN BANCORP INC	1,372	shares	32,365
GREAT WOLF RESORTS INC	4,193	shares	10,986
GREATBATCH INC	52,606	shares	1,270,435
GREEN DOT CORP CLASS A	55,581	shares	3,153,666
GREEN MTN COFFEE ROASTERS INC	14,972	shares	491,980
GREEN PLAINS RNWABLE ENRGY INC	2,126	shares	23,939
GREENBRIER COMPANIES INC	2,429	shares	50,985
GREENHILL & CO INC	3,258	shares	266,113
GREENLIGHT CAPITAL RE LTD A	3,814	shares	102,253
GREIF INC CL A	46,020	shares	2,848,638
GRIFFON CORP	6,017	shares	76,657
GROUP 1 AUTOMOTIVE INC	3,064	shares	127,953
GSI COMMERCE INC	8,588	shares	199,242
GSI TECHNOLOGY INC	2,777	shares	22,494
GT SOLAR INTERNATIONAL INC	9,103	shares	83,019
GUANGZHOU R&F PROPERTIES CO H	612,200	shares	875,865
GUESS INC	8,200	shares	388,024
GULF ISLAND FABRICATION INC	1,849	shares	52,105
GULFMARK OFFSHORE INC CLASS A	2,978	shares	90,531
GULFPORT ENERGY CORP	3,571	shares	77,312
GUOCO GROUP LTD	1,000	shares	13,278
H J HEINZ CO	47,040	shares	2,326,598
H&E EQUIPMENT SERVICES INC	3,575	shares	41,363
H&R REIT / H&R FIN TR STAPLED	18,500	shares	360,428
HACKETT GROUP INC	5,404	shares	18,968
HAEMONETICS CORP MASS	99,496	shares	6,286,157
HAIN CELESTIAL GROUP INC	5,535	shares	149,777
HALLIBURTON CO	133,391	shares	5,446,355
HALLMARK FIN SERVICES INC	1,092	shares	9,937
HALOZYME THERAPEUTICS INC	10,118	shares	80,135
HAMAMATSU PHOTONICS	1,100	shares	40,199
HAMMERSON PLC	195,428	shares	1,272,030

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
HANA FINANCIAL GROUP INC	12,000	shares	$463,411
HANCOCK HOLDING CO	3,812	shares	132,886
HANESBRANDS INC	12,371	shares	314,223
HANG LUNG GROUP LTD	135,200	shares	888,867
HANG LUNG PROPERTIES LTD	1,164,000	shares	5,443,731
HANGER ORTHOPEDIC GROUP INC	4,195	shares	88,892
HANMI FINANCIAL CORP	19,530	shares	22,460
HANOVER INSURANCE GROUP INC	5,826	shares	272,191
HANSEN NATURAL CORP	8,924	shares	466,547
HANWA CO LTD	21,000	shares	96,706
HARBINGER GROUP INC	2,491	shares	15,419
HARDINGE INC	1,499	shares	14,600
HARLEY-DAVIDSON INC	34,543	shares	1,197,606
HARLEYSVILLE GROUP INC	1,601	shares	58,821
HARMAN INTL IND INC NEW	10,203	shares	472,399
HARMONIC INC	12,579	shares	107,802
HARRIS & HARRIS GROUP INC	3,987	shares	17,463
HARRIS CORP	18,813	shares	852,229
HARSCO CORP	96,798	shares	2,741,319
HARTE-HANKS INC	5,013	shares	64,016
HARTFORD FINL SVCS GROUP INC	245,901	shares	6,513,917
HARVARD BIOSCIENCES INC	2,965	shares	12,127
HARVEST NATURAL RESOURCES INC	4,370	shares	53,183
HASBRO INC	19,974	shares	942,373
HASEKO CORP	155,000	shares	137,413
HAVERTY FURNITURE COS INC	2,398	shares	31,126
HAWAIIAN ELECTRIC INDS INC	12,161	shares	277,149
HAWAIIAN HLDGS INC	6,445	shares	50,529
HAWKINS INC	1,106	shares	49,106
HAYNES INTL INC	1,569	shares	65,631
HCC INSURANCE HOLDINGS INC	14,892	shares	430,974
HCP INC REIT	110,712	shares	4,073,094
HDFC BANK LTD SPON ADR	1,000	shares	167,110
HEADWATERS INC	7,813	shares	35,784
HEALTH CARE REIT INC	21,284	shares	1,013,970
HEALTH MGMNT ASSOC INC CL A	118,794	shares	1,133,295
HEALTH NET INC	12,342	shares	336,813
HEALTHCARE REALTY TRUST INC	35,001	shares	740,971
HEALTHCARE SERVICES GROUP INC	8,512	shares	138,490

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
HEALTHSOUTH CORP	34,315	shares	$710,664
HEALTHSPRING INC	145,593	shares	3,862,582
HEALTHSTREAM INC	1,972	shares	15,855
HEALTHWAYS INC	4,432	shares	49,461
HEARTLAND EXPRESS INC	218,326	shares	3,497,583
HEARTLAND FINANCIAL USA INC	1,694	shares	29,577
HEARTLAND PAYMENT SYSTEMS IN	4,937	shares	76,129
HEARTWARE INTERNATIONAL INC	922	shares	80,740
HECLA MINING CO	33,112	shares	372,841
HEICO CORP	4,255	shares	217,133
HEIDELBERGCEMENT AG (GERW)	7,798	shares	488,976
HEIDELBERGER DRUCKMASCHINEN AG	8,220	shares	40,554
HEIDRICK & STRUGGLES INTL INC	2,265	shares	64,892
HEINEKEN NV	3,818	shares	187,290
HELEN OF TROY LTD	3,957	shares	117,681
HELIX ENERGY SOL GRP INC	16,302	shares	197,906
HELMERICH & PAYNE INC	29,281	shares	1,419,543
HENDERSON LAND DEVMT CO LTD	177,218	shares	1,208,434
HENNES & MAURITZ AB B	120,348	shares	4,012,078
HENRY (JACK) & ASSOCIATES INC	208,559	shares	6,079,495
HENRY SCHEIN INC	11,918	shares	731,646
HERBALIFE LTD	96,552	shares	6,601,260
HERCULES OFFSHORE INC	14,826	shares	51,298
HERITAGE COMMERCE CORP	3,388	shares	15,212
HERITAGE FINANCIAL CORP WASH	1,295	shares	18,026
HERLEY INDUSTRIES INC	1,781	shares	30,847
HERMES INTERNATIONAL SA	1,049	shares	219,844
HERSHA HOSPITALITY TR (REIT)	19,442	shares	128,317
HERSHEY CO (THE)	22,684	shares	1,069,551
HERTZ GLOBAL HOLDINGS INC	33,567	shares	486,386
HESS CORP	44,001	shares	3,367,837
HEXCEL CORPORATION	307,298	shares	5,559,021
HFF INC CL A	3,732	shares	36,051
HHGREGG INC	2,443	shares	51,181
HIBBETT SPORTS INC	3,610	shares	133,209
HICKORY TECH CO	1,716	shares	16,474
HIGHER ONE HLDGS INC	1,295	shares	26,198
HIGHWOODS PROPERTIES INC	27,375	shares	871,894
HIKARI TSUSHIN INC	2,300	shares	50,239

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
HILL INTL INC	2,865	shares	$18,537
HILLENBRAND INC	8,045	shares	167,416
HILL-ROM HOLDINGS INC	8,144	shares	320,629
HILLTOP HLDGS I	5,108	shares	50,671
HITACHI LTD	70,000	shares	373,207
HI-TECH PHARMACAL INC	1,317	shares	32,859
HITTITE MICROWAVE CORP	17,153	shares	1,047,019
HMS HOLDINGS CORP	3,560	shares	230,581
HNI CORP	5,786	shares	180,523
HO BEE INVESTMENT LTD	49,000	shares	61,859
HOLCIM LTD (REG)	13,373	shares	1,011,241
HOLLY CORP	5,704	shares	232,552
HOLOGIC INC	183,568	shares	3,454,750
HOME BANCORP INC	870	shares	12,023
HOME BANCSHARES INC	2,829	shares	62,323
HOME DEPOT INC	240,347	shares	8,426,566
HOME FEDERAL BANCORP INC MD	2,156	shares	26,454
HOME PROPERTIES INC REIT	4,861	shares	269,737
HOME RETAIL GROUP PLC	57,787	shares	169,945
HONDA MOTOR CO LTD	15,100	shares	597,753
HONEYWELL INTL INC	234,760	shares	12,479,842
HONG KONG & CHINA GAS CO LTD	554,000	shares	1,305,794
HONG KONG AIRCRAFT & ENG CO	1,600	shares	26,740
HONG KONG EXCHS & CLEARING LTD	2,800	shares	63,511
HONGKONG LAND HLDGS LTD	784,900	shares	5,666,978
HOOKER FURNITURE CORP	1,393	shares	19,683
HORACE MANN EDUCATORS CORP	5,101	shares	92,022
HORIZON LINES INC	3,970	shares	17,349
HORMEL FOODS CORP	10,157	shares	520,648
HORNBECK OFFSHORE SERVICES INC	3,006	shares	62,765
HORSEHEAD HOLDING CORP	5,600	shares	73,024
HOSIDEN CORP	4,100	shares	48,313
HOSPIRA INC	24,504	shares	1,364,628
HOSPITALITY PROPERTY TR REIT	15,944	shares	367,350
HOST HOTELS & RESORTS INC	330,602	shares	5,907,858
HOT TOPIC INC	5,759	shares	36,109
HOUSING DEV FN CORP LTD (DEMAT)	72,000	shares	1,172,853
HOUSTON AMERICAN ENERGY CORP	2,128	shares	38,496
HOUSTON WIRE & CABLE CO	2,294	shares	30,831

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
HOVNANIAN ENTERPRISES INC CL A	6,522	shares	$26,675
HOWARD HUGHES CORP	2,485	shares	135,234
HSBC HOLDINGS PLC (HK)	23,200	shares	237,895
HSBC HOLDINGS PLC (UK REG)	190,579	shares	1,935,928
HSN INC	4,998	shares	153,139
HUABAO INTERNATIONAL HLDGS LTD	277,000	shares	448,332
HUB GROUP INC CL A	80,138	shares	2,816,049
HUBBELL INC CL B	7,753	shares	466,188
HUDSON CITY BANCORP INC	77,231	shares	983,923
HUDSON HIGHLAND GROUP INC	4,156	shares	24,229
HUDSON PACIFIC PROPERTIES INC	10,824	shares	162,901
HUDSON VALLEY HOLDING CORP	1,754	shares	43,429
HUFVUDSTADEN (FASTIG) AB SER A	64,290	shares	751,575
HUGHES COMMUNICATIONS INC	1,156	shares	46,749
HUMAN GENOME SCIENCES INC	24,378	shares	582,390
HUMANA INC	24,686	shares	1,351,312
HUNT J B TRANSPORT SERVICES IN	71,567	shares	2,920,649
HUNTINGTON BANCSHARES INC	126,591	shares	869,680
HUNTSMAN CORP	22,241	shares	347,182
HURCO INC	832	shares	19,677
HURON CONSULTING GROUP INC	2,849	shares	75,356
HYATT HOTELS CORP CL A	8,762	shares	400,949
HYPERCOM CORP	6,023	shares	50,413
HYPERDYNAMICS CORP	13,643	shares	67,669
HYSAN DEVELOPMENT CO LTD	259,683	shares	1,222,824
IAC/INTERACTIVECORP	11,340	shares	325,458
IBERDROLA SA	16,393	shares	126,420
IBERIABANK CORP	3,471	shares	205,240
IBIDEN CO LTD	5,100	shares	160,884
ICADE REIT	5,469	shares	558,275
ICF INTERNATIONAL INC	2,506	shares	64,454
ICICI BANK LTD SPONS ADR	4,900	shares	248,136
ICO GLOBAL COMM HLDGS LTD CL A	21,294	shares	31,941
ICONIX BRAND GROUP INC	9,368	shares	180,896
ICU MEDICAL INC	1,527	shares	55,736
IDACORP INC	6,344	shares	234,601
IDENIX PHARMACEUTICALS INC	5,368	shares	27,055
IDENTIVE GROUP INC	4,595	shares	11,579
IDEX CORPORATION	10,576	shares	413,733

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
IDEXX LABS INC	18,400	shares	$1,273,648
IDT CORP CL B NEW	1,929	shares	49,479
IG GROUP HLDGS PLC	123,978	shares	986,464
IGATE CORPORATION	3,752	shares	73,952
IGM FINANCIAL INC	2,900	shares	126,375
IGO INC	4,248	shares	16,312
IHS INC	63,292	shares	5,088,044
II-VI INC.	39,525	shares	1,832,379
IKANOS COMMUNICATIONS INC	8,536	shares	11,438
ILLINOIS TOOL WORKS INC	96,462	shares	5,151,071
ILLUMINA INC	138,982	shares	8,803,120
IMATION CORP	3,995	shares	41,188
IMMERSION CORP	3,639	shares	24,418
IMMOFINANZ AG	36,260	shares	154,602
IMMUCOR INC	9,042	shares	179,303
IMMUNOGEN INC	7,548	shares	69,894
IMMUNOMEDICS INC	9,728	shares	34,826
IMPALA PLATINUM HOLDINGS LTD	4,536	shares	159,503
IMPAX LABORATORIES INC	8,298	shares	166,873
IMPERIAL SUGAR CO	1,569	shares	20,978
IMPERIAL TOBACCO GROUP PLC	172,905	shares	5,308,832
INCHCAPE PLC	76,881	shares	427,727
INCITEC PIVOT LTD	150,000	shares	606,890
INCONTACT INC	4,528	shares	14,942
INCYTE CORP	15,761	shares	261,002
INDEPENDENT BANK CORP MASS	2,739	shares	74,090
INDESIT COMPANY SPA	3,720	shares	39,938
INDITEX SA	33,889	shares	2,538,696
INDUSTRIAL & COM BK OF CHINA H	495,000	shares	368,742
INDUSTRIAL SVCS OF AMERICA INC	838	shares	10,266
INFINEON TECHNOLOGIES AG	21,144	shares	196,841
INFINERA CORP	4,043	shares	41,764
INFINITY PHARMACEUTICALS INC	3,398	shares	20,150
INFINITY PPTY & CASUALTY CORP	1,617	shares	99,931
INFORMA PLC	99,500	shares	632,582
INFORMATICA CORP	86,189	shares	3,794,902
INFOSPACE INC	4,667	shares	38,736
ING GROEP NV CVA	131,432	shares	1,279,275
INGERSOLL RAND CO LTD CL A	256,367	shares	12,072,322

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
INGLES MARKETS INC-CL A	1,802	shares	$34,598
INGRAM MICRO INC CL A	20,253	shares	386,630
INHIBITEX INC	6,661	shares	17,319
INLAND REAL ESTATE CORP REIT	9,785	shares	86,108
INMET MINING CORP	10,000	shares	774,692
INNERWORKINGS INC	3,599	shares	23,573
INNOPHOS HOLDINGS INC	2,769	shares	99,906
INOVIO PHARMACEUTICALS INC	10,232	shares	11,767
INPEX CORP	18	shares	105,387
INSIGHT ENTERPRISES INC	5,977	shares	78,657
INSIGNIA SYSTEMS INC	2,008	shares	13,112
INSITUFORM TECHNOLOGIES INC A	5,066	shares	134,300
INSPIRE PHARMACEUTICALS INC	7,595	shares	63,798
INSTEEL INDUSTRIES INC	2,271	shares	28,365
INSULET CORP	5,185	shares	80,368
INTACT FINL CORP	8,200	shares	418,181
INTEGRA LIFESCIENCES HLDS CORP	22,342	shares	1,056,777
INTEGRAL SYSTEMS INC MD	2,270	shares	22,496
INTEGRATED DEVICE TECH INC	19,830	shares	132,068
INTEGRATED SILICON SOLUTN INC	3,377	shares	27,117
INTEGRYS ENERGY GROUP INC	11,378	shares	551,947
INTEL CORP	1,029,496	shares	21,650,301
INTER PARFUMS INC	1,966	shares	37,059
INTERACTIVE BROKERS GROUP INC	5,453	shares	97,172
INTERACTIVE INTELLIGENCE INC	1,726	shares	45,152
INTERCONTINENTAL EXCHANGE INC	16,050	shares	1,912,358
INTERDIGITAL INC	5,690	shares	236,932
INTERFACE INC CL A	8,302	shares	129,926
INTERLINE BRANDS INC	4,273	shares	97,296
INTERMEC INC	6,213	shares	78,657
INTERMEDIATE CAPITAL GROUP PLC	14,475	shares	75,179
INTERMUNE INC	5,862	shares	213,377
INTERNAP NETWORK SERVICES CORP	6,705	shares	40,766
INTERNATIONAL ASSETS HLDG CORP	1,752	shares	41,347
INTERNATIONAL BANCSHARES CORP	6,821	shares	136,625
INTERNATIONAL FLAVORS & FRAGRA	11,725	shares	651,793
INTERNATIONAL GAME TECHNOLOGY	43,734	shares	773,654
INTERNATIONAL PAPER CO	64,156	shares	1,747,609
INTERNATIONAL RECTIFIER CORP	34,708	shares	1,030,481

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
INTERNATIONAL SHIPHOLDING CORP	689	shares	$17,501
INTERNATIONAL SPEEDW A (1/5VT)	3,784	shares	99,027
INTERNATIONL COAL GROUP INC	22,634	shares	175,187
INTERNET CAPITAL GROUP INC	4,736	shares	67,346
INTERPUBLIC GROUP OF COS INC	71,677	shares	761,210
INTERSECTIONS INC	1,283	shares	13,420
INTERSIL CORPORATION CL A	16,062	shares	245,267
INTERTEK GROUP PLC	13,976	shares	387,033
INTERVAL LEISURE GROUP INC	5,235	shares	84,493
INTESA SANPAOLO SPA	70,292	shares	190,780
INTEVAC INC	2,898	shares	40,601
INTL BUS MACH CORP	321,692	shares	47,211,518
INTRALINKS HLDGS INC	1,428	shares	26,718
INTREPID POTASH INC	5,723	shares	213,411
INTUIT INC	40,999	shares	2,021,251
INTUITIVE SURGICAL INC	5,763	shares	1,485,413
INVACARE CORP	109,085	shares	3,290,004
INVESCO LTD	187,895	shares	4,520,754
INVESTA OFFICE FUND STAPLED UNITS	1,331,784	shares	755,179
INVESTMENT TECH GROUP INC	5,408	shares	88,529
INVESTORS BANCORP INC	6,006	shares	78,799
INVESTORS REAL ESTATE TRUST	10,148	shares	91,028
ION GEOPHYSICAL	19,689	shares	166,963
IPC THE HOSPITALIST CO	2,100	shares	81,921
IPG PHOTONICS CORP	3,349	shares	105,895
IRIDIUM COMMUNICATIONS INC	5,444	shares	44,913
IRIS INTERNATIONAL INC	2,357	shares	24,112
IRISH LIFE & PER GRP (IREL)	19,527	shares	28,196
IROBOT CORP	2,755	shares	68,544
IRON MOUNTAIN INC	29,351	shares	734,069
IRONWOOD PHARMA CL A (PEND)	7,915	shares	81,920
ISHRS MSCI EAFE ETF	6,912,000	shares	402,485,760
ISHRS MSCI EMERGING MARKET ETF	3,804,700	shares	181,179,814
ISIS PHARMACEUTICALS CO	12,817	shares	129,708
ISLE CAPRI CASINOS INC	2,199	shares	22,474
ISOFTSTONE HOLDINGS LTD ADS	4,100	shares	74,497
ISRAEL CHEMICAL LTD	226,448	shares	3,908,253
ISRAMCO INC	158	shares	13,319
ISTA PHARMACEUTICALS INC	3,894	shares	19,976

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
ISTAR FINANCIAL INC REIT	11,924	shares	$93,246
ISUZU MOTORS LTD	144,000	shares	654,263
ITAU UNIBANCO HLDG SA SPON ADR	21,800	shares	523,418
ITC HLDGS CORP	6,543	shares	405,535
ITOCHU CORP	81,100	shares	820,836
ITRON INC	5,219	shares	289,394
ITT CORP	26,927	shares	1,403,166
ITT EDUCATIONAL SVCS INC	22,006	shares	1,401,562
IVANHOE MINES LTD	11,800	shares	272,135
IXIA	5,973	shares	100,227
IXYS CORP DEL	3,074	shares	35,720
J CREW GROUP INC	25,158	shares	1,085,316
J&J SNACKS FOOD CORP	1,841	shares	88,810
J2 GLOBAL COMMUNICATIONS INC	5,891	shares	170,544
JABIL CIRCUIT INC	28,750	shares	577,588
JACK IN THE BOX INC	6,833	shares	144,381
JACOBS ENGINEERING GROUP INC	18,494	shares	847,950
JAIN IRRIGATION SYS LTD (DEMAT)	97,367	shares	457,737
JAKKS PACIFIC INC	3,567	shares	64,991
JAMBA INC	7,696	shares	17,470
JAMES RIVER COAL CO	3,588	shares	90,884
JANUS CAPITAL GROUP INC	26,947	shares	349,503
JAPAN LOGISTICS FUND INC	35	shares	330,111
JAPAN REAL ESTATE INVESTMENT	145	shares	1,503,294
JAPAN RETAIL FUND INVEST CORP	266	shares	509,958
JAPAN TOBACCO INC	1,006	shares	3,722,256
JARDEN CORP	160,331	shares	4,949,418
JARDINE LLOYD THOMPSON GRP PLC	4,039	shares	39,636
JARDINE MATHESON HLD (SG)	9,600	shares	422,400
JAYA HOLDINGS LTD	81,000	shares	46,078
JAZZ PHARMACEUTICALS INC	2,614	shares	51,444
JC DECAUX SA	8,702	shares	267,886
JDA SOFTWARE GRP INC	5,653	shares	158,284
JDS UNIPHASE CORP	32,654	shares	472,830
JEFFERIES GROUP INC	15,980	shares	425,547
JERONIMO MARTINS & FILHO SGPS	2,159	shares	32,907
JETBLUE AIRWAYS CORP	26,045	shares	172,157
JFE HOLDINGS INC	33,900	shares	1,180,437
JGC CORP	21,000	shares	456,898

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
JMP GROUP INC	1,965	shares	$14,993
JO-ANN STORES INC	3,401	shares	204,808
JOHN BEAN TECHNOLOGIES CORP	3,647	shares	73,414
JOHNSON & JOHNSON	402,762	shares	24,910,830
JOHNSON CONTROLS INC	157,053	shares	5,999,425
JONES LANG LASALLE INC	5,508	shares	462,231
JOS A BANKS CLOTHIERS INC	51,268	shares	2,067,126
JOURNAL COMMUNICATIONS INC A	5,374	shares	27,139
JOY GLOBAL INC	22,385	shares	1,941,899
JPMORGAN CHASE & CO	657,468	shares	27,889,793
JUNIPER NETWORKS INC	409,698	shares	15,126,050
JUPITER TELECOMMUNICATIONS CO	500	shares	525,765
JX HOLDINGS INC	240,700	shares	1,633,020
K V PHARMACEUTICAL CO CL A	5,087	shares	12,972
K+S AG	49,538	shares	3,732,853
K12 INC	4,002	shares	114,697
KADANT INC	1,606	shares	37,853
KAISER ALUM CORP	1,911	shares	95,722
KAJIMA CORP	47,000	shares	125,002
KAMAN CORP	3,357	shares	97,588
KANSAS CITY LIFE INS CO	533	shares	17,605
KANSAS CITY SOUTHERN	134,833	shares	6,453,107
KAO CORP	19,100	shares	514,570
KAPSTONE PAPER & PCKGING CORP	4,932	shares	75,460
KAR AUCTION SERVICES INC	4,370	shares	60,306
KAWASAKI KISEN KAISHA LTD	110,000	shares	483,531
KAYDON CORP	48,021	shares	1,955,415
KB FINANCIAL GROUP INC ADR	9,033	shares	477,755
KB HOME	9,325	shares	125,794
KBC GROUPE SA	19,274	shares	657,118
KBR INC	53,793	shares	1,639,073
KBW INC	87,506	shares	2,443,168
KDDI CORP	203	shares	1,172,283
KEARNY FINANCIAL CORP	2,107	shares	18,120
KELLOGG CO	37,261	shares	1,903,292
KELLY SERVICES INC CL A	3,649	shares	68,601
KEMET CORP	3,499	shares	51,015
KENDLE INTERNATIONAL INC	1,927	shares	20,985
KENEDIX REALTY INV CORP REIT	64	shares	300,634

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
KENEXA CORP	2,501	shares	$54,497
KENNAMETAL INC	102,531	shares	4,045,873
KENNEDY-WILSON HOLDINGS INC	1,613	shares	16,114
KENNETH COLE PRODUCTIONS INC A	1,247	shares	15,575
KENSEY NASH CORP	1,098	shares	30,557
KEPPEL CORP LTD	10,000	shares	88,214
KEPPEL LAND LTD	261,221	shares	977,098
KERRY GROUP PLC (IR)	2,012	shares	67,170
KERRY PROPERTIES LTD	394,500	shares	2,055,613
KERYX BIOPHARMACEUTICALS INC	7,902	shares	36,191
KESA ELECTRICALS PLC	31,621	shares	78,588
KEY ENERGY SERVICES INC	262,457	shares	3,406,692
KEY TECHNOLOGY INC	583	shares	9,917
KEYCORP	129,128	shares	1,142,783
KEYENCE CORP	5,200	shares	1,505,929
KEYNOTE SYSTEMS INC	1,620	shares	23,684
KEYW HOLDING CORP	1,239	shares	18,176
KFORCE INC	4,288	shares	69,380
KGHM POLSKA MIEDZ SA (BR)	6,800	shares	396,762
KID BRANDS INC	2,783	shares	23,795
KILROY REALTY CORP	6,762	shares	246,610
KIMBALL INTL INC CL B	4,091	shares	28,228
KIMBERLY CLARK CORP	87,886	shares	5,540,333
KIMCO REALTY CORPORATION	75,536	shares	1,362,669
KINDRED HEALTHCARE INC	5,099	shares	93,669
KINETIC CONCEPTS INC	8,086	shares	338,642
KINGSPAN GROUP PLC (IREL)	7,190	shares	72,002
KIRBY CORP	85,013	shares	3,744,823
KIRKLANDS INC	2,029	shares	28,467
KIT DIGITAL INC	3,300	shares	52,932
KITE REALTY GROUP TRUST	13,541	shares	73,257
KLA TENCOR CORP	24,501	shares	946,719
KLEPIERRE SA	16,725	shares	603,644
KLOECKNER & CO SE	4,798	shares	134,746
KMG CHEMICALS INC	934	shares	15,476
KNIGHT CAP GROUP INC CL A	12,675	shares	174,788
KNIGHT TRANSPORTATION INC	119,403	shares	2,268,657
KNOLL INC	6,074	shares	101,618
KNOLOGY INC	4,065	shares	63,536

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
KNOT INC	3,951	shares	$39,036
KOHLS CORP	42,882	shares	2,330,208
KOMATSU LTD	40,300	shares	1,219,197
KONAMI CORPORATION	17,900	shares	380,415
KONE OYJ B	800	shares	44,495
KONICA MINOLTA HOLDINGS INC	45,500	shares	472,844
KONINKLIJKE BAM GROEP NV	20,833	shares	128,044
KONINKLIJKE DSM NV	24,425	shares	1,391,318
KOPIN CORP	8,378	shares	34,852
KOPPERS HLDGS INC	101,856	shares	3,644,408
KORN/FERRY INTL	129,379	shares	2,989,949
KPN (KON) NV	120,059	shares	1,752,866
KRAFT FOODS INC CL A	666,576	shares	21,003,810
KRATON PERFRMNCE POLYMERS INC	4,037	shares	124,945
KRATOS DEFENSE & SEC SOLTN INC	2,397	shares	31,568
KRISPY KREME DOUGHNUTS INC	8,713	shares	60,817
KROGER CO	93,529	shares	2,091,308
KRONOS WORLDWIDE INC	1,123	shares	47,716
KS HOLDINGS CORP	6,400	shares	174,076
K-SWISS INC CL A	3,507	shares	43,732
KUEHNE & NAGEL INTL AG REGD	4,600	shares	640,051
KULICKE & SOFFA INDUSTRIES INC	9,096	shares	65,491
KURITA WATER INDUSTRIES LTD	25,200	shares	793,715
KVH INDUSTRIES INC	1,962	shares	23,446
KYOCERA CORP	900	shares	91,867
KYOWA EXEO CORP	4,000	shares	41,224
L 3 COMMUNICATIONS HLDGS INC	16,600	shares	1,170,134
L-1 IDENTITY SOLUTIONS	12,081	shares	143,885
LA Z BOY INC	6,699	shares	60,425
LABARGE INC	1,608	shares	25,262
LABORATORY CORP OF AMER HLDGS	14,916	shares	1,311,415
LABRANCHE & COMPANY INC	4,652	shares	16,747
LACLEDE GROUP INC	2,880	shares	105,235
LACROSSE FOOTWEAR INC	608	shares	9,971
LADENBURG THALMANN FINL SVCS	12,882	shares	15,072
LADISH INC	2,028	shares	98,581
LAFARGE SA (BR)	2,825	shares	177,218
LAGARDERE SCA (REG)	20,662	shares	851,682
LAKELAND BANCORP INC	2,735	shares	30,003

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
LAKELAND FINANCIAL CORP	2,070	shares	$44,422
LAM RESEARCH CORP	31,798	shares	1,646,500
LAMAR ADVERTISING CO CL A	107,403	shares	4,278,936
LANCASHIRE HOLDINGS LTD	9,438	shares	81,428
LANCASTER COLONY CORP	2,484	shares	142,085
LAND SECURITIES GROUP PLC	272,212	shares	2,862,421
LANDAUER INC	1,214	shares	72,804
LANDEC CORP	3,416	shares	20,428
LANDSTAR SYSTEM INC	6,344	shares	259,723
LANXESS AG	2,712	shares	214,293
LARSEN & TOURBO LTD (DEMAT)	12,200	shares	540,047
LAS VEGAS SANDS CORP	40,964	shares	1,882,296
LASALLE HOTEL PPTYS REIT	14,086	shares	371,870
LATTICE SEMICONDUCTOR CORP	15,216	shares	92,209
LAWSON INC	1,700	shares	84,042
LAWSON PRODUCTS INC	517	shares	12,868
LAWSON SOFTWARE INC NEW	17,269	shares	159,738
LAYNE CHRISTENSEN CO	2,519	shares	86,704
LAZARD LTD CL A	212,489	shares	8,391,191
LCA-VISION INC	2,416	shares	13,892
LEAP WIRELESS INTL INC	114,588	shares	1,404,849
LEAPFROG ENTERPRISES INC CL A	4,753	shares	26,379
LEAR CORP NEW	6,562	shares	647,735
LECROY CORP	2,058	shares	20,251
LEE ENTERPRISES INC	5,810	shares	14,293
LEGAL & GENERAL GROUP PLC ORD	27,657	shares	41,747
LEGG MASON INC	22,438	shares	813,826
LEGGETT & PLATT INC	21,476	shares	488,794
LEGRAND SA	2,730	shares	111,234
LENDER PROCESSING SVCS INC	11,795	shares	348,188
LENNAR CORP CL A	23,327	shares	437,381
LENNOX INTERNATIONAL INC	5,798	shares	274,187
LEOPALACE21 CORP	22,100	shares	42,722
LEUCADIA NATIONAL CORP	28,905	shares	843,448
LEVEL 3 COMMUNICATIONS INC	215,599	shares	211,287
LEXICON PHARMACEUTICALS INC	34,008	shares	48,972
LEXINGTON REALTY TRUST REIT	17,397	shares	138,306
LEXMARK INTERNATIONAL INC CL A	11,522	shares	401,196
LG ELECTRONICS INC	3,490	shares	367,287

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
LHC GROUP INC	2,026	shares	$60,780
LI & FUNG LTD	792,000	shares	4,595,587
LIBBEY INC.	2,542	shares	39,325
LIBERTY GLOBAL INC CL A	31,318	shares	1,108,031
LIBERTY PROPERTY TRUST - REIT	59,171	shares	1,888,738
LIFE PARTNERS HOLDINGS INC	944	shares	18,059
LIFE TECHNOLOGIES CORP	27,385	shares	1,519,868
LIFE TIME FITNESS INC	5,410	shares	221,756
LIFEPOINT HOSPITALS INC	6,807	shares	250,157
LIFETIME BRANDS INC	747	shares	10,488
LIFEWAY FOODS INC	1,072	shares	10,238
LIGAND PHARMACEUTICALS CL B	2,533	shares	22,594
LILLY (ELI) & CO	226,884	shares	7,950,015
LIMELIGHT NETWORKS INC	6,401	shares	37,190
LIMITED BRANDS INC	38,790	shares	1,192,017
LIMONEIRA CO	1,027	shares	29,475
LIN TV CORP CL A	3,691	shares	19,562
LINCARE HOLDINGS INC	12,608	shares	338,273
LINCOLN EDUCATIONAL SERVICES	1,719	shares	26,662
LINCOLN ELECTRIC HLDGS INC	5,458	shares	356,244
LINCOLN NATIONAL CORP	46,456	shares	1,291,941
LINDE AG	987	shares	149,843
LINDSAY CORP	1,618	shares	96,158
LINEAR TECHNOLOGY CORP	166,858	shares	5,771,618
LINK REAL ESTATE INVEST (UNLST)	193,500	shares	601,225
LIONBRIDGE TECHNOLGIES INC	7,776	shares	28,693
LIQUIDITY SERVICES INC	2,218	shares	31,163
LITHIA MOTORS INC CL A	2,805	shares	40,083
LITTELFUSE INC	79,289	shares	3,731,340
LIVE NATION ENTERTAINMENT INC	19,280	shares	220,178
LIVEPERSON INC	5,800	shares	65,540
LIZ CLAIBORNE INC	12,202	shares	87,366
LKQ CORP	42,931	shares	975,392
LLOYDS BANKING GROUP PLC	2,477,791	shares	2,539,782
LMI AEROSPACE INC	1,140	shares	18,229
LO JACK CORP	2,363	shares	15,265
LOCAL.COM CORP	2,169	shares	14,077
LOCKHEED MARTIN CORP	43,309	shares	3,027,732
LODGENET INTERACTIVE CORP	2,819	shares	11,981

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
LOEWS CORP	46,391	shares	$1,805,074
LOGITECH INTL SA REG	82,135	shares	1,564,811
LOGMEIN INC	2,111	shares	93,602
LONGFOR PROPERTIES CO LTD REGS	200,000	shares	278,418
LOOPNET INC	3,195	shares	35,496
LORAL SPACE & COMMUNIC LTD	1,328	shares	101,592
L'OREAL SA ORD	5,345	shares	593,712
LORILLARD INC	56,931	shares	4,671,758
LOUISIANA PACIFIC CORP	17,044	shares	161,236
LOWES COS INC	573,858	shares	14,392,359
LSB INDUSTRIES INC	2,099	shares	50,922
LSI CORP	90,421	shares	541,622
LSI INDUSTRIES INC	2,546	shares	21,539
LTC PROPERTIES INC REIT	7,338	shares	206,051
LTX CREDENCE CORP	6,356	shares	47,034
LUBRIZOL CORP	8,477	shares	906,022
LUBY'S INC	2,539	shares	15,920
LUFKIN INDUSTRIES INC	3,882	shares	242,198
LUFTHANSA AG (REGD)	2,652	shares	57,990
LUKOIL OIL CO SPONS ADR (US)	10,150	shares	580,783
LUMBER LIQUIDATORS HLDNGS INC	3,011	shares	75,004
LUMINEX CORP	4,862	shares	88,877
LUNDIN MINING CORP	92,800	shares	675,552
LVMH	11,773	shares	1,937,656
LXB RETAIL PROPERTIES	155,841	shares	240,096
LYDALL INC	2,206	shares	17,758
M & F WORLDWIDE CORP	1,423	shares	32,871
M D C HOLDINGS INC	4,871	shares	140,139
M&T BANK CORP	17,508	shares	1,524,071
M/I HOMES INC	2,392	shares	36,789
MACERICH COMPANY	70,413	shares	3,335,464
MAC-GRAY CORP	1,480	shares	22,126
MACK CALI REALTY CORP REIT	35,892	shares	1,186,590
MACQUARIE ATLAS RD GRP STAP SC	15,628	shares	24,270
MACQUARIE INFRASTRUCTUR CO LLC	5,905	shares	125,009
MACYS INC	62,106	shares	1,571,282
MADISON SQUARE GAR INC A	7,837	shares	202,038
MAGELLAN HLTH SERVICES INC	64,533	shares	3,051,120
MAGELLAN PETROLEUM CORP	5,272	shares	15,183

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
MAGMA DESIGN AUTOMATION INC	7,686	shares	$38,507
MAGNA INTL INC SUB VTG	10,493	shares	546,166
MAGNUM HUNTER RESOURCES CORP	7,209	shares	51,905
MAIDEN HLDGS LTD	6,718	shares	52,803
MAIDENFORM BRANDS INC	3,017	shares	71,714
MAIL.RU GROUP LTD GDR 144A	86,220	shares	3,103,920
MAINSOURCE FINACIAL GROUP INC	2,601	shares	27,076
MAIRE TECNIMONT SPA	8,824	shares	38,844
MAKINO MILLING MACHINE CO LTD	6,000	shares	49,424
MAKO SURGICAL CORP	4,433	shares	67,470
MAN GROUP PLC	305,856	shares	1,412,456
MAN SE (FRANKFURT REG)	1,550	shares	184,418
MANHATTAN ASSOCIATES INC	2,830	shares	86,428
MANITOWOC CO INC	261,659	shares	3,430,349
MANNKIND CORP	9,031	shares	72,790
MANPOWER INC	19,478	shares	1,222,439
MANTECH INTL CORP CL A	55,313	shares	2,286,086
MAP PHARMACEUTICALS INC	2,452	shares	41,046
MARATHON OIL CORP	176,640	shares	6,540,979
MARCHEX INC	2,445	shares	23,325
MARCUS CORP	2,793	shares	37,063
MARINEMAX INC	2,861	shares	26,750
MARKEL CORP	1,262	shares	477,200
MARKETAXESS HLDGS INC	3,995	shares	83,136
MARKS & SPENCER GROUP PLC	68,609	shares	394,979
MARLIN BUSINESS SERVICES CORP	1,247	shares	15,775
MARRIOTT INTERNATIONAL INC A	290,754	shares	12,077,921
MARSH & MCLENNAN COS INC	147,912	shares	4,043,914
MARSHALL & ILSLEY CORP	77,433	shares	535,836
MARTEK BIOSCIENCES	4,324	shares	135,341
MARTEN TRANSPORT LTD	1,983	shares	42,397
MARTHA STEWART LVNG OMNMED CLA	3,478	shares	15,373
MARTIN MARIETTA MATERIALS INC	5,881	shares	542,463
MARUBENI CORP	31,000	shares	217,952
MARVELL TECHNOLOGY GROUP LTD	67,854	shares	1,258,692
MASCO CORPORATION	52,577	shares	665,625
MASIMO CORP	7,609	shares	221,194
MASSEY ENERGY CORP	14,978	shares	803,570
MASTEC INC	6,981	shares	101,853

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
MASTERCARD INC CL A	67,755	shares	$15,184,573
MATRIX SERVICE CO	3,410	shares	41,534
MATTEL INC	52,626	shares	1,338,279
MATTHEWS INTL CORP CL A	3,808	shares	133,204
MATTSON TECHNOLOGY INC	6,469	shares	19,407
MAXIM INTEGRATED PRODUCTS INC	144,789	shares	3,419,916
MAXIMUS INC	47,223	shares	3,096,884
MAXLINEAR INC CL A	1,863	shares	20,046
MAXWELL TECHNOLOGIES INC	3,421	shares	64,623
MAXYGEN INC	3,875	shares	15,229
MAZDA MOTOR CORP	209,000	shares	599,606
MB FINANCIAL INC	6,970	shares	120,720
MBIA INC	20,135	shares	241,419
MCAFEE INC	22,607	shares	1,046,930
MCCLATCHY COMPANY CL A	7,901	shares	36,898
MCCORMICK & CO INC NON-VTG	19,498	shares	907,242
MCCORMICK & SCHMK SEA REST INC	1,728	shares	15,708
MCDERMOTT INTL INC	70,074	shares	1,449,831
MCDONALDS CORP	232,381	shares	17,837,566
MCG CAPITAL CORP	9,888	shares	68,919
MCGRATH RENTCORP	3,091	shares	81,046
MCGRAW-HILL COS INC	45,024	shares	1,639,324
MCKESSON CORP	69,099	shares	4,863,188
MCMORAN EXPLORATION CO	13,713	shares	235,041
MDU RESOURCES GROUP INC	24,315	shares	492,865
MEAD JOHNSON NUTRITION CO	126,781	shares	7,892,117
MEADOWBROOK INSURANCE GROUP	6,918	shares	70,910
MEADWESTVACO CORP	24,676	shares	645,524
MEASUREMENT SPECIALTIES INC	1,881	shares	55,207
MEDALLION FINANCIAL	1,924	shares	15,777
MEDASSETS INC	5,774	shares	116,577
MEDCATH CORP	2,644	shares	36,884
MEDCO HEALTH SOLUTIONS INC	189,357	shares	11,601,903
MEDIA GENERAL CLASS A	2,980	shares	17,224
MEDIACOM COMMUNICATIONS CORP A	5,202	shares	44,009
MEDIASET SPA	28,987	shares	175,466
MEDICAL ACTION IND INC	1,773	shares	16,985
MEDICAL PPTY TR INC	14,371	shares	155,638
MEDICINES CO	6,896	shares	97,440

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
MEDICIS PHARMACEUTICAL CL A	7,831	shares	$209,792
MEDIDATA SOLUTIONS INC	2,488	shares	59,413
MEDIFAST INC	1,733	shares	50,049
MEDIOBANCA SPA	6,648	shares	59,197
MEDIVATION INC	4,465	shares	67,734
MEDNAX INC	17,273	shares	1,162,300
MEDQUIST INC	1,504	shares	13,010
MEDTOX SCIENTIFIC INC	970	shares	12,707
MEDTRONIC INC	228,184	shares	8,463,345
MELA SCIENCES INC	3,259	shares	10,918
MELROSE PLC	13,494	shares	65,474
MEMC ELECTRONIC MATERIALS INC	33,354	shares	375,566
MENS WEARHOUSE INC	6,805	shares	169,989
MENTOR GRAPHICS CORP	14,165	shares	169,980
MERCER INSURANCE GROUP INC	653	shares	18,277
MERCER INTERNATIONAL INC	3,963	shares	30,713
MERCHANTS BANCSHARES INC	614	shares	16,922
MERCIALYS	18,543	shares	696,655
MERCK & CO INC NEW	687,103	shares	24,763,192
MERCURY COMPUTER SYS INC	3,146	shares	57,823
MERCURY GENERAL CORP	4,601	shares	197,889
MEREDITH CORP.	5,345	shares	185,204
MERGE HEALTHCARE INC	6,023	shares	22,466
MERIDIAN BIOSCIENCE INC	5,254	shares	121,683
MERIDIAN INTRST BANCORP INC	1,219	shares	14,372
MERIT MEDICAL SYSTEMS INC	3,657	shares	57,890
MERITAGE HOMES CORP	4,150	shares	92,130
MERU NETWORKS INC	1,285	shares	19,815
METABOLIX INC	3,472	shares	42,254
METALICO INC	5,160	shares	30,341
METALLINE MINING INC	13,677	shares	17,096
METALS USA HOLDINGS CORP	1,483	shares	22,601
METHANEX CORP	3,600	shares	109,195
METHODE ELECTRONICS INC	4,754	shares	61,659
METLIFE INC	236,329	shares	10,502,461
MET-PRO CORP	1,888	shares	22,297
METRIC PROPERTY INVESTMENTS	68,378	shares	114,681
METRO AG	1,370	shares	98,691
METRO BANCORP INC	1,753	shares	19,301

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
METRO HEALTH NETWORKS INC	4,190	shares	$18,729
METRO INC CL A SUB VTG	1,600	shares	72,516
METROPCS COMMUNICATIONS INC	38,464	shares	485,800
METSO OYJ	1,765	shares	98,640
METTLER-TOLEDO INTL INC	4,240	shares	641,130
MF GLOBAL HOLDINGS LTD	21,068	shares	176,128
MGE ENERGY INC	2,985	shares	127,639
MGIC INVESTMENT CORP	335,907	shares	3,422,892
MGM RESORTS INTERNATIONAL	96,063	shares	1,426,536
MGP INGREDIENTS INC	1,357	shares	14,981
MICHAEL PAGE INTERNATIONAL PLC	6,106	shares	52,871
MICHELIN CL B (REG)	4,039	shares	289,988
MICREL INC	6,417	shares	83,357
MICRO FOCUS INTERNATIONAL PLC	5,296	shares	32,117
MICROCHIP TECHNOLOGY	27,399	shares	937,320
MICROMET INC	11,741	shares	95,337
MICRON TECHNOLOGY INC	125,653	shares	1,007,737
MICROS SYSTEMS INC	75,626	shares	3,316,956
MICROSEMI CORP	53,369	shares	1,222,150
MICROSOFT CORP	1,374,436	shares	38,374,253
MICROSTRATEGY INC CL A	1,085	shares	92,735
MICROVISION INC WASH	12,304	shares	22,885
MID AMERICA APT CMNTY INC	4,415	shares	280,308
MIDAS HOLDINGS LTD	47,000	shares	34,611
MIDAS INC	1,833	shares	14,866
MIDDLEBY CORP	2,393	shares	202,017
MIDDLESEX WATER CO	2,003	shares	36,755
MIDSOUTH BANCORP INC	917	shares	14,085
MIDWESTONE FINANCIAL GRP INC	901	shares	13,614
MILLER HERMAN INC	7,374	shares	186,562
MILLER INDUSTRIES INC TENN	1,511	shares	21,502
MILLER PETROLEUM INC	3,066	shares	15,943
MINDSPEED TECHNOLOGIES INC	4,163	shares	25,394
MINE SAFETY APPLIANCES CO	3,988	shares	124,146
MINERALS TECHNOLOGIES INC	2,391	shares	156,395
MINERVA PLC	92,160	shares	113,948
MIPS TECHNOLOGIES INC	6,473	shares	98,131
MIRACA HOLDINGS INC	4,100	shares	165,080
MIRVAC GROUP STAPLED SECURITY	782,237	shares	979,034

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
MISSION WEST PPTYS INC MD	2,303	shares	$15,407
MISTRAS GROUP INC	1,136	shares	15,313
MITCHAM INDUSTRIES INC	1,285	shares	14,842
MITCHELLS & BUTLERS PLC	13,616	shares	74,351
MITSUBISHI CHEMICAL HLDGS CORP	36,000	shares	244,241
MITSUBISHI CORP	54,500	shares	1,474,986
MITSUBISHI ELECTRIC CORP ORD	44,000	shares	461,590
MITSUBISHI ESTATE CO LTD	366,630	shares	6,798,557
MITSUBISHI GAS CHEMICAL CO	6,000	shares	42,628
MITSUBISHI MATERIALS CORP	152,000	shares	484,738
MITSUBISHI UFJ FINL GRP INC	112,500	shares	608,108
MITSUBISHI UFJ LEA&FIN CO LTD	3,390	shares	134,406
MITSUI & CO LTD	73,100	shares	1,207,007
MITSUI CHEMICALS INC	16,000	shares	57,329
MITSUI FUDOSAN CO * (RE DEV)	385,499	shares	7,684,823
MITSUI MINING & SMELTING CO	59,000	shares	194,693
MITSUI OSK LINES LTD	139,000	shares	948,175
MIZUHO FINANCIAL GROUP INC	269,700	shares	508,085
MKS INSTRUMENTS INC	6,501	shares	159,209
MOBILE MINI INC	4,706	shares	92,661
MOBISTAR SA	1,011	shares	65,571
MODERN TIMES GRP MTG AB SER B	1,475	shares	97,686
MODINE MANUFACTURING CO	5,990	shares	92,845
MODUSLINK GLOBAL SOLUTIO INC	5,713	shares	38,277
MOHAWK INDUSTRIES INC	67,266	shares	3,818,018
MOLEX INC	20,261	shares	460,330
MOLINA HEALTHCARE INC	2,187	shares	60,908
MOLSON COORS BREWING CO B	56,694	shares	2,845,472
MOLYCORP INC	3,718	shares	185,528
MOMENTA PHARMACEUTICALS INC	5,285	shares	79,116
MONARCH CASINO & RESORT INC	1,459	shares	18,238
MONEYGRAM INTERNATIONAL INC	8,507	shares	23,054
MONMOUTH RE INV CORP CL A REIT	4,385	shares	37,273
MONOLITHIC POWER SYS INC	4,629	shares	76,471
MONOTYPE IMAGING HLDGS INC	3,665	shares	40,682
MONRO MUFFLER BRAKE INC	2,601	shares	89,969
MONSANTO CO NEW	192,463	shares	13,403,123
MONSTER WORLDWIDE INC	83,571	shares	1,974,783
MONTPELIER RE HOLDINGS LTD	8,613	shares	171,743

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
MOODYS CORP	29,882	shares	$793,068
MOOG INC CL A	66,565	shares	2,649,287
MORGAN STANLEY	221,876	shares	6,037,246
MORGANS HOTEL GROUP	3,422	shares	31,038
MORNINGSTAR INC	2,951	shares	156,639
MOSAIC CO	20,722	shares	1,582,332
MOSYS INC	3,526	shares	20,063
MOTORCAR PARTS OF AMERICA INC	1,385	shares	18,060
MOTOROLA INC	344,556	shares	3,125,123
MOTRICITY INC	780	shares	14,485
MOVADO GROUP INC	2,235	shares	36,073
MOVE INC	20,215	shares	51,953
MPG OFFICE TRUST INC	4,350	shares	11,963
MSC INDUSTRIAL DIRECT CO CL A	46,553	shares	3,011,514
MSCI INC CL A	32,206	shares	1,254,746
MTS SYSTEMS CORP	1,976	shares	74,021
MTU AERO ENGINES GMBH	928	shares	62,794
MUELLER INDUSTRIES INC	4,887	shares	159,805
MUELLER WATER PRODUCTS INC CLA	19,984	shares	83,333
MULTI COLOR CO.	1,519	shares	29,560
MULTI FINELINE ELECTRONIX INC	1,351	shares	35,788
MULTIMEDIA GAMES INC	3,568	shares	19,909
MUNICH REINSURANCE (REG)	11,066	shares	1,678,520
MURATA MFG CO LTD	26,300	shares	1,842,603
MURPHY OIL CORP	28,212	shares	2,103,205
MVC CAPITAL INC	2,763	shares	40,340
MWI VETERINARY SUPPLY INC	1,608	shares	101,545
MYERS INDUSTRIES	4,561	shares	44,424
MYLAN INC	63,829	shares	1,348,707
MYR GROUP INC/DELAWARE	2,579	shares	54,159
MYREXIS INC	3,262	shares	13,570
MYRIAD GENETICS INC	133,929	shares	3,058,938
NABI BIOPHARMACEUTICALS	4,881	shares	28,261
NABORS INDUSTRIES LTD	41,855	shares	981,918
NABTESCO CORP	5,300	shares	113,028
NACCO INDUSTRIES INC CL A	765	shares	82,903
NALCO HOLDING CO	40,652	shares	1,298,425
NAMCO BANDAI HLDGS INC	14,700	shares	157,833
NANOMETRICS INC	2,238	shares	28,714

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
NARA BANCORP INC	4,904	shares	$48,157
NASDAQ OMX GROUP	181,621	shares	4,306,234
NASH-FINCH CO	1,572	shares	66,826
NATIONAL AUSTRALIA BANK LTD	73,921	shares	1,789,945
NATIONAL BANK OF CANADA	14,000	shares	961,877
NATIONAL BANKSHARES INC VA	895	shares	28,184
NATIONAL BEVERAGE CORPORATION	1,431	shares	18,803
NATIONAL CINEMEDIA INC	7,000	shares	139,370
NATIONAL EXPRESS GROUP PLC	10,506	shares	41,141
NATIONAL FINANCIAL PTNERS CORP	5,640	shares	75,576
NATIONAL FUEL GAS CO NJ	10,616	shares	696,622
NATIONAL GRID TRANSCO PLC	21,345	shares	184,157
NATIONAL HEALTH INVESTORS INC	3,576	shares	160,992
NATIONAL HEALTHCARE CORP	1,017	shares	47,057
NATIONAL INSTRUMENT CORP	99,715	shares	3,753,273
NATIONAL INTERSTATE CORP	2,185	shares	46,759
NATIONAL OILWELL VARCO INC	61,543	shares	4,138,767
NATIONAL PENN BANCSHARES INC	16,287	shares	130,785
NATIONAL PRESTO INDS	674	shares	87,627
NATIONAL RETAIL PROPERTIES INC	10,783	shares	285,750
NATIONAL SEMICONDUCTOR CORP	35,134	shares	483,444
NATIONAL WESTERN LIFE INC CL A	290	shares	48,349
NATIONWIDE HEALTH PPTYS INC	50,227	shares	1,827,258
NATIXIS	10,771	shares	50,403
NATURAL GAS SERVICES GROUP	1,564	shares	29,575
NATUS MEDICAL INC	3,734	shares	52,948
NAVIGANT CONSULTING INC	6,458	shares	59,414
NAVIGATORS GROUP INC	60,009	shares	3,021,453
NAVISITE INC	3,087	shares	11,391
NAVISTAR INTL CORP	19,540	shares	1,131,561
NBT BANCORP INC	4,452	shares	107,516
NCC AB SER B	6,647	shares	146,212
NCI BUILDING SYSTEMS INC NEW	2,173	shares	30,400
NCI INC CL A	1,015	shares	23,335
NCR CORP	20,575	shares	316,238
NEENAH PAPER INC	1,906	shares	37,510
NEKTAR THERAPEUTICS	12,184	shares	156,564
NELNET INC CL A	2,683	shares	63,560
NEOGEN CORP	2,932	shares	120,300

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
NEPTUNE ORIENT LINES LTD	100,000	shares	$169,881
NESTE OIL OYJ	5,437	shares	86,868
NESTLE SA (REG)	39,190	shares	2,296,535
NET ONE SYSTEMS CO LTD	37	shares	54,806
NETAPP INC	292,473	shares	16,074,316
NETFLIX INC	6,361	shares	1,117,628
NETGEAR INC	4,629	shares	155,905
NETLOGIC MICROSYSTEMS INC	160,162	shares	5,030,688
NETSCOUT SYSTEMS INC	4,516	shares	103,913
NETSPEND HOLDINGS INC	2,407	shares	30,858
NETSUITE INC	2,140	shares	53,500
NETWORK EQUIPMENT TECH INC	3,882	shares	17,974
NEURALSTEM INC	6,002	shares	12,724
NEUROCRINE BIOSCIENCES INC	5,454	shares	41,669
NEUSTAR INC CL A	148,929	shares	3,879,600
NEUTRAL TANDEM INC	4,278	shares	61,774
NEW JERSEY RESOURCES CORP	37,478	shares	1,615,677
NEW WORLD DEVELOPMENT CO LTD	554,126	shares	1,040,880
NEW YORK & CO INC	3,409	shares	15,068
NEW YORK COMMUNITY BANCORP INC	56,264	shares	1,060,576
NEW YORK TIMES CO CL A	15,265	shares	149,597
NEWALLIANCE BANCSHARES INC	13,572	shares	203,309
NEWCREST MINING LTD	15,457	shares	638,645
NEWELL RUBBERMAID INC	42,575	shares	774,014
NEWFIELD EXPLORATION CO	19,634	shares	1,415,808
NEWMARKET CORP	1,274	shares	157,173
NEWMONT MINING CORP	112,890	shares	6,934,833
NEWPARK RESOURCES INC	11,676	shares	71,924
NEWPORT CORP	4,747	shares	82,455
NEWS CORP LTD CL A	439,920	shares	6,405,235
NEWSTAR FINANCIAL INC	3,674	shares	38,834
NEXANS SA	1,623	shares	127,723
NEXEN INC	46,975	shares	1,073,930
NEXITY	9,840	shares	449,346
NEXT PLC	5,460	shares	168,239
NEXTERA ENERGY	166,847	shares	8,674,376
NGK SPARK PLUG CO LTD	50,000	shares	767,100
NGP CAPITAL RESOURCES CO	2,794	shares	25,705
NHK SPRING CO	4,000	shares	43,490

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
NIC INC	7,227	shares	$70,174
NICE SYSTEMS LTD SPON ADR	155,500	shares	5,426,950
NICHIREI CORP	20,000	shares	92,347
NICHOLAS FINANCIAL INC	1,219	shares	12,202
NICOR INC	6,678	shares	333,366
NII HOLDINGS INC	100,078	shares	4,469,483
NIKE INC CL B	238,902	shares	20,407,009
NINTENDO CO LTD	7,000	shares	2,053,931
NIPPON ACCOMMDTN FUND I (REIT)	26	shares	201,047
NIPPON BUILDING FUND INC	83	shares	851,308
NIPPON CHEMI-CON	5,000	shares	25,488
NIPPON EXPRESS CO LTD	89,000	shares	401,084
NIPPON LIGHT METAL CO LTD	28,000	shares	51,715
NIPPON SHOKUBAI CO LTD	27,000	shares	279,259
NIPPON TELEGRAPH & TELEPHONE	43,700	shares	1,977,436
NIPPON YAKIN KOGYO CO LTD	19,500	shares	57,865
NIPPON YUSEN KK	48,000	shares	212,769
NISOURCE INC	40,816	shares	719,178
NISSAN MOTOR CO LTD ORD	159,400	shares	1,517,161
NISSHINBO HOLDINGS INC	13,000	shares	142,461
NITORI HOLDINGS CO LTD	700	shares	61,196
NITTO DENKO CORP	2,300	shares	108,324
NN INC	2,146	shares	26,525
NOBLE ENERGY INC	42,709	shares	3,676,391
NOBLE GROUP LTD	270,090	shares	456,727
NOKIA OYJ	15,009	shares	155,319
NORANDA ALUMINIUM HOLDING CORP	1,500	shares	21,900
NORDSON CORP	4,386	shares	402,986
NORDSTROM INC	24,686	shares	1,046,193
NORFOLK SOUTHERN CORP	53,291	shares	3,347,741
NORTHEAST UTILITIES	91,378	shares	2,913,131
NORTHERN OIL AND GAS INC	66,625	shares	1,812,866
NORTHERN TRUST CORP	35,519	shares	1,968,108
NORTHFIELD BANCORP INC NEW	2,474	shares	32,954
NORTHRIM BANCORP INC	825	shares	15,939
NORTHROP GRUMMAN CORP	74,402	shares	4,819,762
NORTHWEST BANCSHARES INC	14,308	shares	168,262
NORTHWEST NATURAL GAS CO	3,441	shares	159,903
NORTHWEST PIPE CO	1,200	shares	28,836

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
NORTHWESTERN CORP	4,676	shares	$134,809
NORWEGIAN PROPERTY ASA	170,200	shares	302,369
NOVAMED INC	884	shares	10,193
NOVARTIS AG (REG)	91,924	shares	5,406,426
NOVATEL WIRELESS INC	4,086	shares	39,021
NOVAVAX INC	68,126	shares	165,546
NOVELL INC	51,561	shares	305,241
NOVELLUS SYSTEMS INC	13,227	shares	427,497
NOVO-NORDISK AS CL B	20,900	shares	2,357,876
NPS PHARMACEUTICALS INC	8,507	shares	67,205
NRG ENERGY INC	36,254	shares	708,403
NSTAR	13,379	shares	564,460
NTELOS HOLDINGS CORP	3,826	shares	72,885
NTT DOCOMO INC	567	shares	989,972
NTT URBAN DEVELOPMENT CORP	276	shares	271,871
NU HORIZONS ELECTRONICS CORP	2,393	shares	16,679
NU SKIN ENTERPRISES INC CL A	6,901	shares	208,824
NUANCE COMMUNICATIONS INC	29,988	shares	545,182
NUCOR CORP	46,304	shares	2,029,041
NUTRACEUTICAL INTL CORP	1,210	shares	17,170
NUTRI SYSTEM INC	103,552	shares	2,177,699
NUVASIVE INC	5,087	shares	130,482
NV ENERGY INC	30,376	shares	426,783
NVE CORP	607	shares	35,103
NVIDIA CORP	85,209	shares	1,312,219
NVR INC	728	shares	503,063
NXSTAGE MEDICAL INC	4,864	shares	121,016
NYSE EURONEXT	38,278	shares	1,147,574
O CHARLEYS INC	2,447	shares	17,618
OASIS PETROLEUM INC	5,479	shares	148,590
OBAGI MEDICAL PRODUCTS INC	1,935	shares	22,349
OBAYASHI CORP	22,000	shares	101,311
OCCAM NETWORKS INC	1,995	shares	17,297
OCCIDENTAL PETROLEUM CORP	304,975	shares	29,918,048
OCEANEERING INTERNATIONAL INC	55,990	shares	4,122,544
OCEANFIRST FINANCIAL CORP	2,431	shares	31,287
OCLARO INC	6,395	shares	84,094
OCWEN FINANCIAL CORP	11,293	shares	107,735
ODYSSEY MARINE EXPLORATION INC	8,624	shares	23,975

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
OFFICE DEPOT INC	442,596	shares	$2,390,018
OFFICEMAX INC DEL	47,823	shares	846,467
OGE ENERGY CORP	12,590	shares	573,349
OIL SEARCH LTD	92,829	shares	667,697
OIL STATES INTERNATIONAL INC	71,029	shares	4,552,249
OIL-DRI CORP OF AMERICA	674	shares	14,484
OKINAWA ELECTRIC POWER	400	shares	19,947
OKUMA CORP	6,000	shares	45,804
OLAM INTERNATIONAL LTD	571,000	shares	1,397,187
OLD DOMINION FREIGHT LINES INC	5,418	shares	173,322
OLD MUTUAL PLC (UK)	349,858	shares	671,918
OLD NATIONAL BANCORP (IND)	11,260	shares	133,881
OLD REPUBLIC INTL CORP	32,875	shares	448,086
OLIN CORP	365,095	shares	7,491,749
OLYMPIC STEEL INC	1,182	shares	33,900
OM GROUP INC	3,987	shares	153,539
OMEGA FLEX INC	1,304	shares	21,568
OMEGA HEALTHCARE INVESTORS INC	12,721	shares	285,459
OMEGA PROTEIN CORP	2,431	shares	19,691
OMEROS CORP	2,498	shares	20,584
OMNIAMERICAN BANCORP INC	1,538	shares	20,840
OMNICARE INC	14,975	shares	380,215
OMNICELL INC	4,258	shares	61,528
OMNICOM GROUP INC	44,179	shares	2,023,398
OMNIVISION TECHNOLOGIES INC	8,758	shares	259,324
OMNOVA SOLUTIONS INC	5,800	shares	48,488
OMRON CORP	4,200	shares	111,238
OMV AG	18,827	shares	782,840
ON ASSIGNMENT INC	4,722	shares	38,484
ON SEMICONDUCTOR CORP	46,940	shares	463,767
ONCOGENEX PHARMACEUTICALS INC	1,248	shares	20,954
ONCOTHYREON INC	3,882	shares	12,617
ONE LIBERTY PROPERTIES INC	1,038	shares	17,335
ONEBEACON INSURANCE GROUP LTD	3,658	shares	55,455
ONEOK INC	15,618	shares	866,330
ONEX CORP SUB-VTG	4,200	shares	127,310
ONLINE RESOURCES CORP	2,906	shares	13,513
ONO PHARMACEUTICAL CO LTD	700	shares	32,666
ONYX PHARMACEUTICALS INC	145,604	shares	5,368,419

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
OPENTABLE INC	1,978	shares	$139,409
OPENWAVE SYSTEMS INC	10,893	shares	23,093
OPKO HEALTH INC	14,512	shares	53,259
OPLINK COMMUNICATIONS INC	2,527	shares	46,674
OPNET TECHNOLOGIES INC	2,788	shares	74,635
OPNEXT INC	11,610	shares	20,434
OPPENHEIMER HLDGS CL A NON-VTG	1,260	shares	33,025
OPTIMER PHARMACEUTICALS INC	5,030	shares	56,889
OPTIONSXPRESS HLDGS INC	5,490	shares	86,028
ORACLE CORP	1,270,731	shares	39,773,880
ORACLE CORPORATION JAPAN	11,500	shares	564,982
ORASURE TECHNOLOGIES INC	5,970	shares	34,328
ORBCOMM INC	5,502	shares	14,250
ORBITAL SCIENCES CORP	202,491	shares	3,468,671
ORBITZ WORLDWIDE INC	4,361	shares	24,378
O'REILLY AUTOMOTIVE INC	5,645	shares	341,071
OREXIGEN THERAPEUTICS INC	3,995	shares	32,280
ORIENT EXPRESS HOTELS LTD CL A	251,734	shares	3,270,025
ORIENTAL FINANCIAL GROUP INC	5,982	shares	74,715
ORIENTAL LAND CO LTD	400	shares	37,037
ORION MARINE GROUP INC	3,474	shares	40,298
ORITANI FINL CORP NEW	7,259	shares	88,850
ORIX CORP	14,830	shares	1,458,988
ORMAT TECHNOLOGIES INC	2,582	shares	76,376
ORRSTOWN FINANCIAL SERVICES	896	shares	24,559
ORTHOFIX INTL NV (NASDQ)	2,290	shares	66,410
ORTHOVITA INC	8,631	shares	17,348
OSAKA GAS CO LTD	71,000	shares	275,380
OSHKOSH CORP	11,717	shares	412,907
OSI SYSTEMS INC	2,410	shares	87,628
OSIRIS THERAPEUTICS INC	1,948	shares	15,175
OTTER TAIL CORPORATION	4,641	shares	104,608
OUTDOOR CHANNEL HOLDINGS INC	1,606	shares	11,515
OVERHILL FARMS INC	2,044	shares	11,814
OVERSEA-CHINESE BKG CORP LTD	27,000	shares	207,878
OVERSEAS SHIPHOLDING GROUP INC	3,458	shares	122,482
OVERSTOCK.COM INC DEL	1,936	shares	31,905
OWENS AND MINOR INC	56,203	shares	1,654,054
OWENS CORNING INC	12,559	shares	391,213

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
OWENS ILLINOIS INC	123,049	shares	$3,777,604
OXFORD INDUSTRIES	1,797	shares	46,021
OYO GEOSPACE	561	shares	55,601
P F CHANGS CHINA BISTRO INC	15,895	shares	770,272
PACCAR INC	53,486	shares	3,071,166
PACER INTERNATIONAL INC	4,509	shares	30,842
PACIFIC BASIN SHIPPING LTD	209,000	shares	139,020
PACIFIC BIOSCIENES OF CALI INC	1,706	shares	27,142
PACIFIC BRANDS LTD	57,039	shares	57,111
PACIFIC CONTINENTAL CORP	2,377	shares	23,913
PACIFIC METALS CO LTD	6,000	shares	51,050
PACIFIC SUNWEAR OF CALIF INC	434,144	shares	2,353,060
PACKAGING CORP OF AMERICA	13,246	shares	342,277
PACWEST BANCORP	106,863	shares	2,284,731
PADDY POWER PLC (IREL)	1,201	shares	49,296
PAETEC HOLDING CORP	15,884	shares	59,406
PAIN THERAPEUTICS INC	4,632	shares	31,266
PALL CORP	16,893	shares	837,555
PALOMAR MEDICAL TECH INC	2,399	shares	34,090
PANERA BREAD CO CL A	3,919	shares	396,642
PANHANDLE OIL & GAS CL A	924	shares	25,336
PANTRY INC	2,935	shares	58,289
PAPA JOHNS INTL INC	2,597	shares	71,937
PAR PHARMACEUTICALS COS INC	96,397	shares	3,712,248
PARAMETRIC TECHNOLOGY CORP	15,222	shares	342,952
PAREXEL INTERNATIONAL CORP	75,731	shares	1,607,769
PARK ELECTROCHEMICAL CORP.	2,665	shares	79,950
PARK NATIONAL CORP	1,564	shares	113,656
PARK OHIO HLDGS CORP	1,062	shares	22,206
PARK STERLING BANK	3,623	shares	22,318
PARKER DRILLING CO	15,091	shares	68,966
PARKER HANNIFIN CORP	23,660	shares	2,041,858
PARKWAY PROPERTIES INC - REIT	3,552	shares	62,231
PARMALAT SPA	18,990	shares	52,049
PATRIOT COAL CORP	10,343	shares	200,344
PATRIOT TRANSPORTATION HLD INC	352	shares	32,722
PATTERSON COMPANIES INC	14,184	shares	434,456
PATTERSON-UTI ENERGY INC	43,261	shares	932,275
PAYCHEX INC	47,207	shares	1,459,168

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
PC CONNECTION INC	1,224	shares	$10,845
PC TEL INC	2,385	shares	14,310
PDF SOLUTIONS INC	2,918	shares	14,065
PDI INC	1,166	shares	12,290
PEABODY ENERGY CORP	39,545	shares	2,530,089
PEAPACK GLADSTONE FINL CORP	1,135	shares	14,812
PEBBLEBROOK HOTEL TRUST	17,653	shares	358,709
PEETS COFFEE & TEA INC	1,654	shares	69,038
PEGASYSTEMS INC	2,105	shares	77,106
PEGATRON CORP	109,000	shares	156,942
PENFORD CORP	1,467	shares	8,963
PENN NATIONAL GAMING	39,651	shares	1,393,733
PENN VIRGINIA CORP.	5,882	shares	98,935
PENN WEST ENERGY TRUST	37,807	shares	903,759
PENNEY (J.C.) CO INC	34,677	shares	1,120,414
PENNICHUCK CORP	602	shares	16,471
PENNS WOODS BANCORP INC	495	shares	19,701
PENNSYLVANIA RE INVSTMENT TR	7,152	shares	103,919
PENSKE AUTOMOTIVE GROUP INC	137,627	shares	2,397,462
PENSON WORLDWIDE INC	3,109	shares	15,203
PENTAIR INC	12,747	shares	465,393
PEOPLES BANCORP INC	1,362	shares	21,315
PEOPLES UNITED FINANCIAL INC	207,410	shares	2,905,814
PEP BOYS-MANNY MOE & JACK	6,784	shares	91,109
PEPCO HOLDINGS INC	32,925	shares	600,881
PEPSICO INC	429,678	shares	28,070,864
PEREGRINE PHARMACEUTICALS INC	7,258	shares	16,693
PERFICIENT INC	3,839	shares	47,988
PERICOM SEMICONDUCTOR CORP	3,216	shares	35,312
PERKINELMER INC	17,312	shares	446,996
PERMA-FIX ENVIRONMNTL SVCS INC	7,108	shares	11,657
PERNOD-RICARD	21,338	shares	2,007,294
PERRIGO CO (USA)	10,722	shares	679,024
PETMED EXPRESS INC	2,943	shares	52,415
PETROBRAS PN SPON ADR	56,800	shares	1,940,856
PETROBRAS SA SPONS ADR	1,200	shares	45,408
PETROFAC LTD	113,878	shares	2,819,572
PETROHAWK ENERGY CORP	39,054	shares	712,736
PETROLEUM DEVELOPMENT CORP	3,024	shares	127,643

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
PETROLEUM GEO SERVICES ASA	29,150	shares	$454,570
PETROQUEST ENERGY INC	7,181	shares	54,073
PETSMART INC	15,190	shares	604,866
PFIZER INC	1,761,830	shares	30,849,643
PG&E CORP	149,509	shares	7,152,511
PHARMACEUTICAL PRODUCT DEVELOP	15,352	shares	416,653
PHARMACYCLICS INC	5,633	shares	34,249
PHARMASSET INC	12,319	shares	534,768
PHARMATHENE INC	3,381	shares	14,302
PHARMERICA CORP	3,787	shares	43,361
PHH CORP	7,172	shares	166,032
PHI INC NON VTG	1,720	shares	32,405
PHILIP MORRIS INTL INC	415,686	shares	24,330,102
PHILIPS ELEC (KON) NV	3,416	shares	104,680
PHILLIPS-VAN HEUSEN CORP	68,421	shares	4,311,207
PHOENIX COMPANIES INC	14,995	shares	38,087
PHOTRONIC INC	6,941	shares	41,021
PICO HOLDINGS INC	2,932	shares	93,238
PIEDMONT NATURAL GAS	9,314	shares	260,419
PIEDMONT OFFICE REALTY TRUST A	17,173	shares	345,864
PIER 1 IMPORTS INC	15,139	shares	158,960
PIKE ELECTRIC CORP	2,340	shares	20,077
PILGRIM'S PRIDE CORP NEW	9,964	shares	70,645
PINNACLE AIRLINES CORP	1,871	shares	14,781
PINNACLE ENTERTAINMENT INC	7,933	shares	111,221
PINNACLE FINL PARTNERS INC	4,348	shares	59,046
PINNACLE WEST CAPITAL CORP	15,944	shares	660,879
PIONEER CORPORATION	43,000	shares	177,898
PIONEER DRILLING CO	6,997	shares	61,644
PIONEER NATURAL RESOURCES CO	17,027	shares	1,478,284
PIPER JAFFRAY COS	2,064	shares	72,261
PITNEY-BOWES INC	29,823	shares	721,120
PLAINS EXPLORATION & PRODTN CO	18,095	shares	581,573
PLANTRONICS INC	6,152	shares	228,977
PLATINUM UNDERWRITERS HLDG LTD	5,072	shares	228,088
PLAYBOY ENTERPRISES CL B NVTG	2,743	shares	14,318
PLEXUS CORP	129,328	shares	4,001,408
PLUM CREEK TIMBER CO INC REIT	23,702	shares	887,640
PLX TECHNOLOGY INC	2,989	shares	10,790

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
PMC COMMERCIAL TR REIT	1,364	shares	$11,567
PMC-SIERRA INC	205,023	shares	1,761,148
PMFG INC	1,924	shares	31,554
PMI GROUP INC	20,815	shares	68,690
PNC FINANCIAL SERVICES GRP INC	153,591	shares	9,326,046
PNM RESOURCES INC	11,195	shares	145,759
POINT INC	1,770	shares	77,696
POLARIS INDUSTRIES INC	4,377	shares	341,494
POLO RALPH LAUREN CORP CL A	96,437	shares	10,696,792
POLY HONG KONG INVESTMENT LTD	116,000	shares	113,426
POLYCOM INC	26,669	shares	1,039,558
POLYONE CORP	12,083	shares	150,917
POLYPORE INTERNATIONAL INC	15,577	shares	634,451
POOL CORP	6,420	shares	144,707
POPULAR INC	132,091	shares	414,766
PORTFOLIO RECOVERY ASSOC INC	2,204	shares	165,741
PORTLAND GENERAL ELECTRIC CO	9,726	shares	211,054
POST PROPERTIES - REIT	12,760	shares	463,188
POTASH CORP OF SASKATCHEWAN	1,700	shares	263,276
POTLATCH CORP NEW REIT	5,167	shares	168,186
POWELL INDUSTRIES INC	1,146	shares	37,680
POWER ASSETS HOLDINGS LTD	45,500	shares	286,845
POWER INTEGRATIONS INC	3,610	shares	144,905
POWER-ONE INC	13,729	shares	140,036
POWERSECURE INTL INC	2,415	shares	18,789
POWERWAVE TECHNOLOGIES INC	17,195	shares	43,675
POZEN INC	3,282	shares	21,825
PPG INDUSTRIES INC	23,908	shares	2,009,946
PPL CORPORATION	70,878	shares	1,865,509
PPR SA	5,421	shares	862,497
PRAXAIR INC	44,933	shares	4,289,754
PRECISION CASTPARTS CORP	97,905	shares	13,629,355
PRECISION DRILLING CORP (CANA)	14,200	shares	136,689
PREFORMED LINE PRODUCTS CO	380	shares	22,240
PREMIER EXHIBITIONS INC	6,179	shares	12,173
PREMIER FARNELL PLC	33,882	shares	151,658
PREMIERE GLOBAL SVCS INC	7,802	shares	53,054
PREPAID LEGAL SERVICES INC	1,261	shares	75,975
PRESIDENTIAL LIFE CORP	2,751	shares	27,317

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
PRESTIGE BRANDS HOLDINGS INC	6,463	shares	$77,233
PRGX GLOBAL INC	2,620	shares	16,585
PRICE (T ROWE)GROUP INC	37,608	shares	2,427,220
PRICELINE.COM INC	9,021	shares	3,604,341
PRICESMART INC	2,198	shares	83,590
PRIDE INTERNATIONAL INC	22,697	shares	749,001
PRIMARIS RETAIL REIT UT	9,600	shares	188,092
PRIMEDIA INC	2,342	shares	9,836
PRIMERICA INC	6,951	shares	168,562
PRIMORIS SVCS CORP	2,714	shares	25,892
PRINCIPAL FINL GROUP INC	106,887	shares	3,480,241
PRIVATEBANCORP INC	7,560	shares	108,713
PROASSURANCE CORPORATION	74,068	shares	4,488,521
PROCTER & GAMBLE CO	410,525	shares	26,409,073
PROGENICS PHARMACEUTICALS INC	4,238	shares	23,139
PROGRESS ENERGY INC	42,962	shares	1,867,988
PROGRESS SOFTWARE CORP	5,591	shares	236,611
PROGRESSIVE CORP OHIO	226,838	shares	4,507,271
PROLOGIS (REIT)	173,053	shares	2,498,885
PROLOGIS EUROPEAN PROPTS(REIT)	25,382	shares	163,231
PROS HLDGS INC	2,503	shares	28,509
PROSPECT CAPITAL CORP FD	10,775	shares	116,370
PROSPERITY BANCSHARES INC	6,027	shares	236,741
PROTECTIVE LIFE CORP	11,065	shares	294,772
PROVIDENCE SERVICE CORP	1,672	shares	26,869
PROVIDENT FINANCIAL SVCS INC	6,704	shares	101,432
PROVIDENT NY BANCORP	4,300	shares	45,107
PRUDENTIAL FINANCIAL INC	127,011	shares	7,456,816
PRUDENTIAL PLC	207,558	shares	2,163,128
PS BUSINESS PKS INC CA REIT	5,577	shares	310,750
PSIVIDA CORP	2,394	shares	12,233
PSP SWISS PROPERTY AG	9,723	shares	780,504
PSS WORLD MEDICAL INC	7,138	shares	161,319
PUBLIC STORAGE	45,703	shares	4,635,198
PUBLIC SVC ENTERPRISE GRP INC	74,200	shares	2,360,302
PUBLICIS GROUPE SA	17,608	shares	918,134
PULSE ELECTRONICS CORP	5,359	shares	28,510
PULTE GROUP INC	49,330	shares	370,962
PUMA AG	403	shares	133,625

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
PUNCH TAVERNS LTD	44,574	shares	$52,157
PURE BIOSCIENCE	4,774	shares	10,598
QANTAS AIRWAYS LTD	287,556	shares	746,242
QEP RESOURCES INC	25,756	shares	935,200
QLIK TECHNOLOGIES INC	1,708	shares	44,083
QLOGIC CORP	190,991	shares	3,250,667
QUAD/GRAPHICS INC	5,289	shares	218,224
QUAKER CHEMICAL CORP	1,469	shares	61,213
QUALCOMM INC	705,782	shares	34,929,151
QUALITY DISTR INC FL	1,330	shares	12,090
QUALITY SYSTEMS INC	2,469	shares	172,386
QUANEX BUILDING PRODUCTS	4,858	shares	92,156
QUANTA SVCS INC	31,607	shares	629,611
QUANTUM CORP	28,118	shares	104,599
QUANTUM FUEL SYS TECH WW INC	24,369	shares	10,966
QUEST DIAGNOSTICS INC	20,743	shares	1,119,500
QUEST SOFTWARE INC	7,767	shares	215,457
QUESTAR CORP	22,557	shares	392,717
QUESTCOR PHARMACEUTICALS INC	8,030	shares	118,282
QUICKLOGIC CORP	4,640	shares	29,557
QUICKSILVER RES INC	113,279	shares	1,669,732
QUIDEL CORP	3,202	shares	46,269
QUIKSILVER INC	16,729	shares	84,816
QUINSTREET INC	3,610	shares	69,348
QUINTAIN ESTATES & DEV CO PLC	238,756	shares	156,448
QWEST COMMUNICATIONS INTL INC	255,584	shares	1,944,994
RACKSPACE HOSTING INC	12,543	shares	393,976
RADIAN GROUP INC	17,171	shares	138,570
RADIANT SYSTEMS INC	4,281	shares	83,779
RADIOSHACK CORP	16,694	shares	308,672
RADISYS CORP	3,137	shares	27,919
RAIFFEISEN BANK INTERNTNL AG	3,355	shares	183,911
RAILAMERICA INC	3,119	shares	40,391
RAKUTEN INC (TOKYO)	191	shares	159,921
RALCORP HOLDINGS	7,095	shares	461,246
RAMBUS INC	12,878	shares	263,741
RAMCO-GERSHENSON PPTYS TR	4,901	shares	61,017
RAMTRON INTL CORP	3,537	shares	11,920
RANGE RESOURCES CORP	75,876	shares	3,412,902

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
RAPTOR PHARMACEUTICAL CORP	3,902	shares	$14,242
RAVEN INDUSTRIES INC	2,330	shares	111,118
RAYMOND JAMES FINANCIAL INC.	12,910	shares	422,157
RAYONIER INC REIT	10,406	shares	546,523
RAYTHEON CO	73,686	shares	3,414,609
RBC BEARINGS INC	2,810	shares	109,815
RC2 CORP	2,796	shares	60,869
REALD INC	2,068	shares	53,603
REALNETWORKS INC	11,038	shares	46,360
REALPAGE INC	1,633	shares	50,509
REALTY INCOME CORP REIT	15,124	shares	517,241
RECKITT BENCKISER GROUP PLC	62,076	shares	3,413,887
RECORDATI IND CHIMICA SPA	8,120	shares	76,592
RED HAT INC	230,732	shares	10,532,916
RED LION HOTEL CORP	2,392	shares	19,088
RED ROBIN GOURMET BURGERS INC	2,014	shares	43,241
REED ELSEVIER PLC	11,303	shares	95,490
REGAL ENTERTAINMENT GROUP CL A	10,163	shares	119,314
REGAL-BELOIT CORP	67,992	shares	4,539,146
REGENCY CENTERS CORP(REIT)	86,454	shares	3,651,817
REGENERON PHARMACEUTICALS INC	31,471	shares	1,033,193
REGIONS FINANCIAL CORP	184,216	shares	1,289,512
REGIS CORPORATION	7,439	shares	123,487
REHABCARE GROUP INC	3,221	shares	76,338
REINSURANCE GROUP OF AMERICA	9,458	shares	507,989
RELIANCE INDS GDR 144A	6,452	shares	306,599
RELIANCE STEEL & ALUMINUM CO	88,336	shares	4,513,970
RENAISSANCE LEARNING INC	1,402	shares	16,600
RENAISSANCERE HLDGS LTD	87,088	shares	5,546,635
RENASANT CORP	3,235	shares	54,704
RENAULT SA ORD	23,992	shares	1,395,363
RENT A CTR INC	124,788	shares	4,028,157
RENTECH INC	28,638	shares	34,938
RENTOKIL INITIAL PLC	299,500	shares	452,780
RENTRAK CORP	1,415	shares	42,676
REPLIGEN	3,539	shares	16,598
REPSOL YPF SA ORD	42,512	shares	1,185,084
REPUBLIC AIRWAYS HOLDINGS INC	5,226	shares	38,254
REPUBLIC BANCORP INC KY CL A	1,271	shares	30,186

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
REPUBLIC SERVICES INC	45,082	shares	$1,346,149
RESEARCH FRONTIERS INC	2,362	shares	12,566
RESEARCH IN MOTION LTD	1,600	shares	93,008
RESMED INC	124,528	shares	4,313,650
RESONA HOLDINGS INC	23,700	shares	142,115
RESOURCES CONNECTION INC	195,447	shares	3,633,360
RETAIL OPPORTUNITY INVTS CORP	26,968	shares	267,253
RETAIL VENTURES INC	3,167	shares	51,622
REVLON INC CL A	1,408	shares	13,855
REX AMERICAN RESOURCES CORP	907	shares	13,932
REX ENERGY CORP	4,210	shares	57,467
REYNOLDS AMERICAN INC	49,595	shares	1,617,789
RF MICRO DEVICES INC	35,499	shares	260,918
RHODIA SA	5,778	shares	191,198
RICHARDSON ELECTRONICS LTD	1,880	shares	21,977
RICHEMONT CIE FINANCIERE SA A	39,743	shares	2,339,575
RICOH CO LTD	12,000	shares	175,830
RIGEL PHARMACEUTICALS INC	6,733	shares	50,699
RIGHTNOW TECHNOLOGIES INC	3,049	shares	72,170
RIMAGE CORP	1,086	shares	16,192
RIO TINTO LTD	3,773	shares	329,476
RIO TINTO PLC (REGD)	97,774	shares	6,843,802
RIOCAN REAL ESTATE INV TR UNIT	107,000	shares	2,360,373
RITE AID CORP	81,736	shares	72,189
RIVERBED TECHNOLOGY INC	18,987	shares	667,773
RLI CORP	2,137	shares	112,342
ROADRUNNER TRANSPORTATION SYST	1,398	shares	20,215
ROBBINS & MYERS INC	15,557	shares	556,629
ROBERT HALF INTERNATIONAL INC.	43,520	shares	1,331,712
ROCHE HLDGS GENUSSSCHEINE	21,280	shares	3,120,368
ROCK TENN COMPANY CL A	5,027	shares	271,207
ROCKVILLE FINANCIAL INC	1,136	shares	13,882
ROCKWELL AUTOMATION INC	20,794	shares	1,491,138
ROCKWELL COLLINS INC	23,003	shares	1,340,155
ROCKWELL MED TECHNOLOGIES INC	1,647	shares	13,011
ROCKWOOD HOLDINGS INC	6,830	shares	267,190
ROFIN SINAR TECHNOLOGIES INC	3,668	shares	129,994
ROGERS COMM INC CL B NON VTG	4,900	shares	169,999
ROGERS CORP	74,044	shares	2,832,183

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
ROLLINS INC	8,173	shares	$161,417
ROMA FINANCIAL CORP	1,072	shares	11,363
RONA INC	5,300	shares	75,039
ROPER INDUSTRIES INC	24,379	shares	1,863,287
ROSETTA RESOURCES INC	6,813	shares	256,441
ROSETTA STONE INC	1,588	shares	33,697
ROSS STORES INC	17,666	shares	1,117,375
ROTORK PLC	3,872	shares	110,428
ROUND ONE CORP	15,000	shares	92,902
ROVI CORPORATION	13,584	shares	842,344
ROWAN COMPANIES INC	18,511	shares	646,219
ROYAL CARIBBEAN CRUISES LTD	17,513	shares	823,111
ROYAL DUTCH SHELL PLC CL A (NL)	109,751	shares	3,628,808
ROYAL DUTCH SHELL PLC CL A (UK)	58,497	shares	1,951,683
ROYAL DUTCH SHELL PLC CL B (UK)	34,156	shares	1,127,051
ROYAL GOLD INC	6,933	shares	378,750
RPC INC	5,356	shares	97,051
RPM INTERNATIONAL INC	16,649	shares	367,943
RSC HOLDINGS INC	25,956	shares	252,811
RTI BIOLOGICS INC	7,079	shares	18,901
RTI INTERNATIONAL METALS INC	55,790	shares	1,505,214
RUBICON TECHNOLOGY INC	2,103	shares	44,331
RUBY TUESDAY INC	8,377	shares	109,404
RUDDICK CORP	5,522	shares	203,430
RUDOLPH TECHNOLOGIES INC	4,055	shares	33,373
RUE21 INC	1,946	shares	57,037
RURAL/METRO CORP	2,911	shares	42,442
RUSH ENTERPRISES INC CL A	4,296	shares	87,810
RUTHS HOSPITALITY GROUP INC	3,996	shares	18,501
RWE AG	1,330	shares	88,715
RYDER SYSTEM INC	7,588	shares	399,432
RYLAND GROUP INC	5,699	shares	97,054
RYOHIN KEIKAKU CO LTD	2,400	shares	99,440
S & T BANCORP	3,202	shares	72,333
S1 CORP	6,858	shares	47,320
SABA SOFTWARE INC	3,639	shares	22,271
SABRA HEALTHCARE REIT INC	3,221	shares	59,266
SAFEGUARD SCIENTIFICS INC	2,650	shares	45,262
SAFESTORE HOLDINGS LTD	304,721	shares	618,034

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
SAFETY INSURANCE GROUP INC	1,942	shares	$92,381
SAFEWAY INC NEW	54,674	shares	1,229,618
SAGA COMMUNICATIONS INC CL A	467	shares	12,291
SAGE GROUP PLC	23,726	shares	101,202
SAGEM (SOCIETE D APPLICAT)	2,590	shares	91,765
SAIA INC	2,051	shares	34,026
SAIC INC	43,064	shares	682,995
SAIPEM SPA	26,649	shares	1,312,599
SAIZERIYA CO LTD	2,200	shares	44,479
SAKS INC	20,782	shares	222,367
SALESFORCE.COM INC	98,790	shares	13,040,280
SALIX PHARMACEUTICALS LTD	21,972	shares	1,031,805
SALLY BEAUTY HLDGS INC	12,520	shares	181,916
SALZGITTER AG	2,833	shares	218,817
SAMPO OYJ SER A	40,016	shares	1,072,703
SAMSUNG ELECTRONICS CO LTD	980	shares	829,449
SANDERS MORRIS HARRIS GRP INC	2,596	shares	18,821
SANDERSON FARMS INC	2,496	shares	97,718
SANDISK CORPORATION	34,391	shares	1,714,735
SANDRIDGE ENERGY INC	412,188	shares	3,017,216
SANDVIK AB	9,729	shares	189,825
SANDY SPRING BANCORP INC	3,101	shares	57,151
SANFILIPPO (JOHN B) & SON INC.	1,032	shares	12,838
SANGAMO BIOSCIENCES INC	5,841	shares	38,784
SANKYO CO LTD GUNMA (6417)	4,900	shares	276,630
SANMINA SCI CORP NEW	10,281	shares	118,026
SANOFI AVENTIS SPON ADR	99,551	shares	3,208,529
SANOFI-AVENTIS	60,590	shares	3,876,273
SANTARUS INC	6,808	shares	22,262
SAP AG	61,561	shares	3,135,899
SAPIENT CORPORATION	15,345	shares	185,675
SAPPORO HOKUYO HOLDINGS INC	10,200	shares	47,725
SARA LEE CORP	93,754	shares	1,641,633
SATCON TECHNOLOGY CORP	14,920	shares	67,140
SAUER DANFOSS INC (NY)	1,500	shares	42,375
SAUL CENTERS INC	1,480	shares	70,078
SAVIENT PHARMACEUTICALS INC	9,075	shares	101,096
SAVVIS INC	5,137	shares	131,096
SAWAI PHARMACEUTICAL CO LTD	900	shares	73,582

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
SBA COMMUNICATIONS CORP CL A	259,809	shares	$10,636,580
SCANA CORP	16,606	shares	674,204
SCANIA AB SER B	5,934	shares	136,622
SCANSOURCE INC	108,552	shares	3,462,809
SCBT FINANCIAL CORP	1,651	shares	54,070
SCHAWK INC CL A	1,485	shares	30,561
SCHIFF NUTRITION INTL INC	1,677	shares	15,227
SCHLUMBERGER LTD	426,513	shares	35,613,836
SCHNEIDER ELECTRIC SA	1,077	shares	161,274
SCHNITZER STEEL INDS INC CL A	2,869	shares	190,473
SCHOLASTIC CORP	3,069	shares	90,658
SCHOOL SPECIALTY INC	2,072	shares	28,863
SCHWAB CHARLES CORP	602,476	shares	10,308,364
SCHWEITZER-MAUDUIT INTL INC	2,327	shares	146,415
SCICLONE PHARMACEUTICALS INC	4,877	shares	20,386
SCIENTIFIC GAMES CORP CL A	8,164	shares	81,313
SCOTTISH & SOUTHERN ENERGY PLC	10,183	shares	194,616
SCOTTS MIRACLE GRO CO CL A	17,569	shares	891,978
SCRIPPS (EW) CO CL A	3,965	shares	40,245
SCRIPPS NETWORK INTER CL A	13,211	shares	683,669
SEABOARD CORP	42	shares	83,622
SEABRIGHT HOLDINGS INC	2,843	shares	26,212
SEACHANGE INTL INC	4,060	shares	34,713
SEACOAST BANKING CORP FLORIDA	9,173	shares	13,393
SEACOR HOLDINGS INC	2,744	shares	277,391
SEACUBE CONTAINER LEASING LTD	1,293	shares	18,180
SEADRILL LTD (NORW)	33,007	shares	1,117,249
SEAHAWK DRILLING INC	1,545	shares	13,828
SEALED AIR CORP	23,419	shares	596,014
SEALY CORP	6,171	shares	18,019
SEARS HOLDINGS CORP	6,454	shares	475,983
SEATTLE GENETICS INC	81,157	shares	1,213,297
SECOM CO LTD	3,900	shares	184,640
SEGA SAMMY HOLDINGS INC	5,100	shares	97,020
SEGRO PLC	157,557	shares	704,007
SEI INV CORP	54,277	shares	1,291,250
SEINO HOLDINGS CO LTD	8,000	shares	54,965
SELECT COMFORT CORP	7,158	shares	65,353
SELECT MEDICAL HLDGS CORP	5,993	shares	43,809

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
SELECTIVE INSURANCE GROUP INC	6,912	shares	$125,453
SEMBCORP IND LTD	45,000	shares	180,245
SEMBCORP MARINE LTD	75,000	shares	313,852
SEMGROUP CORP-CLASS A	5,363	shares	145,713
SEMPRA ENERGY	35,206	shares	1,847,611
SEMTECH CORP	8,055	shares	182,365
SENECA FOODS CORP CL A	1,182	shares	31,890
SENIOR HOUSING PPTYS TR (REIT)	44,750	shares	981,815
SENOMYX INC	5,023	shares	35,814
SENSATA TECHNOLOGIES HOLDG BV	33,417	shares	1,006,186
SENSIENT TECHNOLOGIES CORP	6,418	shares	235,733
SEQUENOM INC	9,858	shares	79,061
SERCO GROUP PLC	272,800	shares	2,364,258
SERVICE CORP INTERNATIONAL INC	31,571	shares	260,461
SES SA A (FRAN)	26,993	shares	642,937
SES SA A (LUX)	12,782	shares	314,362
SEVEN & I HOLDINGS CO LTD	9,100	shares	243,145
SFN GROUP INC	6,833	shares	66,690
SHAFTESBURY PLC	16,106	shares	112,572
SHANGRI-LA ASIA LTD (HOKO)	452,000	shares	1,227,044
SHARP CORP	84,000	shares	865,702
SHAW GROUP INC	10,974	shares	375,640
SHENANDOAH TELECOM CO	3,066	shares	57,426
SHERWIN WILLIAMS CO	31,854	shares	2,667,773
SHIMAMURA CORP	2,800	shares	259,607
SHIMAO PROPERTY HOLDINGS LTD	125,000	shares	188,807
SHIRE PLC	29,129	shares	701,226
SHIRE PLC SPON ADR	120,917	shares	8,751,972
SHOE CARNIVAL	1,175	shares	31,725
SHOPPERS DRUG MART CORP	2,600	shares	102,978
SHORETEL INC	3,380	shares	26,398
SHOWA SHELL SEKIYU KK	17,400	shares	159,399
SHUFFLE MASTER INC	6,927	shares	79,314
SHULMAN A INC	4,067	shares	93,094
SHUTTERFLY INC	3,544	shares	124,146
SIEMENS AG (REGD)	13,480	shares	1,670,710
SIERRA BANCORP	1,354	shares	14,528
SIGA TECHNOLOGIES INC	4,208	shares	58,912
SIGMA ALDRICH CORP	17,790	shares	1,184,102

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
SIGMA DESIGNS INC	3,566	shares	$50,530
SIGNATURE BANK	64,508	shares	3,225,400
SIGNET JEWELERS LTD (US)	11,067	shares	480,308
SILGAN HOLDINGS INC	46,687	shares	1,671,861
SILIC (STE IMMOB LOC IND COMM)	3,977	shares	492,749
SILICON GRAPHICS INTERNATIONAL	4,002	shares	36,138
SILICON IMAGE INC	10,020	shares	73,647
SILICON LABORATORIES INC	5,648	shares	259,921
SIMMONS 1ST NATL CORP CL A	2,226	shares	63,441
SIMON PPTY GROUP INC - REIT	119,212	shares	11,860,402
SIMPSON MANUFACTURING CO	5,107	shares	157,857
SIMS METAL MANAGEMENT LTD ADR	15,477	shares	338,018
SINCLAIR BROADCAST GROUP CL A	6,228	shares	50,945
SINGAPORE AIRLINES LTD (LOC)	6,000	shares	71,537
SINGAPORE EXCHANGE LTD	21,000	shares	137,791
SINGAPORE PRESS HLDGS LTD	61,000	shares	189,192
SINGAPORE TECH ENGINEERING LTD	40,000	shares	106,604
SINGAPORE TELECOM LTD (SING)	134,000	shares	318,488
SINO LAND CO	329,024	shares	615,505
SIRIUS XM RADIO INC	507,074	shares	831,601
SIRONA DENTAL SYSTEMS INC	93,281	shares	3,897,280
SIX FLAGS ENTERTAINMENT CORP	3,597	shares	195,677
SJW CORP	1,676	shares	44,364
SKANDINAVISKA ENSKI BK SER A	21,833	shares	182,288
SKECHERS USA INC CL A	4,368	shares	87,360
SKF AB SER B	4,376	shares	124,783
SKILLED HEALTHCARE GROUP CL A	2,684	shares	24,102
SKY CITY ENTERTAINMENT GRP LTD	7,932	shares	20,010
SKYLINE CORP	889	shares	23,185
SKYWEST INC	7,109	shares	111,043
SKYWORKS SOLUTIONS INC	42,600	shares	1,219,638
SL GREEN REALTY CORP REIT	27,408	shares	1,850,314
SLM CORP	71,216	shares	896,609
SM ENERGY CO	8,144	shares	479,926
SMART BALANCE INC	7,856	shares	34,016
SMART MODULAR TECH (WWH) INC	6,836	shares	39,375
SMC CORP	4,500	shares	770,732
SMITH & NEPHEW PLC	15,388	shares	162,411
SMITH & WESSON HOLDING CORP	7,747	shares	28,974

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
SMITH (AO) CORP	4,320	shares	$164,506
SMITH MICRO SOFTWARE INC	3,896	shares	61,323
SMITHFIELD FOODS INC	21,442	shares	442,348
SMUCKER (J.M.) CO	17,526	shares	1,150,582
SMURFIT KAPPA GROUP PLC (IREL)	7,225	shares	70,517
SMURFIT-STONE CONTAINER EN W/I	11,755	shares	300,928
SNAM RETE GAS SPA	30,506	shares	151,726
SNAP-ON INCORPORATED	8,529	shares	482,571
SNYDERS LANCE INC	5,969	shares	139,913
SOCIETE GENERALE PARIS CL A	46,293	shares	2,489,366
SOFTBANK CORP	93,300	shares	3,229,284
SOFTWARE AG BEARER	480	shares	70,465
SOJITZ CORPORATION	95,500	shares	209,309
SOLARWINDS INC	4,165	shares	80,176
SOLERA HOLDINGS INC	78,073	shares	4,006,706
SOLITARIO EXPL & ROY CORP	3,305	shares	11,997
SOLTA MED INC	4,459	shares	13,600
SOLUTIA INC	15,729	shares	363,025
SOMAXON PHARMACEUTICALS INC	4,397	shares	13,851
SONIC AUTOMOTIVE INC CL A	4,564	shares	60,427
SONIC CORP	122,371	shares	1,238,395
SONIC SOLUTIONS	6,305	shares	94,575
SONOCO PRODUCTS CO	13,291	shares	447,508
SONOSITE INC	1,741	shares	55,016
SONUS NETWORKS INC	35,709	shares	95,343
SONY CORP	34,400	shares	1,239,781
SOTHEBY'S	8,662	shares	389,790
SOURCEFIRE INC	3,618	shares	93,815
SOUTH JERSEY INDUSTRIES INC	3,858	shares	203,780
SOUTHERN CO	122,999	shares	4,702,252
SOUTHERN NATL BANCORP VA INC	1,497	shares	11,377
SOUTHERN UNION COMPANY	16,081	shares	387,070
SOUTHSIDE BANCSHARES INC	1,815	shares	38,242
SOUTHWEST AIRLINES CO	109,568	shares	1,422,193
SOUTHWEST BANCORP INC OKLA	2,505	shares	31,062
SOUTHWEST GAS CORP	5,883	shares	215,730
SOUTHWESTERN ENERGY CO	80,544	shares	3,014,762
SOVRAN SELF STORAGE REIT	7,041	shares	259,179
SPANSION INC CL A	7,419	shares	153,573

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
SPARTAN MOTORS INC	4,209	shares	$25,633
SPARTAN STORES INC	2,923	shares	49,545
SPARTECH CORP	3,986	shares	37,309
SPECTRA ENERGY CORP	95,067	shares	2,375,724
SPECTRANETICS CORP	4,277	shares	22,069
SPECTRUM BRANDS HOLDINGS INC	3,295	shares	102,705
SPECTRUM CONTROL INC	1,674	shares	25,093
SPECTRUM PHARMACEUTICAL INC	5,804	shares	39,873
SPEEDWAY MOTORSPORTS	1,677	shares	25,692
SPIRAX-SARCO ENGINEERING PLC	1,282	shares	38,682
SPIRIT AEROSYSTEM HLD INC CL A	15,278	shares	317,935
SPONDA OYJ	8,235	shares	42,720
SPRINT NEXTEL CORP	438,076	shares	1,853,061
SPX CORP	43,284	shares	3,094,373
SRA INTERNATIONAL INC CL A	127,332	shares	2,603,939
SRS LABS INC	1,543	shares	13,594
SS&C TECHNOLOGIES HOLDINGS INC	1,671	shares	34,272
ST GOBAIN CIE DE	9,100	shares	468,418
ST JOE COMPANY	11,973	shares	261,610
ST JUDE MEDICAL INC	139,430	shares	5,960,633
ST MODWEN PROPERTIES PLC	96,174	shares	247,576
STAAR SURGICAL CO NEW	3,114	shares	18,995
STADA ARZNEIMITTEL AG	1,112	shares	37,734
STAGE STORES INC	4,728	shares	81,984
STAMPS.COM INC	1,538	shares	20,379
STANCORP FINL GROUP INC	5,941	shares	268,177
STANDARD CHARTERED PLC (HOKO)	3,500	shares	95,375
STANDARD CHARTERED PLC (UK)	106,928	shares	2,878,543
STANDARD MICROSYSTEMS CORP	2,925	shares	84,328
STANDARD MOTOR PRODUCTS INC	2,516	shares	34,469
STANDARD PACIFIC CORP	12,831	shares	59,023
STANDARD PARKING CORP	2,019	shares	38,139
STANDEX INTL CORP	1,624	shares	48,574
STANLEY BLACK & DECKER INC	24,334	shares	1,627,215
STAPLES INC	516,459	shares	11,759,771
STAR SCIENTIFIC INC	11,577	shares	22,575
STARBUCKS CORP	385,234	shares	12,377,568
STARWOOD HTLS & RESRT WRLDWIDE	71,450	shares	4,342,731
STARWOOD PROPERTY TRUST INC	21,520	shares	462,250

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
STATE AUTO FINANCIAL CORP	1,860	shares	$32,401
STATE BANCORP INC NY	1,851	shares	17,122
STATE STREET CORP	73,626	shares	3,411,829
STE DE LA TOUR EIFFEL	774	shares	59,990
STEC INC	6,575	shares	116,049
STEEL DYNAMICS INC	75,503	shares	1,381,705
STEELCASE INC CLASS A	10,822	shares	114,389
STEIN MART INC	3,480	shares	32,190
STEINER LEISURE LTD	1,917	shares	89,524
STEINWAY MUSICAL INSTRUMENTS	872	shares	17,309
STELLARONE CORP	2,556	shares	37,164
STEMCELLS INC	11,976	shares	12,934
STEPAN CO	999	shares	76,194
STEREOTAXIS INC	7,027	shares	26,913
STERICYCLE INC	22,344	shares	1,808,076
STERIS CORPORATION	7,639	shares	278,518
STERLING BANCORP	3,467	shares	36,299
STERLING BANCSHARES INC	13,168	shares	92,439
STERLING CONSTRUCTION CO INC	2,092	shares	27,280
STERLING FINANCIAL CORP(WASH)	4,552	shares	86,351
STEVEN MADDEN LTD	2,974	shares	124,075
STEWART ENTERPRISES INC CL A	10,351	shares	69,248
STEWART INFORMATION SERVICES	2,373	shares	27,361
STIFEL FINANCIAL CORP	4,545	shares	281,972
STILLWATER MINING CO	7,359	shares	157,115
STOCKLAND UNITS (STAPLED)	709,207	shares	2,608,548
STOCKMANN OY CL A	674	shares	26,493
STONE ENERGY CORP	6,268	shares	139,714
STONERIDGE INC	1,939	shares	30,617
STORA ENSO AB R 1/10 VTG(FINL)	20,810	shares	213,820
STR HOLDINGS INC	5,341	shares	106,820
STRATASYS INC	2,668	shares	87,084
STRATEGIC HOTELS & RESORTS INC	19,540	shares	103,367
STRATTEC SEC CORP	424	shares	14,132
STRAYER EDUCATION INC	11,250	shares	1,712,475
STREAM GLOBAL SVCS INC	5,718	shares	22,586
STRYKER CORP	50,087	shares	2,689,672
STUDENT LOAN CORP	2,583	shares	83,793
STURM RUGER & CO INC	2,431	shares	37,170

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
SUCAMPO PHARMACEUTICALS INC	5,406	shares	$20,759
SUCCESSFACTORS INC	42,394	shares	1,227,730
SUFFOLK BANCORP	863	shares	21,299
SUMITOMO CHEMICAL CO LTD	73,000	shares	359,539
SUMITOMO CORP	86,800	shares	1,228,015
SUMITOMO ELECTRIC INDS LTD	72,400	shares	1,005,568
SUMITOMO MITSUI FINL GROUP INC	35,900	shares	1,278,370
SUMITOMO REALTY & DEV CO LTD	195,400	shares	4,665,155
SUMITOMO RUBBER INDUSTRIES LTD	24,700	shares	257,903
SUMITOMO TR & BANKING CO LTD	59,000	shares	371,951
SUMMER INFANT INC	1,994	shares	15,115
SUN BANCORP INC NJ	3,504	shares	16,259
SUN COMMUNITIES INC - REIT	2,253	shares	75,047
SUN HEALTHCARE GROUP INC	3,224	shares	40,816
SUN HUNG KAI PROPERTIES LTD	750,298	shares	12,462,332
SUN HYDRAULICS INC	2,191	shares	82,820
SUN LIFE FINANCIAL INC	7,200	shares	217,379
SUNCOR ENRGY INC	54,208	shares	2,080,700
SUNCORP GROUP LTD	12,443	shares	109,459
SUNESIS PHARMACEUTICALS INC	30,238	shares	15,724
SUNOCO INC	17,684	shares	712,842
SUNPOWER CORP CL A	12,645	shares	162,235
SUNRISE SENIOR LIVING INC	6,539	shares	35,638
SUNSTONE HOTEL INVS INC	15,243	shares	157,460
SUNTEC REIT	585,000	shares	683,811
SUNTRUST BANKS INC	73,323	shares	2,163,762
SUPER MICRO COMPUTER INC	3,241	shares	37,401
SUPERGEN INC	6,622	shares	17,350
SUPERIOR ENERGY SERVICES INC	120,880	shares	4,229,591
SUPERIOR INDUSTRIES INTL	3,003	shares	63,724
SUPERMEDIA INC	2,002	shares	17,437
SUPERTEX INC	1,682	shares	40,671
SUPERVALU INC	31,116	shares	299,647
SUPPORT.COM INC	6,089	shares	39,457
SUREWEST COMMUNICATIONS	1,794	shares	19,196
SURMODICS INC	2,248	shares	26,684
SUSQUEHANNA BANCSHARES INC PA	281,564	shares	2,725,540
SUSSER HOLDINGS CORP	1,884	shares	26,093
SUZUKI MOTOR CORP	13,100	shares	322,601

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
SVB FINL GROUP	49,324	shares	$2,616,638
SVENSKA CELLULOSA AB CL B	11,884	shares	187,832
SVENSKA HANDELSBANKEN SER A	11,242	shares	359,553
SWATCH GROUP AG (BR)	629	shares	280,603
SWEDBANK AB A	30,574	shares	426,813
SWIBER HOLDINGS LIMITED	63,000	shares	49,585
SWIFT ENERGY CO	5,378	shares	210,549
SWIRE PACIFIC LTD CL A	38,500	shares	633,040
SWISS PRIME SITE AG	10,691	shares	798,135
SWISSCOM AG (REG)	2,251	shares	990,459
SWS GROUP INC	3,779	shares	19,084
SY BANCORP INC	1,770	shares	43,454
SYCAMORE NETWORKS INC	2,616	shares	53,863
SYKES ENTERPRISES INC	5,265	shares	106,669
SYMANTEC CORP	113,844	shares	1,905,749
SYMETRA FINANCIAL CORP	9,921	shares	135,918
SYMMETRICOM INC	5,602	shares	39,718
SYMMETRY MEDICAL INC	4,642	shares	42,939
SYMRISE AG	2,497	shares	68,522
SYNAPTICS INC	4,406	shares	129,448
SYNCHRONOSS TECHNOLOGIES INC	3,097	shares	82,721
SYNERGETICS USA INC	2,655	shares	12,452
SYNGENTA AG (SWIT)	2,773	shares	811,747
SYNIVERSE HOLDINGS INC	9,069	shares	279,779
SYNNEX CORP	3,049	shares	95,129
SYNOPSYS INC	19,188	shares	516,349
SYNOVIS LIFE TECHNOLOGIES INC	1,463	shares	23,569
SYNOVUS FINANICAL CORP.	101,407	shares	267,714
SYNTA PHARMACEUTICALS CORP	3,038	shares	18,593
SYNTEL INC	1,671	shares	79,857
SYNTHES INC ACCR INVS (SWIT)	3,167	shares	428,120
SYNTROLEUM CORP	10,009	shares	18,517
SYNUTRA INTERNATIONAL INC	2,442	shares	32,845
SYSCO CORP	85,808	shares	2,522,755
SYSMEX CORPORATION	9,700	shares	672,425
SYSTEMAX INC	1,137	shares	16,032
T 3 ENERGY SERVICES INC	1,723	shares	68,627
TABCORP HLDG LTD	18,242	shares	132,515
TAIHEIYO CEMENT CORP	86,000	shares	110,127

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
TAISEI CORP	63,000	shares	$147,387
TAKATA CORP	1,700	shares	50,279
TAKEDA PHARMACEUTICAL CO LTD	35,300	shares	1,736,422
TAKE-TWO INTERACTV SOFTWR INC	10,976	shares	134,346
TAL INTL GROUP INC	67,862	shares	2,094,900
TALBOTS	139,449	shares	1,188,105
TALECRIS BIOTHERAPEUTICS HDGS	158,094	shares	3,683,590
TALEO CORP CL A	5,227	shares	144,527
TANGER FACTORY OUTLET - REIT	14,329	shares	733,502
TARGACEPT INC	2,887	shares	76,506
TARGET CORP	350,896	shares	21,099,376
TASER INTERNATIONAL INC	8,087	shares	38,009
TAUBMAN CENTERS INC	24,853	shares	1,254,579
TAYLOR CAPITAL GROUP INC	1,247	shares	16,398
TAYLOR WIMPEY PLC	95,065	shares	46,734
TCF FINANCIAL CORPORATION	290,971	shares	4,309,281
TD AMERITRADE HOLDING CORP	34,971	shares	664,099
TDC A/S	36,722	shares	319,113
TDK CORP	2,900	shares	201,748
TEAM HEALTH HOLDINGS INC	2,330	shares	36,208
TEAM INC	2,453	shares	59,363
TECH DATA CORP	6,022	shares	265,088
TECHNE CORP	4,790	shares	314,559
TECHNICOLOR REGR	3,510	shares	16,683
TECHNIP SA	13,034	shares	1,204,168
TECHTARGET INC	1,650	shares	13,085
TECK RESOURCES LTD SUB VTG CLB	1,500	shares	92,936
TECO ENERGY INC	31,494	shares	560,593
TECUMSEH PRODUCTS NON-VTG CL A	2,077	shares	27,105
TEJON RANCH CO	1,784	shares	49,149
TEKELEC	8,859	shares	105,511
TELE2 AB B SHS	3,886	shares	80,737
TELECITY GROUP PLC	8,366	shares	61,398
TELECOM CORP NEW ZEALAND LTD	133,239	shares	225,116
TELECOM ITALIA SPA	802,045	shares	1,036,947
TELECOMMUNICATION SYSTEMS INC	5,909	shares	27,595
TELEDYNE TECHNOLOGIES INC	4,689	shares	206,175
TELEFLEX INC	5,164	shares	277,875
TELEFONICA SA	5,071	shares	115,021

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
TELEFONOS DE MEX SAB CL L ADR	12,200	shares	$196,908
TELENOR AS	16,199	shares	263,593
TELEPHONE & DATA SYSTEMS INC	11,867	shares	433,739
TELETECH HOLDINGS INC	3,741	shares	77,027
TELLABS INC	54,107	shares	366,845
TELSTRA CORP LTD	682,467	shares	1,945,402
TELULAR CORP	1,926	shares	12,827
TELUS CORPORATION NON VTG SHS	16,400	shares	711,220
TEMENOS GROUP AG	14,620	shares	608,710
TEMPLE-INLAND INC	13,925	shares	295,767
TEMPUR PEDIC INTL INC	25,686	shares	1,028,981
TENCENT HOLDINGS LIMITED	203,283	shares	4,417,433
TENET HEALTHCARE CORP	71,208	shares	476,382
TENNANT CO	2,453	shares	94,220
TENNECO INC	7,719	shares	317,714
TERADATA CORP	71,766	shares	2,953,889
TERADYNE INC	434,804	shares	6,104,648
TEREX CORP	14,066	shares	436,609
TERNA SPA	34,241	shares	144,665
TERREMARK WORLDWIDE INC	8,487	shares	109,907
TERRENO REALTY CORP	885	shares	15,868
TERRITORIAL BANCORP INC	1,580	shares	31,458
TERUMO CORP	3,300	shares	185,692
TESCO PLC	648,748	shares	4,301,613
TESLA MOTORS INC	1,928	shares	51,343
TESORO CORP	20,996	shares	389,266
TESSERA TECHNOLOGIES INC	6,518	shares	144,374
TETRA TECH INC	7,977	shares	199,904
TETRA TECHNOLOGIES INC	9,840	shares	116,801
TEVA PHARMACEUTICAL IND ADR	175,771	shares	9,162,942
TEXAS CAPITAL BANCSHARES INC	141,950	shares	3,019,277
TEXAS INDUSTRIES INC	3,592	shares	164,442
TEXAS INSTRUMENTS INC	234,228	shares	7,612,410
TEXAS ROADHOUSE INC	7,508	shares	128,912
TEXTRON INC	62,540	shares	1,478,446
TFS FINANCIAL CORP	10,354	shares	93,393
TGS NOPEC GEOPHYSICAL CO ASA	4,183	shares	94,417
THE JONES GROUP INC	11,260	shares	174,980
THERAVANCE INC	8,239	shares	206,552

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
THERMO FISHER SCIENTIFIC INC	137,673	shares	$7,621,577
THOMAS & BETTS CORP	6,693	shares	323,272
THOMAS COOK GROUP PLC	79,700	shares	235,880
THOMAS PROPERTIES GROUP INC	3,977	shares	16,783
THOR INDUSTRIES INC	180,879	shares	6,142,651
THORATEC CORP	7,552	shares	213,873
THQ INC	8,776	shares	53,183
THYSSEN KRUPP AG	25,800	shares	1,068,815
TIBCO SOFTWARE INC	21,566	shares	425,066
TICC CAPITAL CORP	4,023	shares	45,098
TIDEWATER INC	6,639	shares	357,444
TIER TECHNOLOGIES INC CL B	2,345	shares	14,047
TIETO OYJ	3,436	shares	65,050
TIFFANY & CO	172,561	shares	10,745,373
TIMBERLAND CO CL A	4,986	shares	122,606
TIME WARNER CABLE	91,762	shares	6,059,045
TIME WARNER INC	198,799	shares	6,395,364
TIMKEN CO	10,409	shares	496,822
TINGYI (CAYMAN ISL) HLDG CORP	110,000	shares	281,634
TITAN INTERNATIONAL INC	4,566	shares	89,220
TITAN MACHINERY INC	1,706	shares	32,926
TITANIUM METALS CORP	51,922	shares	892,020
TIVO INC	15,091	shares	130,235
TJX COMPANIES INC NEW	58,047	shares	2,576,706
TNS INC	3,385	shares	70,408
TODD SHIPYARDS CORP	635	shares	14,218
TOHO ZINC CO LTD	13,000	shares	69,310
TOKAI RIKA DENKI CO LTD	5,100	shares	96,392
TOKIO MARINE HOLDINGS INC	7,300	shares	218,151
TOKYO ELECTRIC POWER CO	52,800	shares	1,289,200
TOKYO ELECTRON LTD	4,900	shares	310,115
TOKYO GAS CO LTD	187,000	shares	828,911
TOKYO STEEL MFG CO LTD	12,700	shares	138,548
TOKYO TATEMONO CO	41,000	shares	189,817
TOLL BROTHERS INC	18,640	shares	354,160
TOLLGRADE COMMUNICATIONS INC	1,354	shares	12,565
TOMOTHERAPY INC	6,991	shares	25,238
TOMPKINS FINANCIAL CORP	1,068	shares	41,823
TONEN GENERAL SEKIYU KK	11,000	shares	120,273

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
TOOTSIE ROLL INDUSTRIES INC	3,158	shares	$91,487
TORCHMARK CORP	11,740	shares	701,348
TOREADOR RESOURCES CORP	2,962	shares	45,970
TORO CO	4,044	shares	249,272
TORONTO-DOMINION BANK	4,200	shares	312,694
TOSHIBA CORP	153,000	shares	832,679
TOSOH CORP	54,000	shares	175,534
TOTAL SA (FRAN)	61,514	shares	3,260,983
TOTAL SYS SVCS INC	23,939	shares	368,182
TOWER BANCORP INC	914	shares	20,145
TOWER GROUP INC	5,364	shares	137,211
TOWERS WATSON & CO CL A	5,850	shares	304,551
TOWERSTREAM CORPORATION	4,324	shares	17,555
TOWN SPORTS INTL HLDGS INC	2,927	shares	11,884
TOWNE BANK	3,142	shares	49,926
TOYO ENGINEERING CORP	12,000	shares	46,543
TOYOTA MOTOR CORP	55,400	shares	2,196,491
TOYOTA TSUSHO CORP	11,000	shares	193,683
TPC GROUP INC	2,028	shares	61,489
TRACTOR SUPPLY CO.	9,417	shares	456,630
TRADESTATION GROUP INC	5,164	shares	34,857
TRANSACT TECHNOLOGIES INC	1,215	shares	11,385
TRANSATLANTIC HOLDINGS INC	8,168	shares	421,632
TRANSCEND SERVICES INC	1,179	shares	23,097
TRANSDIGM GROUP INC	83,055	shares	5,980,791
TRANSOCEAN LTD (SWISS)	3,998	shares	274,079
TRAVELERS COMPANIES INC	67,323	shares	3,750,564
TRAVELZOO INC	722	shares	29,761
TRAVIS PERKINS PLC	8,219	shares	135,666
TREDEGAR CORP	2,962	shares	57,404
TREEHOUSE FOODS INC	4,572	shares	233,583
TRELLEBORG AB SER B	11,247	shares	119,011
TREND MICRO INC	40,900	shares	1,350,156
TREX CO INC	1,677	shares	40,181
TRIANGLE CAPITAL CORP	1,923	shares	36,537
TRIANGLE PETROLEUM CORP	2,700	shares	17,550
TRICO BANCSHARES	1,229	shares	19,848
TRIDENT MICROSYSTEMS INC	22,844	shares	40,662

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
TRIMAS CORP	3,608	shares	$73,820
TRIMBLE NAVIGATION LTD	36,648	shares	1,463,355
TRINITY INDUSTRIES INC	10,301	shares	274,110
TRIPLE-S MANAGEMENT CORP CL B	2,560	shares	48,845
TRIQUINT SEMICONDUCTOR INC	20,545	shares	240,171
TRIUMPH GROUP INC	2,125	shares	189,996
TRUE RELIGION APPAREL INC	3,288	shares	73,191
TRUEBLUE INC	199,290	shares	3,585,227
TRUSTCO BANK CORP NY	9,962	shares	63,159
TRUSTMARK CORP	7,344	shares	182,425
TRW AUTOMOTIVE HLDGS CORP	10,838	shares	571,163
TSUGAMI CORP	5,000	shares	35,461
TTM TECHNOLOGIES INC	5,585	shares	83,272
TUESDAY MORNING CORP	4,725	shares	24,948
TUI TRAVEL PLC	83,100	shares	319,195
TUPPERWARE BRANDS CORP	8,156	shares	388,797
TURKIYE GARANTI BANKASI AS	92,400	shares	468,622
TUTOR PERINI CORP	3,284	shares	70,310
TW TELECOM INC	19,542	shares	333,191
TWIN DISC INC	1,096	shares	32,727
TYCO INTL LTD	71,781	shares	2,974,605
TYLER TECHNOLOGIES INC	3,250	shares	67,470
TYSON FOODS INC CL A	43,706	shares	752,617
U S GLOBAL INVS INC CL A	1,330	shares	10,813
U STORE IT TRUST	10,651	shares	101,504
UBS AG (REGD)	158,972	shares	2,611,816
UBS AG REG (USA)	89,387	shares	1,472,204
UDR INC	70,825	shares	1,665,804
UGI CORP NEW	33,237	shares	1,049,624
UIL HLDG CORP	6,514	shares	195,159
ULTA SALON COSMETICS & FRG INC	4,342	shares	147,628
ULTIMATE SOFTWARE GROUP INC	3,242	shares	157,658
ULTRA CLEAN HOLDINGS INC	2,837	shares	26,412
ULTRA PETROLEUM CORP	46,860	shares	2,238,502
ULTRALIFE CORP	1,492	shares	9,862
ULTRATECH INC	3,154	shares	62,702
UMB FINANCIAL CORP	3,862	shares	159,964
UMH PROPERTIES INC	1,460	shares	14,892
UMICORE SA	1,882	shares	97,932

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
UMPQUA HOLDINGS CORP	14,793	shares	$180,179
UNDER ARMOUR INC CL A	4,545	shares	249,248
UNICHARM CORP	1,800	shares	71,588
UNIBAIL-RODAMCO	28,049	shares	5,550,224
UNICREDIT SPA	877,616	shares	1,816,381
UNIFI INC	1,995	shares	33,775
UNIFIRST CORP	1,895	shares	104,320
UNILEVER PLC ORD	215,713	shares	6,606,371
UNION DRILLING INC	2,246	shares	16,351
UNION FIRST MARKET BANKSHARES	2,144	shares	31,688
UNION PACIFIC CORP	141,101	shares	13,074,419
UNISOURCE ENERGY CORP	4,706	shares	168,663
UNISYS CORP NEW	4,735	shares	122,589
UNIT CORP	5,134	shares	238,628
UNITE GROUP PLC	120,928	shares	366,200
UNITED BANKSHARES INC. W VA.	4,956	shares	144,715
UNITED COMMUNITY BANKS GA	12,205	shares	23,800
UNITED CONTINENTAL HLDGS INC	83,353	shares	1,985,468
UNITED FINL BANCORP INC	1,854	shares	28,311
UNITED FIRE & CASUALTY CO	2,744	shares	61,246
UNITED NATURAL FOODS INC	111,522	shares	4,090,627
UNITED ONLINE INC	11,104	shares	73,286
UNITED PARCEL SERVICE INC CL B	256,364	shares	18,606,899
UNITED RENTALS INC	7,818	shares	177,860
UNITED STATES CELLULAR CORP	1,993	shares	99,530
UNITED STATES LIME & MIN INC	364	shares	15,335
UNITED STATES STEEL CORP	21,062	shares	1,230,442
UNITED STATIONERS INC	2,990	shares	190,792
UNITED TECHNOLOGIES CORP	283,887	shares	22,347,585
UNITED THERAPEUTICS CORP DEL	16,630	shares	1,051,349
UNITED URBAN INVESTMENT CORP	288	shares	368,090
UNITED UTILITIES GROUP PLC	9,741	shares	89,969
UNITEDHEALTH GROUP INC	325,945	shares	11,769,874
UNITIL CORP	1,405	shares	31,950
UNITRIN INC	6,429	shares	157,768
UNIVERSAL AMERICAN CORP	6,436	shares	131,616
UNIVERSAL CORP	3,073	shares	125,071
UNIVERSAL DISPLAY CORP	4,180	shares	128,117
UNIVERSAL ELECTRONICS INC	1,917	shares	54,385

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
UNIVERSAL FOREST PRODUCTS INC	2,492	shares	$96,939
UNIVERSAL HEALTH REALTY TRUST	1,614	shares	58,959
UNIVERSAL HEALTH SVCS INC CL B	12,563	shares	545,485
UNIVERSAL INSURANCE HLDGS INC	2,631	shares	12,813
UNIVERSAL STAINLESS & ALLOY	877	shares	27,433
UNIVERSAL TECH INST INC	2,697	shares	59,388
UNIVERSAL TRUCKLOAD SVCS INC	762	shares	12,131
UNIVEST CORP PA	2,150	shares	41,216
UNUM GROUP	137,211	shares	3,323,250
UNY CO LTD	14,500	shares	146,580
UPM KYMMENE CORP	8,412	shares	148,683
UQM TECHNOLOGIES INC	4,672	shares	10,699
URANIUM ENERGY CORP	7,859	shares	47,468
URANIUM RESOURCES INC	11,946	shares	40,616
URBAN OUTFITTERS	83,075	shares	2,974,916
UROPLASTY INC	2,651	shares	10,657
URS CORP NEW	33,314	shares	1,386,196
URSTADT BIDDLE PPTYS INC CL A	2,986	shares	58,078
US AIRWAYS GROUP INC	20,864	shares	208,849
US AUTO PARTS NETWORK INC	1,689	shares	14,188
US BANCORP DEL	380,282	shares	10,256,206
US ENERGY CORP WYO	3,468	shares	21,085
US GEOTHERMAL INC	10,159	shares	11,886
US GOLD CORP	11,888	shares	95,936
US PHYSICAL THERAPY INC	1,504	shares	29,809
USA MOBILITY INC	2,850	shares	50,645
USA TRUCK INC	43,664	shares	577,675
USANA HEALTH SCIENCES INC	937	shares	40,713
USEC INC	14,781	shares	88,982
USG CORP NEW	10,669	shares	179,559
USS CO LTD	1,330	shares	108,739
UTAH MEDICAL PRODUCTS INC	420	shares	11,201
UTI WORLDWIDE INC	288,047	shares	6,106,596
UTSTARCOM INC	15,181	shares	31,273
V F CORP	12,726	shares	1,096,727
VAALCO ENERGY INC	7,288	shares	52,182
VAIL RESORTS INC	4,646	shares	241,778
VALASSIS COMMUNICATIONS INC	6,353	shares	205,520
VALE SA ADR	39,000	shares	1,348,230

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
VALE SA ADR	46,900	shares	$1,417,318
VALENCE TECHNOLOGY INC	10,461	shares	17,574
VALEO SA	837	shares	47,521
VALERO ENERGY CORP	83,040	shares	1,919,885
VALIDUS HOLDING	13,337	shares	408,246
VALLEY NATL BANCORP	20,832	shares	297,898
VALMONT INDUSTRIES INC	2,757	shares	244,629
VALSPAR CORP	12,719	shares	438,551
VALUECLICK INC	10,429	shares	167,177
VALUEVISION MEDIA INC CL A	3,389	shares	20,707
VANDA PHARMACEUTICALS INC	3,617	shares	34,217
VANTAGE DRILLING CO	25,394	shares	51,550
VARIAN MEDICAL SYSTEMS INC	17,450	shares	1,208,936
VARIAN SEMICONDCT EQP ASSC INC	151,337	shares	5,594,929
VASCO DATA SECURITY INTL INC	3,646	shares	29,642
VASCULAR SOLUTIONS INC	2,173	shares	25,468
VASTNED RETAIL NV	518	shares	36,000
VCA ANTECH INC	11,131	shares	259,241
VECTOR GROUP LTD	7,063	shares	122,331
VECTREN CORP	10,546	shares	267,657
VEECO INSTRUMENT	5,154	shares	221,416
VENOCO INC	2,690	shares	49,631
VENTAS INC REIT	50,609	shares	2,655,960
VENTURE CORP LTD	13,000	shares	93,809
VEOLIA ENVIRONNEMENT	5,183	shares	151,552
VERA BRADLEY INC	1,413	shares	46,629
VERIFONE SYSTEMS INC	29,623	shares	1,142,263
VERINT SYSTEMS INC	15,382	shares	487,609
VERISIGN INC	63,261	shares	2,066,737
VERISK ANALYTICS INC	18,913	shares	644,555
VERIZON COMMUNICATIONS INC	414,571	shares	14,833,350
VERTEX PHARMACEUTICALS INC	135,598	shares	4,749,998
VESTAS WIND SYSTEMS AS	24,565	shares	775,890
VIACOM INC CL B	179,260	shares	7,100,489
VIAD CORP	2,608	shares	66,426
VIASAT INC	5,303	shares	235,506
VICAL INC	9,203	shares	18,590
VICOR CORPORATION	2,533	shares	41,541
VIENNA INSURANCE GROUP AG WIEN	1,810	shares	94,125

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
VIEWPOINT FINANCIAL GROUP	1,935	shares	$22,620
VILLAGE SUPER MKT INC CL A NEW	900	shares	29,700
VIRGINIA COMMERCE BANCORP INC	2,799	shares	17,298
VIRNETX HLDG CORP	4,290	shares	63,707
VIROPHARMA INC	10,072	shares	174,447
VIRTUS INVESTMENT PARTNERS	809	shares	36,704
VIRTUSA CORP	1,846	shares	30,201
VISA INC CL A	204,096	shares	14,364,276
VISHAY INTERTECHNOLOGY INC	21,302	shares	312,713
VISHAY PRECISION GROUP INC	1,722	shares	32,442
VITAL IMAGES INC	1,811	shares	25,318
VITAMIN SHOPPE INC	2,379	shares	80,030
VITRAN CORP INC	27,810	shares	364,867
VIVENDI	82,110	shares	2,217,578
VIVUS INC	10,483	shares	98,226
VMWARE INC CL A	132,302	shares	11,762,971
VOCUS INC	2,133	shares	58,999
VODAFONE GROUP PLC	1,362,451	shares	3,524,291
VODAFONE GROUP PLC SPON ADR	131,786	shares	3,483,104
VOESTALPINE AG	2,223	shares	105,957
VOLCANO CORP	6,600	shares	180,246
VOLCOM INC	2,207	shares	41,646
VOLT INFO SCIENCES INC	1,534	shares	13,269
VOLTERRA SEMICONDUCTOR CORP	3,471	shares	80,388
VOLVO AB SER B	13,344	shares	235,335
VONAGE HOLDINGS CORP	15,934	shares	35,692
VORNADO REALTY TRUST	79,912	shares	6,659,067
VSE CORP	534	shares	17,633
VULCAN MATERIALS CO	18,830	shares	835,299
W&T OFFSHORE INC	4,530	shares	80,951
WABASH NATIONAL CORP	8,821	shares	104,529
WABCO HOLDINGS INC	143,846	shares	8,764,537
WABTEC	61,292	shares	3,241,734
WACKER CHEMIE AG	199	shares	34,748
WADDELL & REED FINL INC CL A	11,029	shares	389,213
WAL MART STORES INC	287,318	shares	15,495,060
WALGREEN CO	135,772	shares	5,289,677
WALTER ENERGY INC	16,248	shares	2,077,144
WARNACO GROUP INC	17,717	shares	975,675

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
WARNER MUSIC GROUP CORP	7,994	shares	$45,006
WARREN RESOURCES INC	9,195	shares	41,561
WARTSILA	1,467	shares	111,995
WASHINGTON BKG CO OAK HBR WASH	1,978	shares	27,118
WASHINGTON FEDERAL INC	147,233	shares	2,491,182
WASHINGTON POST CO CL B	805	shares	353,798
WASHINGTON REAL ESTATE IVST TR	8,278	shares	256,535
WASHINGTON TR BANCORP INC	2,084	shares	45,598
WASTE CONNECTIONS INC	14,871	shares	409,399
WASTE MANAGEMENT INC	69,781	shares	2,572,825
WATERS CORP	13,394	shares	1,040,848
WATSCO INC	12,978	shares	818,652
WATSON PHARMACEUTICALS INC	45,868	shares	2,369,082
WATTS WATER TECH INC CL A	71,579	shares	2,619,076
WAUSAU PAPER CORP	6,332	shares	54,519
WAVE SYSTEMS CORP CL A	10,483	shares	41,303
WD 40 CO	2,161	shares	87,045
WEB.COM GROUP INC	3,472	shares	29,338
WEBMD HEALTH CORPORATION	6,322	shares	322,801
WEBSENSE INC	5,394	shares	109,229
WEBSTER FINANCIAL	9,462	shares	186,401
WEIGHT WATCHERS INTL INC	4,284	shares	160,607
WEINGARTEN REALTY INVS REIT	15,553	shares	369,539
WEIR GROUP PLC	4,403	shares	122,274
WEIS MARKETS INC	1,424	shares	57,430
WELLCARE HEALTH PLANS INC	5,494	shares	166,029
WELLPOINT INC	76,906	shares	4,372,875
WELLS FARGO	1,258,530	shares	39,098,746
WENDEL	1,794	shares	165,286
WENDYS/ ARBYS GROUP INC	41,572	shares	192,063
WERELDHAVE NV	1,147	shares	112,040
WERNER ENTERPRISES INC	65,422	shares	1,478,537
WESBANCO INC	3,434	shares	65,109
WESCO FINANCIAL CORP.	184	shares	67,787
WESCO INTERNATIONAL INC	83,285	shares	4,397,448
WESFARMERS LTD	2,608	shares	85,267
WEST BANCORPORATION INC	2,248	shares	17,512
WEST COAST BANCORP OREGON	12,456	shares	35,126
WEST MARINE INC	1,895	shares	20,049

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
WEST PHARMACEUTICAL SVCS INC	4,301	shares	$177,201
WESTAMERICA BANCORPORATION	3,760	shares	208,567
WESTAR ENERGY INC	14,387	shares	361,977
WESTELL TECHNOLOGIES INC CL A	6,709	shares	21,938
WESTERN ALLIANCE BANCORP	9,055	shares	66,645
WESTERN DIGITAL CORP	33,702	shares	1,142,498
WESTERN REFINING INC	6,501	shares	68,781
WESTERN UNION CO	329,698	shares	6,122,492
WESTFIELD FINL INC NEW	3,287	shares	30,405
WESTFIELD GROUP STAPLED UNIT	560,645	shares	5,487,529
WESTFIELD RETAIL TR STAPLED UT	808,739	shares	2,123,562
WESTLAKE CHEMICAL CORP	2,563	shares	111,414
WESTMORELAND COAL CO	1,437	shares	17,158
WESTWOOD HOLDINGS GROUP INC	742	shares	29,650
WET SEAL INC CL A	13,141	shares	48,622
WETHERSPOON (JD) PLC	3,214	shares	22,564
WEYCO GROUP INC	803	shares	19,665
WEYERHAEUSER CO	78,601	shares	1,487,917
WGL HOLDINGS INC	6,596	shares	235,939
WHARF HOLDINGS LTD	685,700	shares	5,275,633
WHIRLPOOL CORP	11,149	shares	990,366
WHITE MOUNTAINS INS GROUP LTD	954	shares	320,162
WHITING PETROLEUM CORP	55,562	shares	6,511,311
WHITNEY HOLDING CORP	12,483	shares	176,634
WHOLE FOODS MARKET INC	190,372	shares	9,630,919
WHX CORP	1,038	shares	13,473
WIENERBERGER AG	4,973	shares	95,013
WILEY (JOHN) & SONS INC CL A	75,993	shares	3,437,923
WILLBROS GROUP INC	6,182	shares	60,707
WILLIAM HILL PLC	52,108	shares	138,773
WILLIAMS CLAYTON ENERGY INC	769	shares	64,573
WILLIAMS COMPANIES INC	85,762	shares	2,120,037
WILLIAMS-SONOMA INC	13,711	shares	489,346
WILMAR INTERNATIONAL LTD	39,000	shares	171,105
WILMINGTON TRUST CORP (DE)	11,816	shares	51,281
WILSHIRE BANCORP INC	2,514	shares	19,157
WINDSTREAM CORP	70,939	shares	988,890
WING HANG BANK LTD	9,500	shares	131,393
WINMARK CORP	408	shares	13,725

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
WINN DIXIE STORES INC	7,171	shares	$51,416
WINNEBAGO INDUSTRIES INC	3,761	shares	57,167
WINTHROP REALTY TRUST NEW	11,932	shares	152,610
WINTRUST FINANCIAL CORP	4,439	shares	146,620
WISCONSIN ENERGY CORP	17,144	shares	1,009,096
WMS INDUSTRIES INC	95,059	shares	4,300,469
WOLSELEY PLC	5,428	shares	173,265
WOLTERS KLUWER NV	43,031	shares	943,532
WOLVERINE WORLD WIDE INC	6,307	shares	201,067
WOODSIDE PETROLEUM LTD	5,579	shares	242,595
WOODWARD GOVERNOR CO.	27,440	shares	1,030,646
WOOLWORTHS LTD (AUSTRALIA)	19,541	shares	538,457
WORLD ACCEPTANCE CORP	2,021	shares	106,709
WORLD FUEL SERVICES CORP	8,926	shares	322,764
WORLD WRESTLING ENTMT CL A	3,246	shares	46,223
WORTHINGTON INDUSTRIES INC	7,173	shares	131,983
WPP PLC	5,813	shares	71,601
WRIGHT EXPRESS CORP	126,345	shares	5,811,870
WRIGHT MED GROUP INC	5,062	shares	78,613
WSFS FINANCIAL CORP	680	shares	32,259
WYNDHAM WORLDWIDE CORP	25,661	shares	768,804
WYNN RESORTS LTD	14,739	shares	1,530,498
XCEL ENERGY INC	67,479	shares	1,589,130
XENOPORT INC	3,947	shares	33,628
XERIUM TECHNOLOGIES INC	1,934	shares	30,847
XEROX CORP	203,444	shares	2,343,675
XILINX INC	38,001	shares	1,101,269
XL GROUP PLC	47,404	shares	1,034,355
XOMA LTD	2,761	shares	14,164
X-RITE INC	5,192	shares	23,727
XSTRATA PLC	132,963	shares	3,123,043
YAHOO INC	191,170	shares	3,179,157
YAHOO JAPAN CORP	5,475	shares	2,123,530
YAMADA DENKI CO LTD	23,430	shares	1,598,254
YAMATO KOGYO CO LTD	2,600	shares	78,594
YANGZIJIANG SHIPBLDG HLDGS LTD	48,000	shares	73,314
YELLOW MEDIA INC	7,300	shares	45,383
YORK WATER CO	1,634	shares	28,252
YOUNG INNOVATIONS INC	720	shares	23,047

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Common stock (continued):
YRC WORLDWIDE INC	6,114	shares	$22,744
YUE YUEN INDUSTRIAL HLDGS LTD	124,500	shares	447,703
YUM BRANDS INC	68,722	shares	3,370,814
ZAGG INC	2,017	shares	15,370
ZALE CORP	2,986	shares	12,720
ZALICUS INC	11,499	shares	18,168
ZEBRA TECHNOLOGIES CORP CL A	7,301	shares	277,365
ZEON CORP	53,000	shares	443,760
ZEP INC	2,810	shares	55,863
ZIMMER HOLDINGS INC	28,957	shares	1,554,412
ZION OIL & GAS INC	2,712	shares	12,963
ZIONS BANCORP	26,099	shares	632,379
ZIOPHARM ONCOLOGY INC	6,272	shares	29,228
ZIX CORP	6,868	shares	29,326
ZOLL MEDICAL CORP	2,778	shares	103,425
ZOLTEK COS INC	3,599	shares	41,568
ZORAN CORP	6,415	shares	56,452
ZUMIEZ INC	2,688	shares	72,227
ZYGO CORPORATION	2,266	shares	27,645
			5,011,627,333

Preferred stock:
CITIGROUP CAP XIII 7.875% PFD	21,400	shares	575,874
HENKEL AG & CO KGAA PREF	2,587	shares	160,956
ITALCEMENTI SPA NON CV RISP	3,775	shares	17,564
PORSCHE AUTO HLDG NON-VTG PFD	4,250	shares	339,003
PROSIEBEN SAT.1 MEDIA AG PFD	5,578	shares	167,800
TELECOM ITALIA SPA RISP	722,146	shares	783,994
VOLKSWAGEN AG PFD	1,682	shares	273,008
			2,318,199

Common/collective trusts:
BTC ACWI XUS INDEX FUND	18,861,087	units	358,549,258
BTC US DEBT INDEX FUND CL F	15,717,580	units	389,324,468
INVESTEC GDR FD	202,020	units	25,000,000
LAZARD EMERG MKTS COLL TR CL C	16,987,266	units	291,331,604
SEI FINANCIAL MANAGEMENT	111,685,102	units	109,898,140
			1,174,103,470

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Corporate debt:
AEGON NV GLBL	$1,905,000 principal, 4.75%, due 6/1/13	$1,994,000
AID	$200,000 principal, 5.5%, due 9/18/33	222,140
AIG INTL	$100,000 principal, 6.25%, due 5/1/36	95,982
AIG INTL	$100,000 principal, 8.175%, due 5/15/68	106,481
AIG INTL	$725,000 principal, 8.25%, due 8/15/18	835,248
ALABAMA POWER	$100,000 principal, 6.125%, due 5/15/38	110,278
ALTRIA GROUP INC	$200,000 principal, 9.95%, due 11/10/38	281,826
AMERADA HESS CO	$100,000 principal, 7.3%, due 8/15/31	119,931
AMERICA MOVIL	$200,000 principal, 6.125%, due 11/15/37	213,697
AMERICA MOVL	$100,000 principal, 6.125%, due 3/30/40	106,048
AMGEN	$100,000 principal, 6.9%, due 6/1/38	121,320
AMGEN INC	$100,000 principal, 6.375%, due 6/1/37	114,399
ANADARKO FIN	$100,000 principal, 7.5%, due 5/1/31	110,575
ANADARKO MTN	$300,000 principal, 6.2%, due 3/15/40	292,855
ANHEUSER BUSC	$100,000 principal, 8.2%, due 1/15/39	135,660
ANHEUSER BUSCH	$100,000 principal, 6.375%, due 1/15/40	114,531
AOL TIME WARNER	$2,050,000 principal, 7.625%, due 4/15/31	2,492,150
AOL TIME WARNER	$725,000 principal, 7.7%, due 5/1/32	885,001
APPALACHIAN PWR	$240,000 principal, 6.7%, due 8/15/37	260,452
ASTRAZENECA PLC	$110,000 principal, 6.45%, due 9/15/37	130,593
AT&T BROAD GLBL	$200,000 principal, 9.455%, due 11/15/22	276,716
AT&T CORP	$1,150,000 principal, 8/8.5%, due 11/15/31	1,445,419
AT&T CORP	$4,000 principal, 8/8.5%, due 11/15/31	5,028
AT&T INC	$1,900,000 principal, 2.5%, due 8/15/15	1,893,323
AT&T INC	$213,000 principal, 5.35% due 9/1/40	200,319
AT&T INC	$700,000 principal, 6.5%, due 9/1/37	754,916
AT&T INC	$125,000 principal, 6.55%, due 2/15/39	136,057
BAC CAP TR XI	$800,000 principal, 6.625%, due 5/23/36	760,270
BANCO BRASIL	$100,000 principal, 6%, due 1/22/20	107,471
BANCO NACIONAL	$100,000 principal, 5.5%, due 7/12/20	102,250
BANCO SANTAND	$2,200,000 principal, 4.5%, due 4/6/15	2,244,145
BANK AMER GMTN	$4,890,000 principal, 7.375%, due 5/15/14	5,435,626
BANK AMER NA	$1,040,000 principal, 5.3%, due 3/15/17	1,053,970
BANK AMER NA	$40,000 principal, 6%, due 10/15/36	37,748
BANK OF AMER MTN	$2,375,000 principal, 7.625%, due 6/1/19	2,734,658
BANK OF AMER	$1,150,000 principal, 5.625%, due 7/1/20	1,172,416
BANK ONE CAP III	$160,000 principal, 8.75%, due 9/1/30	189,610
BARCLAYS BK	$80,000 principal, 10.179%, due 6/12/21	97,920
BARCLAYS MTN	$2,416,000 principal, 2.5%, due 1/23/13	2,455,224

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Corporate debt (continued):
BARCLAYS MTN	$2,550,000 principal, 5.125%, due 1/8/20	$2,604,205
BARRICK GOLD	$10,000 principal, 5.8%, due 11/15/34	10,141
BARRICK PD AUST	$100,000 principal, 5.95%, due 10/15/39	105,886
BHP BILLITON FIN	$650,000 principal, 5.5%, due 4/1/14	719,310
BM&F BOVESP MTN	$100,000 principal, 5.5%, due 7/16/20	101,756
BNSF RAILWAY CO	$1,045,999 principal, 5.996%, due 4/1/24	1,167,203
BOSTON PPTY CV	$275,000 principal, 2.875%, due 2/15/37	279,125
BOSTON PPTY LTD	$490,000 principal, 5%, due 6/1/15	525,472
BOSTON PPTY LTD	$1,100,000 principal, 5.625%, due 4/15/15	1,202,827
BOSTON PPTY LTD	$407,000 principal, 6.25%, due 1/15/13	443,788
BOSTON PT LTD MTN	$200,000 principal, 5.875%, due 10/15/19	216,890
BOSTON SCIENTIFIC	$250,000 principal, 6%, due 1/15/20	260,600
BOSTON SCIENTIFIC	$850,000 principal, 5.45%, due 6/15/14	902,119
BOSTON SCIENTIFIC	$1,225,000 principal, 6.4%, due 6/15/16	1,311,311
BRFKREDIT	$600,000 principal, 0.55313%, due 4/15/13	599,855
BURLINGTON 00-1	$79,719 principal, 8.251%, due 1/15/21	96,835
BURLINGTON NO 99-2	$282,216 principal, 7.57%, due 1/2/21	342,380
BURLINGTON NOR MTN	$700,000 principal, 4.7%, due 10/1/19	731,585
BURLINGTON NOR	$200,000 principal, 4.3%, due 7/1/13	214,021
BURLINGTON/SANTA	$2,375,000 principal, 4.875%, due 1/15/15	2,585,893
CANADA NATURL RES	$200,000 principal, 6.75%, due 2/1/39	238,752
CAPITAL ONE FIN	$2,475,000 principal, 6.75%, due 9/15/17	2,852,098
CAPITAL ONE FIN	$2,300,000 principal, 7.375%, due 5/23/14	2,617,241
CENOVUS ENERGY	$100,000 principal, 6.75%, due 11/15/39	116,499
CHUBB CORP	$100,000 principal, 6.5%, due 5/15/38	114,052
CIGNA	$735,000 principal, 6.375%, due 10/15/11	766,661
CIGNA	$425,000 principal, 6.15%, due 5/1/19	536,447
CIGNA CORP	$1,475,000 principal, 6.15%, due 11/15/36	1,523,719
CITIGROUP	$3,700,000 principal, 4.75%, due 5/19/15	3,874,259
CITIGROUP	$400,000 principal, 5.875%, due 5/29/37	391,316
CITIGROUP FRN	$1,400,000 principal, 2.285%, due 8/13/13	1,423,667
CITIGROUP INC 3ML + 170	$1,475,000 principal, 2.013%, due 5/15/18	1,403,640
CITIGROUP INC	$2,800,000 principal, 4.587%, due 12/15/15	2,919,025
CITIGROUP INC	$1,775,000 principal, 6.125%, due 11/21/17	1,945,198
CITIGROUP INC MTN	$500,000 principal, 8.5%, due 5/22/19	620,717
CLECO PWR LLC	$100,000 principal, 6%, due 12/1/40	97,672
COMCAST CORP	$1,375,000 principal, 5.9%, due 3/15/16	1,539,355
COMCAST CORP	$300,000 principal, 6.3%, due 11/15/17	343,484
COMCAST CORP	$100,000 principal, 6.55%, due 7/1/39	108,753
COMCAST CORP	$30,000 principal, 6.95%, due 8/15/37	33,932

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Corporate debt (continued):
COMCAST CORP GLB	$125,000 principal, 5.875%, due 2/15/18	$138,780
COMCAST CORP MTN	$200,000 principal, 6.4%, due 3/1/40	214,373
CONSOLIDAT EDISON	$200,000 principal, 6.75%, due 4/1/38	238,233
COVIDIEN INT	$500,000 principal, 6%, due 10/15/17	568,254
COX COM INC	$1,000,000 principal, 9.375%, due 1/15/19	1,307,958
COX COMMUN INC	$1,675,000 principal, 5.875%, due 12/1/16	1,874,206
COX COMMUN INC	$405,000 principal, 5.5%, due 10/1/15	445,614
COX COMMUNICATION INC	$200,000 principal, 6.45%, due 12/1/36	213,111
COX COMMUNICATION INC	$2,925,000 principal, 5.45%, due 12/15/14	3,220,062
CSN RESOURCES SA	$200,000 principal, 6.5%, due 7/21/20	209,240
CSX CORP	$230,000 principal, 6.15%, due 5/1/37	247,287
CSX TRANSN	$691,000 principal, 8.375%, due 10/15/14	803,819
CVS CAREM	$196,852 principal, 7.507%, due 1/10/32	225,401
DCAT 08-B A3B 1ML	$45,004 principal, 1.741%, due 9/10/12	45,130
DEUTSCHE TEL GLB	$300,000 principal, 8.75%, due 6/15/30	403,185
DEXIA CR	$800,000 principal, 0.553%, due 1/12/12	796,746
DOW CHEMICAL	$650,000 principal, 7.375%, due 11/1/29	781,379
DOW CHEMICAL	$1,600,000 principal, 8.55%, due 5/15/19	2,005,197
DOW CHEMICAL	$550,000 principal, 9.4%, due 5/15/39	798,286
DOW CHEMICAL COMPANY	$275,000 principal, 5.7%, due 5/15/18	297,475
DOW CHEMICAL MTN	$1,678,000 principal, 5.9%, due 2/15/15	1,857,872
DUKE ENERGY CAR	$100,000 principal, 6.05%, due 4/15/38	111,819
EDF SA	$100,000 principal, 6.95%, due 1/26/39	116,130
ENBRIDGE ENERGY	$100,000 principal, 7.5%, due 4/15/38	119,987
ENCANA CORP	$200,000 principal, 6.5%, due 8/15/34	218,382
ENERGY TRAN PTNR	$100,000 principal, 6.625%, due 10/15/36	105,422
ENTERPRISE PRODS	$10,000 principal, 5.75%, due 3/1/35	9,871
FED DEPT ST	$525,000 principal, 6.9%, due 4/1/29	515,812
FEDERATED RETL HLD	$350,000 principal, 5.9%, due 12/1/16	373,625
FEDERATED RTL	$200,000 principal, 6.375%, due 3/15/37	196,000
FEDEX CORP	$1,850,000 principal, 7.375%, due 1/15/14	2,121,556
FIRSTENERGY GL	$210,000 principal, 7.375%, due 11/15/31	221,374
FLORIDA PWR & LT	$100,000 principal, 5.95%, due 2/1/38	110,810
FLORIDA PWR	$110,000 principal, 6.35%, due 9/15/37	126,198
FORD MOTORS CREDIT	$5,175,000 principal, 7.25%, due 10/25/11	5,348,601
FORD MTR CR LLC	$1,700,000 principal, 8.7%, due 10/1/14	1,904,000
FORD MTR CR GLB EC	$100,000 principal, 7%, due 10/1/13	107,185
FORD MTR CR LLC	$1,275,000 principal, 5.625%, due 9/15/15	1,319,625
FORD MTR CR LLC	$400,000 principal, 7.8%, due 6/1/12	422,000

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Corporate debt (continued):
FORD MTR CREDIT CO LLC	$100,000 principal, 8%, due 6/1/14	$108,500
FORDMTRCR GLB	$3,125,000 principal, 7.375%, due 2/1/11	3,134,341
FORDO 2008-C A3 1ML	$33,572 principal, 1.675%, due 6/15/12	33,650
FRANCE TELECOM STEP	$200,000 principal, 8.5%, due 3/1/31	271,298
GAZ CAP SA LU 144A	$1,100,000 principal, 5.092%, due 11/29/15	1,127,500
GAZ CAP (GAZPROM)	$100,000 principal, 6.51%, due 3/7/22	102,000
GAZ CAPITAL SA	$100,000 principal, 9.25%, due 4/23/19	122,880
GE CAP CORP	$100,000 principal, 6.375%, due 11/15/67	99,000
GE CAP CORP	$200,000 principal, 5.875%, due 1/14/38	207,610
GE CAP MTN	$1,900,000 principal, 3.5%, due 6/28/15	1,933,288
GE CAP MTN	$1,050,000 principal, 5.5%, due 1/8/20	1,122,961
GE CAP MTN SER A	$400,000 principal, 6.75%, due 3/15/32	452,847
GE CAP MTN	$875,000 principal, 5.9%, due 5/13/14	968,414
GE CAP MTN	$100,000 principal, 6.875%, due 1/10/39	115,566
GERDAU TRDE	$100,000 principal, 5.75%, due 1/30/21	100,000
GMAC LLC	$250,000 principal, 6.875%, due 8/28/12	261,575
GMAC LLC MTN	$7,536,000 principal, 6.875%, due 9/15/11	7,734,197
GOLDMAN SACHS	$310,000 principal, 6.125%, due 2/15/33	328,435
GOLDMAN SACHS FRN	$200,000 principal, 0.70313%, due 7/22/15	191,627
GOLDMAN SACHS MTN	$1,700,000 principal, 3.7%, due 8/1/15	1,732,150
GSINC 3ML+50	$300,000 principal, 0.803%, due 1/12/15	290,001
GSINC	$100,000 principal, 6.75%, due 10/1/37	102,240
GSINC FRN	$1,000,000 principal, 0.902%. due 9/29/14	978,226
HBOS PLC	$200,000 principal, 6.75%, due 5/21/18	187,268
HEALTHNET INC	$525,000 principal, 6.375%, due 6/1/17	528,938
HEINZ HJ FIN	$200,000 principal, 7.125%, due 8/1/39	235,184
HEWLETT PACKARD	$3,300,000 principal, 6.125%, due 3/1/14	3,736,996
HSBC BANK USA	$30,000 principal, 5.875%, due 11/1/34	29,719
HSBC BK USA	$1,800,000 principal, 4.625%, due 4/1/14	1,876,770
HSBC HOLDINGS	$850,000 principal, 6.5%, due 5/2/36	887,467
HSBC HOLDINGS	$850,000 principal, 6.5%, due 9/15/37	890,154
HSBC HLDGS PLC	$200,000 principal, 6.8%, due 6/1/38	216,263
ICICI BANK LTD 144	$1,100,000 principal, 6.625%, due 10/3/12	1,176,966
INTL LEASE FIN	$200,000 principal, 6.375%, due 3/25/13	205,000
IRO USD 1Y P	$1,000,000 principal, 2%, due 11/19/12	6,824
IRS USD R 3ML	$3,000,000 principal, 3%, due 6/16/11	36,666
JP MORGAN CH XVII	$925,000 principal, 5.85%, due 8/1/35	873,157
JPMC CAP XXII	$200,000 principal, 6.45%, due 2/2/37	199,220

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Corporate debt (continued):
JPMC CO	$200,000 principal, 6.4%, due 5/15/38	$226,838
JP MORGAN CHASE	$1,800,000 principal, 4.75%, due 5/1/13	1,927,145
JP MORGAN CHASE	$525,000 principal, 4.95%, due 3/25/20	538,949
KAUPTHING MTN	$1,125,000 principal, 7.125%, due 5/19/16	1
KINDER MORGAN	$200,000 principal, 5.8%, due 3/15/35	190,502
KINDER MORGAN EN	$100,000 principal, 6.95%, due 1/15/38	108,660
KRAFT FOODS INC	$595,000 principal, 6.5%, due 2/9/40	666,774
LAFARGE SA	$1,300,000 principal, 5.5%, due 7/9/15	1,350,869
LAFARGE SA	$1,375,000 principal, 6.5%, due 7/15/16	1,464,579
LEH	$100,000 principal, 7.5%, due 5/11/38	10
LIBERTY MEDIA	$90,000 principal, 8.25%, due 2/1/30	87,300
LIBERTY MEDIA	$260,000 principal, 8.5%, due 7/15/29	253,500
LIBERTY MU	$400,000 principal, 7.25%, due 9/1/12	424,493
LLOYDS TSB MTN12/VAR PERP 144A	$100,000 principal, 12%, due 12/31/49	109,250
MACYS RETAIL HL	$750,000 principal, 8.875%, due 7/15/15	877,500
MAY DEPT	$100,000 principal, 6.7%, due 7/15/34	98,125
MAY DEPT STORES	$1,461,000 principal, 6.7%, due 9/15/28	1,402,560
MAY DEPT STORES	$100,000 principal, 6.9%, due 1/15/32	99,750
MAY DEPT STR GLBL	$675,000 principal, 6.65%, due 7/15/24	668,250
MERRILL LYNCH	$100,000 principal, 6.875%, due 4/25/18	109,436
MORGAN STANLEY GLB	$100,000 principal, 6.625%, due 4/1/18	108,477
NBC UNV INC MTN 144A	$200,000 principal, 6.4%, due 4/30/40	212,393
NEWMONT MINING	$200,000 principal, 6.25%, due 10/1/39	217,461
NGPL PIPECO	$300,000 principal, 7.768%, due 12/15/37	313,116
NOKIA CORP	$100,000 principal, 6.625%, due 5/15/39	105,631
NORDSTROM INC	$500,000 principal, 6.95%, due 3/15/28	556,753
NORDSTROM MTN	$1,641,000 principal, 6.75%, due 6/1/14	1,859,822
NORFOLK SOUTHERN	$475,000 principal, 7.7%, due 5/15/17	580,163
NORFOLKS MTN	$175,000 principal, 5.9%, due 6/15/19	198,143
NWSTRN MUT	$100,000 principal, 6.063%, due 3/30/40	110,454
ONEOK PARTNERS	$100,000 principal, 6.85%, due 10/15/37	111,231
ONTARIO PROVINCE	$200,000 principal, 4.4%, due 4/14/20	209,089
PETROBRAS INTL	$200,000 principal, 6.875%, due 1/20/40	208,000
PETROLEOS MEXICANOS	$100,000 principal, 8%, due 5/3/19	120,000
PFIZER	$1,000,000 principal, 4.45%, due 3/15/12	1,043,455
PFIZER	$100,000 principal, 7.2%, due 3/15/39	129,404
PG&E	$310,000 principal, 6.05%, due 3/1/34	339,419
PHILIP MOR INT	$100,000 principal, 6.375%, due 5/16/38	116,069
PHILIPS ELECT	$1,000,000 principal, 4.625%, due 3/11/13	1,066,969

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Corporate debt (continued):
POTASH CORP	$200,000 principal, 5.625%, due 12/1/40	$201,844
PPG INDUSTRS INC	$200,000 principal, 5.5%, due 11/15/40	196,245
PRIDE INTL INC	$200,000 principal, 7.875%, due 8/15/40	216,500
PROGRESS ENERGY	$100,000 principal, 7.75%, due 3/1/31	125,052
PROVIDENT COMPA	$471,000 principal, 7.25%, due 3/15/28	475,501
PROVIDENT COS	$300,000 principal, 7%, due 7/15/18	324,110
PRUDENTIAL FINAN 6.2% 11/15/40	$200,000 principal, 6.2%, due 11/15/40	211,570
RAYTHEON	$1,750,000 principal, 1.625%, due 10/15/15	1,679,048
REED ELSEVIER	$1,420,000 principal, 7.75%, due 1/15/14	1,625,088
REED ELSEVIER C	$1,075,000 principal, 8.625%, due 1/15/19	1,366,747
ROCKIES EXP 144A	$200,000 principal, 6.875%, due 4/15/40	189,753
ROYAL BK OF SCTLD MTN	$550,000 principal, 5.625%, due 8/24/20	546,810
ROYAL BK OF SCTLD 3ML	$200,000 principal, 1.20313%, due 4/23/12	199,998
ROYAL BK SCT 3M	$400,000 principal, 0.554%, due 3/30/12	399,764
SHELL INTL FIN	$1,800,000 principal, 3.1%, due 6/28/15	1,848,508
SHELL INTL FIN	$100,000 principal, 5.5%, due 3/25/40	107,131
SLM CORP MEDIUM	$1,855,000 principal, 8.45%, due 6/15/18	1,928,017
SLM CORP MTN	$375,000 principal, 8%, due 3/25/20	378,750
SLMA 2006-3	$800,000 principal, 0.38313%, due 7/25/19	792,585
SLMA 2007-1A A2 3ML	$178,477 principal, 0.288%, due 1/25/16	178,442
SLMA 2007-2	$2,695,780 principal, 0.30313%, due 7/25/17	2,674,015
SLMA 2008-9	$252,135 principal, 1.80313%, due 4/25/23	261,602
SOUTHERN CAL ED	$100,000 principal, 5.55%, due 1/15/37	104,215
SOUTHERN CAL ED	$130,000 principal, 5.625%, due 2/1/36	136,729
SPRINT CAP CRP	$200,000 principal, 6.875%, due 11/15/38	175,000
SPRINT CAP GLBL	$250,000 principal, 6.9%, due 5/1/19	246,875
SPRINT CAP GLBL	$2,000,000 principal, 7.625%, due 1/30/11	2,005,000
SPRINT NEXTEL	$1,225,000 principal, 6%, due 12/1/16	1,183,656
ST PAUL COMPANIES	$1,310,000 principal, 6.25%, due 6/20/16	1,508,758
STONE STRT TR 144A	$1,500,000 principal, 5.902%, due 12/15/15	1,555,245
TARGET CORP GLB	$100,000 principal, 7%, due 1/15/38	122,594
TEACHERS INS	$100,000 principal, 6.85%, due 12/16/39	117,000
TENN VLY AUTH	$100,000 principal, 4.625%, due 9/15/60	93,535
TIME WARNER CAB	$200,000 principal, 6.75%, due 6/15/39	220,895
TIME WARNER CAB	$825,000 principal, 8.75%, due 2/14/19	1,049,786
TIME WARNER CBL	$300,000 principal, 6.55%, due 5/1/37	321,209
TIME WARNER INC	$2,700,000 principal, 3.15%, due 7/15/15	2,743,249
TIME WARNER INC	$100,000 principal, 6.2%, due 3/15/40	106,305
TIME WARNER MTN	$1,175,000 principal, 8.25%, due 4/1/19	1,459,553

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Corporate debt (continued):
TIME WARNER INC	$200,000 principal, 6.1%, due 7/15/40	$209,857
TRANSCANADA PIPE	$100,000 principal, 7.625%, due 1/15/39	129,307
TRANS-CANADA PL GLB	$200,000 principal, 7.25%, due 8/15/38	248,693
TRANSNEFT	$200,000 principal, 7.7%, due 8/7/13	222,262
TRANSOCEAN INC CV	$100,000 principal, 1.5%, due 12/15/37	96,750
TRAVELERS MTN	$150,000 principal, 5.75%, due 12/15/17	166,778
TRAVELERS PPTY	$1,800,000 principal, 5%, due 3/15/13	1,937,531
UBS AG STAM NT	$100,000 principal, 5.75%, due 4/25/18	108,673
UNION PAC 6 TR	$598,053 principal, 5.866%, due 7/2/30	686,547
UNION PAC CORP	$100,000 principal, 6.15%, due 5/1/37	108,975
UNION PACIFIC	$800,000 principal, 7.875%, due 1/15/19	998,263
UNION PACIFIC 99-A	$240,776 principal, 7.6%, due 1/2/20	284,668
UNION PACIFIC PTC	$770,296 principal, 4.698%, due 1/2/24	792,655
UNION PACIFIC PTC	$271,676 principal, 5.082%, due 1/2/29	283,629
UNUM CORP	$191,000 principal, 6.75%, due 12/15/28	184,247
UNUM GROUP	$135,000 principal, 7.625%, due 3/1/11	136,213
UNUMPROVIDENT	$125,000 principal, 6.85%, due 11/15/15	136,938
US TRSY STRIP CPN	$100,000 principal, 0%, due 5/15/37	29,333
VALE OVERSEAS	$200,000 principal, 6.875%, due 11/10/39	213,532
VERIZON COM INC	$400,000 principal, 6.9%, due 4/15/38	466,541
VERIZON COM INC	$100,000 principal, 7.35%, due 4/1/39	122,998
VERIZON GLBL	$130,000 principal, 5.85%, due 9/15/35	134,467
VIRGINIA ELEC PWR CO	$240,000 principal, 6%, due 5/15/37	261,854
VODAFONE	$200,000 principal, 6.15%, due 2/27/37	214,100
WACHOVIA BK NA	$300,000 principal, 5.85%, due 2/1/37	301,917
WACHOVIA CORP MTN	$550,000 principal, 5.75%, due 2/1/18	610,666
WALMART	$400,000 principal, 6.5%, due 8/15/37	469,939
WELLPOINT INC	$350,000 principal, 7%, due 2/15/19	411,998
WELLPOINT INC	$2,175,000 principal, 5%, due 12/15/14	2,368,153
WELLPOINT INC GLB	$200,000 principal, 5.875%, due 6/15/17	223,560
WELLPOINT GLBL	$1,800,000 principal, 5.25%, due 1/15/16	1,979,158
WELLS FARGO CP XIII	$100,000 principal, 7.7%, due 12/31/49	103,500
WELLS FARGO MTN	$1,500,000 principal, 3.625%, due 4/15/15	1,555,415
WHITE NGT(GAZ)	$100,000 principal, 10.5%, due 3/25/14	118,823
WILLIAMS COS	$200,000 principal, 8.75%, due 3/15/32	244,300
WILLIAMS COS GLB	$200,000 principal, 7.5%, due 1/15/31	224,610
WYETH	$1,075,000 principal, 5.5%, due 2/1/14	1,195,086
WYETH	$100,000 principal, 5.95%, due 4/1/37	110,663
XEROX CORP	$650,000 principal, 6.35%, due 5/15/18	732,709
XEROX CORP	$1,275,000 principal, 6.4%, due 3/15/16	1,453,629

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

Corporate debt (continued):
XEROX CORP	$875,000 principal, 6.75%, due 2/1/17	$1,011,049
XEROX CORP MTN	$2,925,000 principal, 8.25%, due 5/15/14	3,414,264
		202,470,319

U.S. Government securities:
CWALT 2005-81 A1 1ML	$62,047 principal, 0.5295%, due 2/25/37	36,121
ESA 10-ESHA A	$99,840 principal, 2.9505%, due 11/5/27	98,209
FFCB	$600,000 principal, 5.16%, due 3/14/22	680,366
FHLG	$672,948 principal, 5.5%, due 3/1/34	720,974
FHLG	$1,920,028 principal, 6%, due 6/1/38	2,053,605
FHLG	$1,711,208 principal, 6%, due 11/1/37	1,851,113
FHLG	$4,181,500 principal, 6.5%, due 1/1/38	4,627,091
FHLG	$954,024 principal, 6.5%, due 8/1/37	1,055,687
FHLG	$2,123,794 principal, 6.5%, due 8/1/38	2,323,563
FHLG	$1,280,670 principal, 6.5%, due 9/1/37	1,401,133
FHLG	$718,836 principal, 6.5%, due 10/1/37	786,452
FHLG	$1,313,693 principal, 6.5%, due 10/1/38	1,437,263
FHLG	$757,777 principal, 6.5%, due 12/1/31	848,284
FHLG	$1,117,461 principal, 6.5%, due 12/1/32	1,253,880
FHLG	$441,803 principal, 7%, due 8/30/18	495,285
FHLG 15YR	$681,692 principal, 5.5%, due 4/1/22	732,686
FHLG 15YR	$896,850 principal, 5.5%, due 12/1/19	965,620
FHLG 15YR	$12,403,484 principal, 5.5%, due 12/1/24	13,333,900
FHLG 15YR	$1,055,003 principal, 6%, due 2/1/19	1,141,547
FHLG 15YR	$1,639,542 principal, 6%, due 3/1/23	1,777,110
FHLG 15YR	$219,840 principal, 6%, due 11/1/16	237,873
FHLG 15YR	$529,116 principal, 6.5%, due 7/1/16	574,248
FHLG 20YR	$519,854 principal, 5.5%, due 11/1/23	560,062
FHLG 20YR	$637,008 principal, 5.5%, due 5/20/13	686,277
FHLM ARM	$414,528 principal, 2.53%, due 3/1/35	432,890
FHLM ARM	$513,355 principal, 3.142%, due 3/1/36	534,939
FHR	$1,180,769 principal, 7.5%, due 1/20/30	1,334,038
FHR	$1,137,082 principal, 6.5%, due 6/15/32	1,234,167
FICO	$700,000 principal, 0.0%, due 10/6/16	594,749
FICO	$400,000 principal, 0.0%, due 12/27/18	303,969
FNGT	$165,589 principal, 7%, due 12/25/41	187,090
FNGT	$464,699 principal, 6.999%, due 2/19/30	488,728
FNMA #AB1512	$8,999,993 principal, 3.5%, due 9/1/40	8,599,915
FNMA #AE6082	$9,189,716 principal, 3.5%, due 10/1/40	8,781,205

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

U.S. Government securities (continued):
FNMA #AE7626	$6,999,998 principal, 3.5%, due 11/1/40	$6,688,827
FNMA	$4,810,2823 principal, 3.5%, due 12/1/40	4,596,450
FNMA	$13,693,189 principal, 4%, due 1/1/41	13,638,630
FNMA	$1,000,000 principal, 4%, due 7/1/40	996,016
FNMA	$169,259 principal, 4%, due 11/1/40	168,585
FNMA	$9,700,233 principal, 4%, due 12/1/40	9,661,583
FNMA	$6,172,281 principal, 5.5%, due 4/1/37	6,639,783
FNMA	$2,263,721 principal, 5.5%, due 5/1/33	2,435,180
FNMA	$10,907,982 principal, 5.5%, due 6/1/33	11,734,177
FNMA	$4,077,986 principal, 5.5%, due 10/1/36	4,385,588
FNMA	$1,603,397 principal, 6%, due 1/1/39	1,740,813
FNMA	$1,486,679 principal, 6%, due 3/1/37	1,618,041
FNMA	$684,444 principal, 6%, due 4/1/35	755,295
FNMA	$3,352,008 principal, 6%, due 7/1/38	3,639,285
FNMA	$2,080,439 principal, 6%, due 8/1/37	2,291,246
FNMA	$4,239,309 principal, 6%, due 8/1/37	4,659,597
FNMA	$1,422,613 principal, 6%, due 9/1/39	1,544,535
FNMA	$2,321,843 principal, 6%, due 10/1/37	2,492,535
FNMA	$1,874,889 principal, 6%, due 10/1/39	2,035,573
FNMA	$930,725 principal, 6%, due 11/1/23	1,016,659
FNMA	$3,924,893 principal, 6%, due 11/1/38	4,261,269
FNMA	$2,126,033 principal, 6.5%, due 2/1/38	2,332,989
FNMA	$778,615 principal, 6.5%, due 7/1/38	864,140
FNMA	$2,001,813 principal, 6.5%, due 8/1/39	2,221,700
FNMA	$426,071 principal, 6.5%, due 10/1/37	467,546
FNMA	$4,212,767 principal, 6.5%, due 10/1/38	4,675,513
FNMA	$725,463 principal, 6.5%, due 12/1/32	815,475
FNMA	$4,218,581 principal, 7%, due 12/1/38	4,725,470
FNMA	$458,706 principal, 7%, due 3/1/37	514,683
FNMA	$788,880 principal, 7%, due 4/1/32	886,164
FNMA	$1,000,810 principal, 7%, due 4/1/37	1,122,940
FNMA	$1,126,108 principal, 7%, due 8/1/32	1,261,417
FNMA	$853,276 principal, 7%, due 9/1/28	955,802
FNMA	$1,138,889 principal, 7%, due 10/1/37	1,275,733
FNMA 20YR	$684,794 principal, 6%, due 2/1/28	747,548
FNMA 20YR	$600,885 principal, 6%, due 10/1/27	655,950
FNMA 20YR	$747,185 principal, 6.5%, due 3/1/27	834,892
FNMA	$200,000 principal, 0.0%, due 6/1/17	162,389
FNMA	$3,300,000 principal, 0.0%, due 3/23/28	1,427,709
FNMA 10YR	$428,701 principal, 4.751%, due 4/1/13	449,842

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

U.S. Government securities (continued):
FNMA 10YR	$1,002,332 principal, 5.6%, due 12/1/11	$1,027,904
FNMA 10YR	$1,505,037 principal, 5.906%, due 2/1/12	1,550,928
FNMA 10YR	$388,714 principal, 6%, due 7/1/16	422,333
FNMA 10YR	$197,462 principal, 6.03%, due 5/1/11	198,020
FNMA 10YR	$575,389 principal, 6.113%, due 2/1/12	595,947
FNMA 10YR	$796,777 principal, 6.259%, due 9/1/11	803,166
FNMA 15YR	$1,473,014 principal, 5.5%, due 6/1/20	1,586,371
FNMA 15YR	$2,074,527 principal, 5.5%, due 6/1/20	2,241,638
FNMA 15YR	$257,178 principal, 5.5%, due 12/1/18	276,808
FNMA 15YR	$2,603,960 principal, 5.5%, due 3/1/24	2,802,715
FNMA 15YR	$586,000 principal, 6%, due 2/1/19	636,656
FNMA 15YR	$755,390 principal, 6%, due 3/1/18	821,575
FNMA 15YR	$765,954 principal, 6%, due 5/1/18	832,167
FNMA 15YR	$2,364,666 principal, 6%, due 8/1/22	2,574,992
FNMA 15YR	$1,264,275 principal, 6%, due 9/1/19	1,373,565
FNMA 15YR	$2,087,393 principal, 6%, due 9/1/21	2,271,752
FNMA 15YR	$1,842,373 principal, 6%, due 11/1/21	2,007,395
FNMA 15YR	$389,615 principal, 6%, due 12/1/18	423,295
FNMA 15YR	$451,456 principal, 6.5%, due 1/1/18	494,140
FNMA 15YR	$611,683 principal, 6.5%, due 1/1/18	664,710
FNMA 20YR	$1,228,870 principal, 6.5%, due 10/1/26	1,373,118
FNMA 20YR	$913,935 principal, 6.5%, due 2/1/27	1,021,215
FNMA 30YR	$999,844 principal, 6%, due 3/1/36	1,100,068
FNMA	$100,000 principal, 4.6%, due 6/15/18	110,151
FNMA	$1,750,000 principal, 5.375%, due 6/12/17	2,014,917
FNMA	$4,651,629 principal, 6%, due 1/1/39	5,052,469
FNMA	$1,200,000 principal, 6.625%, due 11/15/30	1,514,123
FNMA 7 YR	$99,291 principal, 4.53%, due 12/1/19	103,485
FNMA 7 YR	$484,204 principal, 5.507%, due 4/1/17	530,028
FNMA ARM	$1,389,482 principal, 2.498%, due 5/1/33	1,446,400
FNMA ARM	$1,141,292 principal, 4.489%, due 1/30/15	1,208,698
FNMA ARM	$964,578 principal, 2.674%, due 7/1/35	1,008,173
FNR 2001-66 Z	$1,396,365 principal, 6%, due 11/25/31	1,518,362
FNR 2002-90 A1	$697,436 principal, 6.5%, due 6/25/42	769,958
FNR 2007-114 A6	$100,000 principal, 0.4495%, due 10/27/37	99,825
FNR 2008-40 LD	$3,532,795 principal, 6%, due 3/25/31	3,651,528
FNW 2003-W4	$492,275 principal, 7%, due 10/25/42	575,347
FNW 2004-W2	$417,431 principal, 7.5%, due 3/25/44	464,756
FSPC T-51	$470,962 principal, 6.5%, due 9/25/43	515,735
FSPC T-54	$867,529 principal, 7%, due 2/25/43	963,959

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

U.S. Government securities (continued):
GNR 2010-31	$200,000 principal, 5%, due 3/20/40	$203,294
GSBA	$714,427 principal, 5.36%, due 11/1/26	770,445
GSMPS 2004-4	$502,581 principal, 8%, due 6/25/34	525,008
RFCO	$200,000 principal, 0.0%, due 4/15/29	83,716
RFCO SP	$900,000 principal, 0.0%, due 1/15/30	372,028
RFCO SP	$600,000 principal, 0.0%, due 10/15/20	413,319
RFCO SP	$600,000 principal, 0.0%, due 4/15/30	244,928
RFCO SP	$900,000 principal, 0.0%, due 7/15/19	667,573
SBAP	$714,708 principal, 5.37%, due 10/1/26	772,790
SBAP	$750,700 principal, 5.12%, due 12/1/26	805,441
SBAP 1993-20F 1	$140,613 principal, 6.65%, due 6/1/13	145,651
SBAP 1998-20D	$246,563 principal, 6.15%, due 4/1/18	269,221
SBAP	$74,952 principal, 4.87%, due 12/1/24	80,911
SBAP	$38,783 principal, 4.86%, due 1/1/25	41,271
SBAP	$31,761 principal, 4.84%, due 5/1/25	33,756
SBAP	$583,187 principal, 5.32%, due 4/1/27	630,127
TVA	$200,000 principal, 4.7%, due 7/15/33	198,159
TVA	$100,000 principal, 5.375%, due 4/1/56	107,504
TVA	$900,000 principal, 5.88%, due 4/1/36	1,041,127
USTB	$250,000 principal, 4.25%, due 5/15/39	246,289
USTB	$2,100,000 principal, 4.375%, due 11/15/39	2,111,155
USTB	$600,000 principal, 4.5%, due 8/15/39	616,125
USTB	$200,000 principal, 5.25%, due 11/15/28	229,219
USTB	$3,900,000 principal, 5.5%, due 8/15/28	4,595,296
USTB	$400,000 principal, 6.125%, due 11/15/27	502,500
USTBILL	$154,000 principal, 0.0%, due 5/19/11	153,913
USTBILL	$15,600,000 principal, 0.0%, due 6/16/11	15,587,770
USTBILL	$195,000 principal, 0.0%, due 6/9/11	194,860
USTCOUP	$100,000 principal, 0.0%, due 11/15/32	36,505
USTCOUP	$400,000 principal, 0.0%, due 11/15/38	108,832
USTCOUP	$500,000 principal, 0.0%, due 2/15/21	346,259
USTCOUP	$400,000 principal, 0.0%, due 2/15/26	206,834
USTCOUP	$700,000 principal, 0.0%, due 2/15/28	323,758
USTCOUP	$200,000 principal, 0.0%, due 5/15/28	91,327
USTCOUP	$2,900,000 principal, 0.0%, due 5/15/32	1,084,675
USTCOUP	$200,000 principal, 0.0%, due 5/15/33	71,222
USTCOUP	$1,950,000 principal, 0.0%, due 8/15/32	984,278
USTN	$17,000,000 principal, 0.875%, due 5/31/11	17,048,484
USTN	$4,000,000 principal, 1%, due 10/31/11	4,023,436

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

U.S. Government securities (continued):
USTN	$19,000,000 principal, 1%, due 7/15/13	$19,093,480
USTN	$21,675,000 principal, 1%, due 8/31/11	21,784,220
USTN	$5,200,000 principal, 1.75%, due 3/31/14	5,301,967
USTN	$2,000,000 principal, 4.5%, due 2/28/11	2,013,360
USTN	$50,000 principal, 2%, due 2/15/40	53,655
USTN	$200,000 principal, 2.5%, due 1/15/29	231,088
USTN	$400,000 principal, 3.625%, due 4/15/28	698,532
USTPRIN	$300,000 principal, 0.0%, due 11/15/27	143,746
USTPRIN	$1,100,000 principal, 0.0%, due 11/15/39	291,983
USTPRIN	$1,200,000 principal, 0.0%, due 2/15/29	540,719
USTPRIN	$2,300,000 principal, 0.0%, due 5/15/39	625,391
USTPRIN	$100,000 principal, 0.0%, due 8/15/28	46,126
WFCM 10-C1	$100,000 principal, 4.393%, due 10/15/57	98,874
		331,108,147

Employer stock:
* HEWLETT-PACKARD COMPANY	22,001,013 shares	926,242,647

State and municipal bonds:
AMERICAN MUN OH	$300,000 principal, 8.084%, due 2/15/50	319,380
BAB PASADENA PF	$100,000 principal, 7.148%, due 3/1/43	97,890
BATA CA	$300,000 principal, 6.907%, due 10/1/50	300,747
CA ST	$5,320,000 principal, 3.95%, due 11/1/15	5,240,945
CA ST	$1,025,000 principal, 5.450%, due 4/1/15	1,070,346
CA ST	$200,000 principal, 6.2%, due 10/1/19	202,602
CA ST	$1,450,000 principal, 7.3%, due 10/1/39	1,460,295
CA ST	$2,025,000 principal, 7.5%, due 4/1/34	2,095,369
CA ST	$1,825,000 principal, 7.55%, due 4/1/39	1,892,780
CA ST	$400,000 principal, 7.625%, due 3/1/40	417,364
CA ST	$100,000 principal, 4.5%, due 8/1/28	86,402
CA ST	$525,000 principal, 7.6%, due 11/1/40	546,709
CA ST	$175,000 principal, 5.65%, due 4/1/39	184,805
CA ST	$100,000 principal, 6.484%, due 11/1/41	99,076
CHICAGO IL TR AU	$100,000 principal, 6.2%, due 12/1/40	91,185
CT ST	$100,000 principal, 5.85%, due 3/15/32	102,742
DALLAS TX DART	$100,000 principal, 5.022%, due 12/1/48	88,429
DALLAS TX DART	$100,000 principal, 6.249%, due 12/1/34	101,915
HAMILTON OH	$100,000 principal, 0.0%, due 12/1/28	33,511
HARRIS CNTY TX	$300,000 principal, 6.875%, due 11/1/38	307,734

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held At End of Year) (continued)

December 31, 2010

(c)
Description of Investment,
	(b)	Including Maturity Date,	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value

State and municipal bonds (continued):
IA TOBACCO 05B	$100,000 principal, 5.6%, due 6/1/34	$79,365
INDIANAPOLIS	$100,000 principal, 6.004%, due 1/15/40	98,733
LA CA USD	$1,100,000 principal, 6.758%, due 7/1/34	1,035,730
MI ST UNIV	$100,000 principal, 6.173%, due 2/15/50	97,487
MWAA DULLES TOL	$100,000 principal, 7.462%, due 10/1/46	97,243
NJ TOBACCO 1A	$150,000 principal, 5%, due 6/1/41	89,115
NJ TPK	$1,025,000 principal, 7.102%, due 1/1/41	1,110,926
NJ TRANS BAB	$200,000 principal, 6.875%, due 12/15/39	194,292
NO CA PWR	$100,000 principal, 7.311%, due 6/1/40	101,128
NY CITY MUNWTR VAR	$100,000 principal, 0.0%, due 6/15/42	95,398
NY CITY MWFAWSR TAXM	$100,000 principal, 5.44%%, due 6/15/43	94,243
NYC TFA (PIT)	$100,000 principal, 5.267%, due 5/1/27	95,843
RIVSIDE CA ELEC	$100,000 principal, 7.605%, due 10/1/40	100,063
SAN ANTONIO E&G	$100,000 principal, 5.718%, due 2/1/41	101,931
SAN DIEGO CTY	$100,000 principal, 6.138%, due 5/1/49	100,139
STOCKTON CA	$100,000 principal, 7.942%, due 10/1/38	101,591
TX TRANSP HWY	$200,000 principal, 5.028%, due 4/1/26	198,372
		18,531,825

Foreign obligations:
COLOMBIA REP GL	$100,000 principal, 6.125%, due 1/18/41	102,000
IRS MXN R TIIE	$1,500,000 principal, 8.3%, due 2/7/19	8,747
ISRAEL GOVT	$1,300,000 principal, 0.0%, due 2/15/24	720,977
MEXICO GOV	$100,000 principal, 6.05%, due 1/11/40	102,250
ONTARIO PROV	$100,000 principal, 4.6%, due 6/2/39	104,098
QATAR ST	$100,000 principal, 6.4%, due 1/20/40	108,483
UNITED MEX	$100,000 principal, 5.75%, due 10/12/21	88,500
UNITED MEX	$200,000 principal, 5.95%, due 3/19/19	223,000
FUTURES CASH COLLATERAL	$133,400 principal	133,400
		1,591,455

Traditional guaranteed investment contracts:
PACIFIC LIFE INS CO	5.48% interest rate	11,267,609

Total investments:		$12,394,759,301

Notes receivable from participants:
* Participant loans	Interest rates ranging from 3.25% to 11.8% with maturiry dates through 2037	$216,675,830

Total:		$12,611,435,131
* Indicates party-in-interest to the Plan.
Note: Column (d), cost, has been omitted, as all investments are participant-directed.

SIGNATURE

The Plan.  Pursuant to the requirements of the Securities and Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

HEWLETT-PACKARD COMPANY 401(k) PLAN

June 29, 2011	/s/ Paul T. Porrini
Paul T. Porrini
Vice President, Deputy General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description
23.1	Consent of Independent Registered Public Accounting Firm